Exhibit 99.1

None of the Canadian securities regulatory authorities nor the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the proposed arrangement involving Aveda Transportation and Energy Services Inc., Daseke, Inc. and Daseke Companies, Inc., or passed upon the merits or fairness of the arrangement or upon the adequacy or accuracy of the information contained in this notice of special meeting and management proxy circular. Any representation to the contrary is a criminal offence.

PLAN OF ARRANGEMENT INVOLVING

AVEDA TRANSPORTATION AND ENERGY SERVICES INC.

-and -

DASEKE, INC.

-and -

DASEKE COMPANIES, INC.
(a wholly owned subsidiary of Daseke, Inc.)

-and -

SHAREHOLDERS OF AVEDA TRANSPORTATION AND ENERGY SERVICES INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE OF APPLICATION TO THE COURT OF QUEEN’S BENCH

MANAGEMENT INFORMATION CIRCULAR

May 2, 2018

These materials are important and require your immediate attention. The matters referred to in these materials require holders of common shares (the “Aveda Shareholders”) in the capital of Aveda Transportation and Energy Services Inc. (“Aveda”) to make important decisions. If you are in doubt as to how to make such decisions please contact your financial, legal, tax or other professional advisors. The Board of Directors of Aveda unanimously recommends that Aveda Shareholders vote in favour of the plan of arrangement described in this Information Circular at the Special Meeting of Aveda Shareholders.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
OF AVEDA TRANSPORTATION AND ENERGY SERVICES INC.

TO BE HELD ON MAY 30, 2018

NOTICE IS HEREBY GIVEN that, pursuant to an order (the “Interim Order”) of the Court of Queen’s Bench of Alberta (the “Court”) dated May 1, 2018, a special meeting (the “Meeting”) of the holders (collectively, the “Aveda Shareholders”) of common shares (the “Aveda Shares”) in the capital of Aveda Transportation and Energy Services Inc. (“Aveda”) will be held at the offices of Burstall Winger Zammit LLP, Suite 1600, 333 — 7th Avenue SW, Calgary, Alberta, on May 30, 2018 at  9:00 a.m. (Calgary time) for the following purposes:

(a)                                 to consider and, if thought advisable, to pass, with or without variation, a special resolution (the “Arrangement Resolution”), the full text of which is set forth in Schedule “A” to the accompanying management information circular dated May 2, 2018 (the “Information Circular”) of Aveda, to approve a plan of arrangement (the “Arrangement”) under Section 193 of the Business Corporations Act (Alberta) (“ABCA”), all as more particularly described in the Information Circular; and

(b)                                 to transact such further and other business as may properly be brought before the Meeting or any adjournment or postponement thereof.

The nature of the business to be transacted at the Meeting and the specific details regarding the Arrangement are described in further detail in the Information Circular.

The Aveda Shareholders will be entitled to one (1) vote at the Meeting for each Aveda Share held.  To be effective, the Arrangement Resolution must be approved by: (i) not less than 66 2/3% of the votes cast by Aveda Shareholders, represented either in person or by proxy at the Meeting, voting together as a single class; and (ii)  a simple majority of the votes cast by the holders of Aveda Shares, excluding the votes cast by holders of Aveda Shares who are entitled to receive, directly or indirectly, a “collateral benefit” and whose votes are required to be excluded under Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions. Completion of the Arrangement is also subject to receipt of certain required regulatory approvals, including the approval of the Court, and other customary closing conditions, all of which are described in more detail in the Information Circular.

The board of directors of Aveda has set 5:00 p.m. (Calgary time) on April 30, 2018 as the record date (the “Record Date”) for determining Aveda Shareholders who are entitled to receive notice of and vote at the Meeting or any adjournment or postponement thereof. Each Aveda Share entitled to be voted at the Meeting will entitle the holder to one vote at the Meeting in respect of the Arrangement Resolution and any other matters to be considered at the Meeting. Only Aveda Shareholders whose names have been entered in the registers for the Aveda Shares on the close of business on the Record Date will be entitled to receive notice of and to vote at the Meeting. Holders of Aveda Shares who acquire Aveda Shares after the Record Date will not be entitled to vote such Aveda Shares at the Meeting unless, after the Record Date, a holder of record transfers his or her Aveda Shares and the transferee, upon producing properly endorsed certificates or DRS Advice evidencing such Aveda Shares or otherwise establishing that he or she owns such Aveda Shares, requests at least ten (10) days before the Meeting that the transferee’s name be included in the list of Aveda Shareholders entitled to vote, in which case such transferee shall be entitled to vote such Aveda Shares at the Meeting.

Pursuant to the Interim Order, registered Aveda Shareholders have the right to dissent with respect to the Arrangement Resolution and, if the Arrangement becomes effective, to be paid by Daseke the fair value of their Aveda Shares in accordance with the provisions of Section 191 of the ABCA, as modified by the Interim Order and the Plan of Arrangement. A registered Aveda Shareholder wishing to exercise rights of dissent with respect to the Arrangement must send to Aveda a written objection to the Arrangement Resolution, which written objection must be received by Aveda, c/o its counsel Burstall Winger Zammit LLP, 1600, 333 — 7th Avenue S.W., Calgary, Alberta, T2P 2Z1, Attention: Adrian Harvey, by 5:00 p.m. (Calgary time) on May 28, 2018, or the Business Day that is two (2) Business Days immediately preceding the date of any adjournment or postponement of the Meeting. An Aveda Shareholder’s right to dissent is more particularly described in the Information Circular, including in the

Interim Order and in the text of Section 191 of the ABCA, which are set forth in Schedule “C” and Schedule “D”, respectively, to the Information Circular.

Failure to strictly comply with the requirements set forth in Section 191 of the ABCA, as modified by the Interim Order, may result in the loss of any right of dissent. Persons who are beneficial owners of Aveda Shares registered in the name of a broker, custodian, nominee or other intermediary who wish to dissent should be aware that only the registered holders of Aveda Shares are entitled to dissent. Accordingly, a beneficial owner of Aveda Shares desiring to exercise this right must make arrangements for the Aveda Shares beneficially owned by such holder to be registered in the beneficial owner’s name prior to the time the written objection to the Arrangement Resolution is required to be received by Aveda or, alternatively, make arrangements for the registered holder of such Aveda Shares or to dissent on the beneficial owner’s behalf. It is strongly recommended that any Aveda Shareholder wishing to dissent seek independent legal advice, as the failure to comply strictly with the provisions of the ABCA, as modified by the Interim Order and the Plan of Arrangement, may prejudice such Aveda Shareholder’s right to dissent. See “Dissent Rights” in the Information Circular for further information regarding the right to dissent.

Whether or not you intend to attend the Meeting, you are requested to complete, sign, date and return the enclosed form of proxy either in the enclosed addressed envelope to the attention of Computershare Trust Company of Canada, Proxy Department, 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1, or by Facsimile: 1-866-249-7775, not later than 48 hours (excluding Saturdays, Sundays and statutory holidays) prior to the commencement of the Meeting or any adjournment or postponement thereof. Late proxies may be accepted or rejected by the Chairman of the Meeting in his sole discretion, and the Chairman is under no obligation to accept or reject any particular late proxy.

You are also requested to complete, sign, date and return by mail the enclosed Letter of Transmittal and Election Form (printed on BLUE paper), together with the certificate(s) or DRS Advice representing your Aveda Shares, in the enclosed addressed envelope to Computershare Investor Services Inc., Attention: Corporate Actions Department or by hand, courier or registered mail to 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1, in order to receive the consideration you are entitled to under the Arrangement.

Aveda Shareholders who do not deliver to Computershare Investor Services Inc. the enclosed Letter of Transmittal and Election Form, duly completed and executed, before 5:00 p.m. (Toronto time) at the Election Deadline (or, if the Meeting is adjourned, 48 hours (excluding Saturdays, Sundays and statutory holidays) prior to the commencement of the Meeting) will be deemed to have elected to receive the Share Consideration (as such term is defined in the Information Circular) in respect of their Aveda Shares.

DATED at Calgary, Alberta, this 2nd day of May, 2018.

BY ORDER OF THE BOARD OF DIRECTORS OF AVEDA TRANSPORTATION AND ENERGY SERVICES INC.

“Ronnie Witherspoon”
Ronnie Witherspoon
President and Chief Executive Officer

LETTER TO SHAREHOLDERS

May 2, 2018

Dear Shareholder:

You are invited to attend a special meeting (the “Meeting”) of the holders (the “Aveda Shareholders”) of common shares (the “Aveda Shares”) in the capital of Aveda Transportation and Energy Services Inc. (“Aveda”) to be held at the offices of Burstall Winger Zammit LLP, Suite 1600, 333 — 7th Avenue SW, Calgary, Alberta, on May 30, 2018, at 9:00 a.m. (Calgary time).

At the Meeting, the Aveda Shareholders will be asked to consider and, if thought advisable, approve a proposed sale of all the issued and outstanding Aveda Shares to Daseke, Inc. (“Daseke”) by way of an arrangement (the “Arrangement”) under the Business Corporations Act (Alberta). Daseke is a U.S. based Nasdaq-listed company that provides transportation and logistics solutions focused exclusively on flatbed and specialized freight in North America.

The Arrangement will be implemented pursuant to the terms of an arrangement agreement dated April 13, 2018 (the “Arrangement Agreement”), entered into among Aveda, Daseke, Daseke Companies, Inc. (the “Purchaser”), 1277119 Alberta Ltd. (“1277”), Rodan Transport (U.S.A.) Ltd. (“Rodan”) and  2111943 Alberta Ltd. (the “Aveda Nominee”).

Pursuant to the Arrangement, Daseke, indirectly through the Purchaser, shall acquire all of the issued and outstanding Aveda Shares (including Aveda Shares issued prior to the effective date of the Arrangement upon the exercise of outstanding stock options or other convertible securities to acquire Aveda Shares), in exchange for consideration of:

(i)                                     C$0.90 in cash per Aveda Share (the “Cash Consideration”); or

(ii)                                  0.0751 common shares in the capital of Daseke (the “Daseke Shares”) per one (1) Aveda Share (the “Share Consideration”, and, together with the Cash Consideration, the “Consideration”); or

(iii)                               a combination thereof.

In addition, regardless of the choice of consideration elected, Aveda Shareholders of record as at the effective date of the Arrangement may be entitled to receive an additional cash payment approximately 14 months from the close of the Arrangement (the “Earnout”).

Under the terms of the Earnout, subject to certain conditions contained in the Arrangement Agreement, Aveda Shareholders of record as of the effective date of the Arrangement (excluding dissenting shareholders) will be entitled to receive a pro rata share of a multiple of the amount (if any) by which Aveda’s EBITDA (as defined in the Information Circular) for the specified period (being June 1, 2018 to May 31, 2019 (or if the parties to the Arrangement Agreement mutually agree, July 1, 2018 to June 30, 2019)) exceeds C$18.0 million.  Subject to certain adjustments, the total amount payable is to be calculated by multiplying 2.74737 by the difference of Aveda’s EBITDA during the specified period and C$18.0 million, subject to a maximum payment of C$0.45 per share and certain adjustments.  It is expected that any such amount would be payable in cash approximately 14 months following the effective date of the Arrangement.

The terms of the Earnout should not be construed as a financial projection and there is no guarantee that any amount will become payable under the Earnout.

As a holder of Daseke shares, you will continue to participate in the transportation business, but in a Nasdaq-listed company with greater trading liquidity. In addition, the combination of these two industry-leading companies is expected to provide holders of Daseke shares with an interest in a combined company with (i) enhanced size and scale, allowing for cost and revenue synergies, (ii) geographic diversification, (iii) greater ability and speed to  bring new technologies and products to market, (iv) an increased capital markets presence and larger market capitalization and (v) greater financial wherewithal, product offering and customer base, all of which provide Daseke (after the completion of the Arrangement) with enhanced opportunities to create value for its shareholders.

Registered Aveda Shareholders who do not deliver to Computershare Investor Services Inc. (the “Depositary”) the enclosed letter together with the certificate(s) or DRS Advice representing your Aveda Shares of transmittal and election form (the “Letter of Transmittal and Election Form”), duly completed and executed, before 5:00 p.m. (Toronto time) on May 28, 2018 (the “Election Deadline”) (or, if the Meeting is adjourned, 5:00 p.m. (Toronto time) on the date which is two business days prior to the ajourned Meeting) will be automatically deemed to have elected to receive the Share Consideration.

As Daseke is incorporated in a jurisdiction outside of Canada, there may be tax consequences to Aveda Shareholders who elect (or are deemed to elect) to receive the Share Consideration.  Please refer to “Tax Considerations to Aveda Shareholders” in the accompanying Information Circular (as defined below).  Aveda Shareholders who do not submit a duly completed Letter of Transmittal and Election Form prior to the Election Deadline will automatically be deemed to have elected to receive the Share Consideration.

If you are a non-registered holder of Aveda Shares (i.e. if your shares are registered in the name of a broker, custodian, nominee or other intermediary), please contact your broker (or intermediary) for instructions on making an election for Daseke Shares and/or cash.  Your broker (or intermediary) will likely require that you make the election in advance of the election deadline.

The Letter of Transmittal and Election Form contains complete instructions on how to exchange the certificate(s) or DRS Advice representing your Aveda Shares for the Consideration under the Arrangement. You will not receive your Consideration under the Arrangement until after the Arrangement is completed and you have returned your properly completed documents, including the applicable Letter of Transmittal and Election Form, the certificate(s) or DRS Advice representing your Aveda Shares, and any other required documentation to the Depositary.

Canaccord Genuity Corp. has delivered to the Aveda board of directors (the “Aveda Board”) its opinion with respect to the fairness of the Consideration to be received by the Aveda Shareholders pursuant to the Arrangement (the “Fairness Opinion”), which concluded that, as at the date thereof, and subject to the assumptions, limitations and qualifications contained therein, the Consideration to be received by Aveda Shareholders pursuant to the Arrangement was fair, from a financial point of view, to the Aveda Shareholders.  A full copy of the Fairness Opinion is attached to the accompanying Information Circular.

The Aveda Board unanimously determined, after receiving the advice of its financial and legal advisors, and based upon such factors considered by the Aveda Board to be relevant, including the Fairness Opinion, that: (i) the Arrangement is fair, from a financial point of view, to the Aveda Shareholders; (ii) it will recommend that Aveda Shareholders vote in favour of the Arrangement Resolution; and (iii) the Arrangement and entry into of the Arrangement Agreement are in the best interests of Aveda and the Aveda Shareholders.

The Aveda Board unanimously recommends that Aveda Shareholders vote IN FAVOUR of the Arrangement

For the Arrangement to proceed, the special resolution to approve the Arrangement Resolution must be approved by (i) not less than 66 2/3% of the votes cast by Aveda Shareholders, represented either in person or by proxy at the Meeting, voting together as a single class; and (ii) a simple majority of the votes cast by the holders of Aveda Shares, excluding the votes cast by holders of Aveda Shares who are entitled to receive, directly or indirectly, a “collateral benefit” and whose votes are required to be excluded under Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions.

It is anticipated that the Arrangement will be completed on or about June 6, 2018, if the Aveda Shareholders approve the Arrangement Resolution at the Meeting and, subject to the satisfaction or waiver of certain conditions

v

including, but not limited to, the receipt of required regulatory approvals and other conditions typical for this type of transaction, and approval of the Arrangement by the Court of Queen’s Bench of Alberta.

As of April 13, 2018, the directors, the executive officers of Aveda and certain other Aveda Shareholders, holding in aggregate approximately 26.8% of the issued and outstanding Aveda Shares, entered into voting and support agreements (“Voting Agreements”), which provide that, among other things, such persons will vote all of their Aveda Shares, which they own, control or have direction over, in favour of the Arrangement Resolution.

It is important that your Aveda Shares be represented at the Meeting. Whether or not you are able to attend, we urge you to complete the enclosed form of proxy and return them in the envelope provided to the attention of Computershare Trust Company of Canada, Proxy Department, 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1, Facsimile: 1-866-249-7775, not later than 48 hours (excluding Saturdays, Sundays and statutory holidays) prior to the commencement of the Meeting or any adjournment or postponement thereof. Late proxies may be accepted or rejected by the Chairman of the Meeting in his sole discretion, and the Chairman is under no obligation to accept or reject any particular late proxy.

Also included with this letter, in addition to the form of proxy, is a notice of the special meeting and a management information circular of Aveda dated May 2, 2018 (the “Information Circular”).

The Information Circular contains a detailed description of the Arrangement, as well as detailed information regarding Aveda and Daseke. Please give this material your careful consideration and, if you require assistance, consult your financial, legal, tax or other professional advisors. If you are unable to attend the Meeting in person, please complete and deliver the applicable form of proxy which is enclosed in order to ensure your representation at the Meeting.

Yours very truly,

“Ronnie Witherspoon”
Ronnie Witherspoon
President and Chief Executive Officer

TABLE OF CONTENTS

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF AVEDA TRANSPORTATION AND ENERGY SERVICES INC.	ii
LETTER TO SHAREHOLDERS	iv
NOTICE OF APPLICATION	1
QUESTIONS AND ANSWERS ABOUT THE ARRANGEMENT AND THE MEETING	3
GLOSSARY OF TERMS	10
INFORMATION CIRCULAR	19
Introduction	19
Forward-looking Statements	19
Information for Non-Canadian Resident Shareholders	20
REPORTING CURRENCY AND FINANCIAL INFORMATION	20
EXCHANGE RATE DATA	20
NOTICE REGARDING INFORMATION	21
NOTICE TO ALL AVEDA SHAREHOLDERS	21
SUMMARY INFORMATION	22
The Meeting	22
The Companies	22
Background to the Arrangement	23
Reasons and Benefits of the Arrangement	24
The Arrangement	25
Fairness Opinion	25
Recommendation of the Aveda Board	25
Effect of the Arrangement	26
Arrangement Agreement	28
Voting and Support Agreements	28
Procedure for the Arrangement to Become Effective	29
Shareholder Approval	29
Court Approval	29
Regulatory Matters	29
Stock Exchange Listing	29
Procedures for Exchange of Aveda Share Certificates	30
Dissent Rights	30
Summary of Canadian Federal Income Tax Considerations	31
Tax Considerations in Other Jurisdictions	31
Timing	31
Risk Factors	31
THE ARRANGEMENT	33
Background to the Arrangement	33
Reasons and Benefits of the Arrangement	34
Fairness Opinion	36
Recommendation of the Aveda Board	37
EFFECT OF THE ARRANGEMENT	37
General	37
Details of the Arrangement	38
The Arrangement Agreement	42
Voting Agreements	52
PROCEDURE FOR THE ARRANGEMENT TO BECOME EFFECTIVE	53
Procedural Steps	53
Shareholder Approval	53
Court Approval	54
Regulatory Matters	54
Procedure for Election and Exchange of Aveda Share Certificates	54
Treatment of Fractional Shares	56
Rounding of Cash Consideration	56
INTERESTS OF CERTAIN PERSONS IN THE ARRANGEMENT	56
SECURITIES LAWS MATTERS	57
LEGAL DEVELOPMENTS	60

COMPARISON OF SHAREHOLDER RIGHTS	60
DISSENT RIGHTS	61
TAX CONSIDERATIONS TO AVEDA SHAREHOLDERS	62
Taxation of Aveda Shareholders Not Resident in Canada	66
TAX CONSIDERATIONS IN OTHER JURISDICTIONS	67
TIMING	67
STOCK EXCHANGE LISTING	68
EXPENSES OF THE ARRANGEMENT	68
RISK FACTORS	68
Risks Related to the Arrangement	69
INTEREST OF EXPERTS OF AVEDA AND DASEKE	72
INFORMATION CONCERNING AVEDA	73
INFORMATION CONCERNING DASEKE	73
INFORMATION CONCERNING THE COMBINED COMPANY	73
MATTERS TO BE CONSIDERED AT THE MEETING	74
GENERAL PROXY MATTERS	74
Solicitation of Proxies	74
Appointment and Revocation of Proxies	74
Proxy Voting	75
Advice to Beneficial Holders of Aveda Shares	75
Voting Securities of Aveda and Principal Holders thereof	76
Procedure and Votes Required	77
ENFORCEABILITY OF CIVIL LIABILITIES	78
INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	78
OTHER MATTERS	79
CONSENTS	80

SCHEDULES

SCHEDULE “A” — Arrangement Resolution

SCHEDULE “B” — Arrangement Agreement

SCHEDULE “C” — Interim Order

SCHEDULE “D” — Section 191 of the Business Corporations Act (Alberta)

SCHEDULE “E” — Fairness Opinion

SCHEDULE “F” — Information Concerning Aveda Transportation and Energy Services Inc.

SCHEDULE “G” — Information Concerning Daseke, Inc. and Daseke Companies, Inc.

SCHEDULE “H” — Information Concerning the Combined Entity

SCHEDULE “I”   — Comparison of Alberta and Delaware Corporate Law

ENCLOSURES

FORM OF PROXY

LETTER OF TRANSMITTAL AND ELECTION FORM

RETURN ENVELOPE

IN THE COURT OF QUEEN’S BENCH OF ALBERTA

JUDICIAL DISTRICT OF CALGARY

IN THE MATTER OF SECTION 193 OF THE BUSINESS CORPORATIONS ACT, R.S.A. 2000, c. B-9, AS AMENDED, AND IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING AVEDA TRANSPORTATION AND ENERGY SERVICES INC., 1277119 ALBERTA LTD., RODAN TRANSPORT (U.S.A.) LTD., 2111943 ALBERTA LTD., DASEKE, INC., DASEKE COMPANIES, INC. AND THE SHAREHOLDERS OF AVEDA TRANSPORTATION AND ENERGY SERVICES INC.

NOTICE OF APPLICATION

NOTICE IS HEREBY GIVEN that an application (the “Application”) has been filed with the Court of Queen’s Bench of Alberta, Judicial District of Calgary (the “Court”) on behalf of Aveda Transportation and Energy Services Inc. (“Aveda”) with respect to a proposed arrangement (the “Arrangement”) under Section 193 of the Business Corporations Act, R.S.A. 2000, c. B-9, as amended (the “ABCA”), involving Aveda, 1277119 Alberta Ltd. (“127”), Rodan Transport (U.S.A.) Ltd., Daseke, Inc. (“Daseke”), Daseke Companies, Inc. (the “Purchaser”), 2111943 Alberta Ltd. (the “Aveda Nominee”) and the holders (collectively, the “Aveda Shareholders”) of common shares (the “Aveda Shares”) in the capital  of Aveda, which Arrangement is described in greater detail in the management information circular (the “Information Circular”) of Aveda dated May 2, 2018, accompanying this Notice of Application. At the hearing of the Application, Aveda intends to seek:

(a)                                 a declaration that the terms and conditions of the Arrangement, and the procedures relating thereto, are fair to Aveda Shareholders and other affected persons, both from a substantive and procedural point of view;

(b)                                 an order approving the Arrangement pursuant to the provisions of Section 193 of the ABCA;

(c)                                  a declaration that the Arrangement will, upon the filing of Articles of Arrangement pursuant to the provisions of Section 193 of the ABCA, become effective in accordance with its terms and will be binding;

(d)                                 a declaration confirming that the registered Aveda Shareholders have the right to dissent in respect of the Arrangement in accordance with Section 191 of the ABCA, as modified by an Interim Order of the Court dated May 1, 2018 (the “Interim Order”); and

(e)                                  such other and further orders, declarations and directions as the Court may deem just (collectively, the “Final Order”).

AND NOTICE IS FURTHER GIVEN that the said Application is directed to be heard before a Justice of the Court, at the Calgary Court Centre, 601 — 5th Street, S.W., Calgary, Alberta, Canada, on June 5, 2018 at 10:00 a.m. (Calgary time) or as soon thereafter as counsel may be heard. Any Aveda Shareholder or any other interested party desiring to appear at the hearing is required to file with the Court of Queen’s Bench of Alberta, Judicial District of Calgary, and serve upon Aveda on or before 12:00 p.m. (Calgary time) on May 29, 2018, a notice of intention to appear (“Notice of Intention to Appear”), including an address for service in the Province of Alberta, together with any evidence or materials which are to be presented to the Court. Service on Aveda is to be effected by delivery to the solicitors for Aveda at the address below.

AND NOTICE IS FURTHER GIVEN that, at the hearing and subject to the foregoing, Aveda Shareholders and any other interested persons will be entitled to make representations as to, and the Court will be requested to consider, the fairness of the Arrangement.  If an Aveda Shareholders or other interested person does not attend, either in person or by counsel, at that time, the Court may approve or refuse to approve the Arrangement as presented, or may approve it subject to such terms and conditions as the Court may deem fit, without any further notice.

AND NOTICE IS FURTHER GIVEN that the Court, by the Interim Order has given directions as to the calling and holding of the special meeting of Aveda Shareholders for the purpose of such holders voting upon the special resolution to approve the Arrangement and has directed that registered Aveda Shareholders shall have the right to dissent with respect to the Arrangement in accordance with the provisions of Section 191 of the ABCA, as amended by the Interim Order.

AND NOTICE IS FURTHER GIVEN that no further notice of the Application will be given by Aveda and that in the event the hearing of the Application is adjourned or postponed, only those persons who have appeared before the Court for the application at the hearing or have served a Notice of Intention to Appear shall be served with notice of the adjourned or postponed date.

AND NOTICE IS FURTHER GIVEN that a copy of the said Application and other documents in the proceedings will be furnished to any Aveda Shareholder or other interested party requesting the same by the under-mentioned solicitors for Aveda upon written request delivered to such solicitors as follows:

Burstall Winger Zammit LLP

1600, 333 — 7th Avenue S.W.

Calgary, Alberta  T2P 2Z1

Facsimile Number: (403) 266-6016

Attention: Adrian Harvey

DATED at the City of Calgary, in the Province of Alberta, this 2nd day of May, 2018.

BY ORDER OF THE BOARD OF DIRECTORS OF AVEDA TRANSPORTATION AND ENERGY SERVICES INC.

“Ronnie Witherspoon”
Ronnie Witherspoon
President and Chief Executive Officer

QUESTIONS AND ANSWERS ABOUT THE ARRANGEMENT AND THE MEETING

The following are some questions that you, as a holder (an “Aveda Shareholder”) of common shares (the “Aveda Shares”) in the capital of Aveda Transportation and Energy Services Inc. (“Aveda”), may have relating to the special meeting of Aveda Shareholders (the “Meeting”) and answers to those questions. These questions and answers do not provide all of the information relating to the Meeting or the matters to be considered at the Meeting and are qualified in their entirety by the more detailed information contained elsewhere in the management information circular (the “Information Circular”) accompanying these questions and answers.  You are urged to read the Information Circular (including the Schedules thereto AND the material incorporated by reference in Schedule “G” — Information Concerning Daseke, Inc. and Daseke Compeanies, Inc.) in its entirety before voting your Aveda Shares.

Q:                                  What securities carry the right to vote at the Meeting?

A:                                   Each Aveda Share carries the right to one (1) vote at the Meeting. The Aveda Shares will vote together as a single class.

Q:                                  What am I voting on?

A:                                   You are being asked to consider and, if deemed advisable, to vote FOR the special resolution (the “Arrangement Resolution”) approving the arrangement (the “Arrangement”) between Aveda, 1277119 Alberta Ltd. (“1277”), Rodan Transport (U.S.A.) Ltd. (“Rodan”), Daseke, Inc. (“Daseke”), Daseke Companies, Inc. (the “Purchaser”), 2111943 Alberta Ltd. (the “Aveda Nominee”) and the Aveda Shareholders, and pursuant to an arrangement agreement entered into between Aveda, 1277, Rodan, Daseke, the Purchaser, and the Aveda Nominee dated April 13, 2018 (the “Arrangement Agreement”), which provides for, among other things, the acquisition by Daseke of all of the issued and outstanding Aveda Shares (including Aveda Shares issued upon the exercise of outstanding options or other convertible securities to acquire Aveda Shares prior to the effective time of the Arrangement).  Pursuant to the Arrangement: (i) each Aveda Share held by Aveda Shareholders who validly exercise their Dissent Rights, shall be transferred to Daseke and such Aveda Shareholder shall be entitled to receive the fair value of their Aveda Shares; and (ii) each Aveda Share will entitle an Aveda Shareholder to receive consideration (the “Consideration”) of either, (A) C$0.90 in cash per Aveda Share (the “Cash Consideration”); (B) 0.0751 common shares in the capital of Daseke (“Daseke Shares”) per one (1) Aveda Share (the “Share Consideration”); or (C) a combination thereof. In addition, regardless of whether you elect to receive Cash Consideration and/or Share Consideration, you may be entitled to receive a pro rata share of the Earnout (as defined below). You also are being asked to approve the transaction of any other business that may properly come before the Meeting or any adjournment or postponement thereof.

Q:                                  What are the recommendations of the board of directors of Aveda (the “Aveda Board”)?

A:                                   After consulting with its advisors, the Aveda Board has unanimously: (i) determined that the Arrangement and the entering into of the Arrangement Agreement are in the best interests of Aveda; (ii) based upon such factors considered by the Aveda Board to be relevant, including the fairness opinion of Canaccord Genuity Corp. dated April 12, 2018, determined that the Arrangement is fair, from a financial point of view, to Aveda Shareholders; (iii) approved the entering into of the Arrangement Agreement and the Arrangement; and (iv) resolved to recommend that Aveda Shareholders vote in favour of the Arrangement.

The Aveda Board unanimously recommends that Aveda Shareholders vote IN FAVOUR of the Arrangement

Q:                                  Why is the Aveda Board making this recommendation?

A:                                   Prior to recommending that Aveda Shareholders vote in favour of the Arrangement, the Aveda Board reached the conclusion that the Arrangement is fair, from a financial point of view, to Aveda Shareholders and that the Arrangement is in the best interests of Aveda and the Aveda Shareholders. During its deliberations, the Aveda Board considered and relied upon a number of factors, including those described under the headings “The Arrangement — Reasons and Benefits of the Arrangement” and “The Arrangement — Fairness Opinion” in the Information Circular.

Q:                                  When and where is the Meeting?

A:                                   The Meeting will take place at the offices of Burstall Winger Zammit LLP, Suite 1600, 333 — 7th Avenue SW Calgary, Alberta, on May 30, 2018, at  9:00 a.m. (Calgary time).

Q:                                  Who can attend and vote at the Meeting and what is the quorum for the Meeting?

A:                                   Only Aveda Shareholders of record on the registers of Aveda Shareholders as of 5:00 p.m. (Calgary time) on April 30, 2018 (the “Record Date”), the record date for the Meeting, are entitled to receive notice of and to attend and vote at the Meeting or any adjournment or postponement thereof, except to the extent that: (i) an Aveda Shareholder has transferred the ownership of any of his or her Aveda Shares after the Record Date; and (ii) the transferee of those Aveda Shares produces properly endorsed certificates or DRS Advice representing the Aveda Shares, or otherwise establishes that he or she owns the Aveda Shares and demands not later than ten (10) days before the Meeting that his or her name be included in the list of registered Aveda Shareholders, in which case, the transferee will be entitled to vote his or her Aveda Shares at the Meeting.

The quorum for the transaction of business at the Meeting will be two (2) persons present and holding or representing by proxy in aggregate not less than ten percent (10%) of the aggregate Aveda Shares entitled to vote at the Meeting.  If a quorum is present at the opening of the Meeting, the Aveda Sehareholders present may proceed with the business of the Meeting, notwithstanding that a quorum is not present throughout the Meeting. If a quorum is not present at the opening of the Meeting, or for any other reason, the Aveda Shareholder(s) present or represented by proxy may adjourn the Meeting to a fixed time and place but may not transact any other business until a quorum is present.

Q:                                  What will I receive for my Aveda Shares in the Arrangement?

A:                                   If the Arrangement is completed pursuant to the Plan of Arrangement attached as Schedule “A” to the Arrangement Agreement (the “Plan of Arrangement”), Aveda Shareholders will be entitled to receive either, (i) the Cash Consideration; (ii) the Share Consideration; or (iii) a combination thereof. In addition, regardless of the choice of consideration elected, Aveda Shareholders of record as at the effective date of the Arrangement may be entitled to receive an additional cash payment approximately 14 months following the effective date of the Arrangement (the “Earnout”). See “Effect of the Arrangement — Details of the Arrangement” and “Tax Considerations to Aveda Shareholders”.

Q:                                  How does the potential Earnout work?

A:                                   Holders of Aveda Shares of record as of the effective date of the Arrangement may be entitled to receive an additional future cash payment based on a pro rata share of a multiple of the amount (if any) by which Aveda’s EBITDA (as defined in the Arrangement Agreement) for the specified period (being June 1, 2018 to May 31, 2019 (or if the parties to the Arrangement Agreement mutually agree, July 1, 2018 to June 30, 2019)) exceeds C$18.0 million.  Subject to certain adjustments, the total amount payable is to be calculated by multiplying 2.74737 by the difference of Aveda’s EBITDA during the specified period and C$18.0 million, subject to a maximum payment of C$0.45 per share and certain adjustments. It is expected that the Earnout, if any, would be paid out to holders of Aveda Shares approximately 14 months following the effective date of the Arrangement. See “The Arrangement — The Earnout” in the Information Circular for full details of the Earnout.

Q:                                  How does the Election work?

A:                                   Holders of Aveda Shares have a choice to receive the Cash Consideration, the Share Consideration, or a combination of both.  To make this election, registered holders of Aveda Shares MUST return their Letter of Transmittal and Election Form to Computershare Investor Services Inc. no later than 5:00 p.m. (Toronto time) on May 28, 2018 (or if the Meeting is adjourned, on the day which is two business days prior to the date of the adjourned Meeting).

Shareholders who do not submit a Letter of Transmittal and Election Form prior to the above deadline will automatically be deemed to have elected to receive the Share Consideration.

If you are a non-registered holder of Aveda Shares, please contact your broker for instructions on making an election for Daseke Shares and/or cash.  Your broker will likely require that you make the election in advance of the election deadline.

Q:                                  What are the Canadian federal income tax consequences of the elections that I make with respect to the Arrangement?

A:                                  Aveda Shareholders who are residents of Canada for purposes of the Income Tax Act (Canada) will realize a taxable disposition of their Aveda Shares under the Arrangement regardless of whether they elect, or are deemed to elect, to receive cash and/or Daseke Shares.

Aveda Shareholders who are not residents of Canada for purposes of the ITA, and do not hold their Aveda Shares as “taxable Canadian property” will not be subject to tax under the ITA on the disposition of their Aveda Shares under the Arrangement regardless of whether they elect, or are deemed to elect, to receive cash and/or Daseke Shares.

See “Certain Canadian Federal Income Tax Considerations” in the Information Circular.

This Information Circular does not address any tax considerations of the Arrangement other than certain Canadian federal income tax considerations. Aveda Shareholders who are resident in (or citizens of) jurisdictions other than Canada, including the United States of America, should consult their own tax advisors with respect to the tax implications of the Arrangement, including the amount and timing of any taxes payable by Aveda Shareholders with respect to the receipt of the Share Consideration, the Cash Consideration or the potential Earnout payments and any associated filing requirements in such jurisdictions. Shareholders should also consult their own tax advisors regarding provincial, state, local or territorial tax considerations of the Arrangement.

Q:                                  What vote is required at the Meeting to approve the Arrangement Resolution?

A:                                   In order to become effective, the Arrangement must be approved by: (i) at least 66 2/3% of the votes cast by all Aveda Shareholders who are present in person or represented by proxy at the Meeting, voting together as a single class; and (ii) a simple majority of the votes cast by the holders of Aveda Shares, excluding the votes cast by holders of Aveda Shares who are entitled to receive, directly or indirectly, a “collateral benefit” and whose votes are required to be excluded under Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions.  See “Procedure for the Arrangement to Become Effective — Shareholder Approval” in the Information Circular.

Q:                                  What if I return my form of proxy but do not mark it to show how I wish to vote?

A:                                   If your form of proxy for Aveda Shares is completed, signed and deposited with Computershare Trust Company of Canada (the “Transfer Agent”), your vote will be made in accordance with your instructions.  If your form of proxy is completed, signed and deposited with the Transfer Agent without specifying a vote for or against the Arrangement Resolution, your Aveda Shares will be voted FOR the Arrangement Resolution.

Q:                                  When is the cut-off time for delivery of proxies?

A:                                   Proxies must be delivered to the Transfer Agent by mail to Computershare Trust Company of Canada, Proxy Department, 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1, Facsimile: 1-866-249-7775, not later than 48 hours (excluding Saturdays, Sundays and statutory holidays) before the Meeting.

Late proxies may be accepted or rejected by the Chairman of the Meeting in his sole discretion, and the Chairman is under no obligation to accept or reject any particular late proxy.

Q:                                  Can I change my vote after I have submitted a signed form of proxy?

A:                                   Yes.  If you want to revoke your form of proxy after you have delivered it, you can do so at any time before it is used.  You may do this by: (i) attending the Meeting and voting in person if you were a registered Aveda Shareholder at the Record Date; (ii) signing and submitting an instrument in writing signed by you if you were a registered Aveda Shareholder at the Record Date, or by your attorney, duly authorized in writing or, if the Aveda Shareholder is a corporation, by an officer or attorney thereof duly authorized, to the Transfer Agent by 9:00 a.m. (Calgary time) on May 28, 2018 (or, if the Meeting is adjourned or postponed, not later than 48 hours (excluding Saturdays, Sundays and statutory holidays) before any adjournment or postponement of the Meeting) or with the Chairman of the Meeting before the Meeting commences; (iii) signing and submitting an instrument in writing which clearly indicates that you want to revoke your proxy and are delivering an instrument in writing to Aveda, c/o Burstall Winger Zammit LLP, 1600, 333 — 7th Avenue S.W., Calgary, Alberta, T2P 2Z1, Attention: Adrian Harvey, by 9:00 a.m. (Calgary time) on May 28, 2018 (or, if the Meeting is adjourned or postponed, not later than 48 hours (excluding Saturdays, Sundays and statutory holidays) before any adjournment or postponement of the Meeting); or (iv) in any other manner permitted by law. Your proxy will only be revoked if a revocation is received by the deadline noted above and in accordance with the foregoing instructions.

Q:                                  Who is soliciting my proxy?

A:                                   Your proxy is being solicited by management of Aveda.  The Information Circular is furnished in connection with that solicitation.  The solicitation of proxies for the Meeting will be made primarily by mail and may also be solicited personally, by email or by telephone by directors, officers, employees or agents of Aveda.

Q:                                  How many Aveda Shares are entitled to vote?

A:                                   As of the date of the Information Circular, there are 57,812,646 Aveda Shares issued and outstanding and entitled to vote at the Meeting.  You are entitled to one (1) vote for each Aveda Share that you own.

Q:                                  In addition to the approval of Aveda Shareholders, are there any other approvals or filings required for the Arrangement?

A:                                   Yes.  The Arrangement requires the approval of the Court of Queen’s Bench of Alberta (the “Court).  The Arrangment is also subject to the approval of the TSX Venture Exchange.  See “Procedure for the Arrangement to Become Effective — Court Approval”, “Procedure for the Arrangement to Become Effective — Regulatory Matters” and “Effect of the Arrangement — The Arrangement Agreement” in the Information Circular.

Q:                                  Do any directors or executive officers of Aveda have any interests in the Arrangement that are different from, or in addition to, those of the Aveda Shareholders?

A:                                   Aveda Shareholders should be aware that certain directors and the executive officers of Aveda have interests in the Arrangement that are different from, or in addition to, the interests of Aveda Shareholders generally.  See “Interests of Certain Persons in the Arrangement” in the Information Circular.

Q:                                  Should I send my Aveda Share certificates (or DRS Advice) now?

A:                                   Yes. Although you are not required to send your certificates or DRS Advice representing Aveda Shares to validly cast your vote in respect of the Arrangement Resolution, we encourage registered Aveda Shareholders to complete, sign, date and return the enclosed letter of transmittal and election form (“Letter of Transmittal and Election Form”) (printed on BLUE paper), together with their Aveda Share certificate(s) or DRS Advice, to Computershare Investor Services Inc. (the “Depositary”) by 5:00 p.m. (Toronto time) on May 28, 2018 (or, if the Meeting is adjourned, 5:00 p.m. (Toronto time) on the business day of such adjourned meeting if the effective date of the Arrangement (the “Effective Date”) is to be more than two (2) business days following the date of the Meeting or such time on the business day immediately prior to the date of such adjourned meeting if the Effective Date is to occur within two (2) business days of the date of the Meeting).

Any registered Aveda Shareholder who does not deposit with the Depositary a duly completed Letter of Transmittal and Election Form prior to 5:00 p.m. (Toronto time) on May 28, 2018 (the “Election Deadline”) shall be deemed to have elected to receive only the Share Consideration.

If you hold your Aveda Shares through a nominee such as a broker, dealer, bank, trust company or other nominee (each, a “Nominee”) you should contact your Nominee to arrange for the deposit of your Aveda Shares.  You should carefully follow the instructions provided by your Nominee.

Q:                                  When can I expect to receive the Consideration for my Aveda Shares?

A:                                   Assuming completion of the Arrangement, if you hold your Aveda Shares through a Nominee, then you are not required to take any action and the applicable Consideration will be delivered to your Nominee through the procedures in place for such purposes between yourself and your Nominee.  If you hold your Aveda Shares through a Nominee, you should contact your Nominee if you have questions regarding this process.

In order to receive the Consideration as soon as practicable after the Effective Date, registered Aveda Shareholders must deliver their Aveda share certificates or DRS Advice and a duly and properly completed Letter of Transmittal and Election Form (printed on BLUE paper) to the Depositary.  Any registered Aveda Shareholder who does not deposit with the Depositary a duly completed Letter of Transmittal and Election Form prior to the Election Deadline shall be deemed to have elected to receive only the Share Consideration.

Upon receipt of the aforementioned documents, the Depositary will forward a cheque and/or DRS Advice representing the Consideration (less any amount required to be withheld pursuant to the ITA) by first class mail to the address of the registered Aveda Shareholder as shown on the register maintained by the transfer agent for the Aveda Shares, unless the registered Aveda Shareholder indicates in the Letter of Transmittal and Election Form (printed on BLUE paper) that it wishes to pick up the cheque and/or DRS Advice in payment of the applicable Consideration.

Any certificate or DRS Advice formerly representing Aveda Shares that is not deposited with all other documents required hereunder before the sixth anniversary of the Effective Date shall, subject to any applicable law relating to unclaimed personal property, cease to represent a right or claim of any kind or nature and the right of the holder of such Aveda Shares to receive Consideration shall be deemed to be surrendered to Daseke together with all distributions and any interest thereon held for such holder. See “Procedure for the Arrangement to become Effective — Procedure for Election and Exchange of Aveda Share Certificates” in the Information Circular.

The proceeds of the Earnout, if any, are not expected to be payable until approximately 14 months following the Effective Date.  See “The Arrangement — Earnout” in the Information Circular.

Q:                                  How will the votes be counted?

A:                                   The Transfer Agent counts and tabulates the proxies.  Proxies will be counted and tabulated by the Transfer Agent in such a manner as to preserve the confidentiality of the voting instructions of registered Aveda Shareholders subject to a limited number of exceptions.

Q:                                  When will the Arrangement be implemented?

A:                                   The Effective Date will occur upon satisfaction or waiver of all of the conditions to the completion of the Arrangement.  If the requisite Aveda Shareholder approval is obtained at the Meeting and the Court grants the final order, the Effective Date is expected to occur on or about June 6, 2018, or such later date as may be agreed to by Aveda and Daseke.

Q:                                  Are there risks I should consider in deciding whether to vote for the Arrangement Resolution?

A:                                   Yes. There are risks associated with non-completion of the Arrangement, including that the Arrangement Agreement may be terminated by Aveda or Daseke in certain circumstances.  If, for any reason, the Arrangement is not completed, the value of Aveda Shares may be adversely affected.  Further, if the Arrangement Agreement is terminated, Aveda will still have incurred costs for pursuing the Arrangement, including costs related to the diversion of management’s attention away from the conduct of Aveda’s business.

If the Arrangement is not completed, Aveda will continue to face, and Aveda Shareholders will be exposed to, the risks that Aveda currently faces with respect to its business and affairs.  See “Risk Factors” in the Information Circular and “Risk Factors” in Schedule “F” to the Information Circular.

In addition, if the Arrangement Agreement is terminated, Aveda may be required to reimburse Daseke for its costs incurred in pursuing the Arrangement.  See “The Arrangement Agreement — Expense Reimbursement” in the Information Circular.

Q:                                  Am I entitled to Dissent Rights?

A:                                   Pursuant to the interim order of the Court of Queen’s Bench of Alberta dated May 1, 2018 (the “Interim Order”), registered Aveda Shareholders are provided with dissent rights (“Dissent Rights”) in connection with the Arrangement where such holder has validly exercised their Dissent Rights and the Arrangement has received the requisite approval of Aveda Shareholders. Registered Aveda Shareholders considering exercising Dissent Rights should seek the advice of their own legal counsel and tax and investment advisors and should carefully review the description of such Dissent Rights, which are set forth in the Information Circular, the Interim Order, the Plan of Arrangement and Section 191 of the Business Corporations Act (Alberta) (the “ABCA”), and comply with the provisions of the Dissent Rights.  See “Dissent Rights” in the Plan of Arrangement which is attached as Schedule “A” to the Arrangement Agreement attached as Schedule “B” to the Information Circular, as well as the Interim Order attached as Schedule “C” to the Information Circular and the text of Section 191 of the ABCA attached as Schedule “D” to the Information Circular.

Q:                                  What if I have recently moved?

A:                                   If you are an Aveda Shareholder and have recently moved and do not receive a copy of the Information Circular, the Letter of Transmittal and Election Form (printed on BLUE paper) and the other Meeting materials you should contact the Depositary by mail at P.O. Box 7021, 31 Adelaide Street E., Toronto, Ontario, M5C 3H2, Attention: Corporate Actions, or by hand, by courier or by registered mail at 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1, Attention: Corporate Actions, or by email at corporateactions@computershare.com,  or by phone (toll free in North America) at 1-800-564-6253 and they will provide you with a copy of the applicable Meeting materials.

Alternatively, if you have received the Information Circular, the Letter of Transmittal and Election Form (printed on BLUE paper), form of proxy and the other Meeting materials and have since moved, please complete the appropriate sections of the Letter of Transmittal and Election Form (printed on BLUE paper) regarding your new address including where the applicable Consideration should be delivered or, in the event the Arrangement is not approved, where the certificates or DRS Advice representing your Aveda Shares should be returned.

Q:                                  What if my Aveda Share certificate is lost, stolen or destroyed, how can I replace it?

A:                                   If a share certificate representing Aveda Shares has been lost, stolen or destroyed, the Letter of Transmittal and Election Form (printed on BLUE paper) should be completed as fully as possible and forwarded, together with a letter describing the loss, to the Depositary. The Depositary will respond with the replacement requirements, which must be completed and returned to the Depositary prior to the payment of the Consideration. See “Procedure for the Election and Exchange of Aveda Share Certificates” in the Information Circular.

Q:                                  What will happen to the Aveda Shares that I currently own after completion of the Arrangement?

A:                                   Upon completion of the Arrangement, certificates or DRS Advice representing Aveda Shares will represent only the right of the registered Aveda Shareholder to receive the Consideration for each Aveda Share held. See “Procedure for the Arrangement to Become Effective — Procedure for Election and Exchange of Aveda Share Certificate”.

GLOSSARY OF TERMS

Unless the context otherwise requires, when used in this Information Circular, including the Summary Information hereof, the following terms shall have the meanings set forth below. Further, capitalized terms used herein that are not defined in this Information Circular, including the Summary Information thereof, have the meanings given to them in the Arrangement Agreement, a copy of which is attached hereto as Schedule “B”.

“1277” means 1277119 Alberta Ltd., a wholly-owned subsidiary of Aveda;

“1277 Shares” means common shares in the capital of 1277;

“ABCA” means the Business Corporations Act, R.S.A. 2000, c. B-9, as amended including the regulations promulgated thereunder;

“Acquisition Proposal” means, other than the transactions contemplated by the Arrangement Agreement, any offer, proposal or inquiry (written or oral) from any Person or group of Persons other than Daseke or the Purchaser after the date of the Arrangement Agreement relating to: (i) any direct or indirect sale, disposition, alliance or joint venture (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), direct or indirect, in a single transaction or a series of related transactions, of assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of Aveda and its Subsidiaries or of 20% or more of the voting, equity or other securities of Aveda or any of its Subsidiaries (or rights or interests therein or thereto); (ii) any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in a Person or group of Persons beneficially owning 20% or more of any class of voting, equity or other securities or any other equity interests (including securities convertible into or exercisable or exchangeable for securities or equity interests) of Aveda or any of its Subsidiaries; (iii) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or exclusive license involving Aveda or any of its Subsidiaries; (iv) any other similar transaction or series of transactions involving Aveda or any of its Subsidiaries; or (v) any other transaction, the consummation of which could reasonably be expected to impede, prevent or delay the transactions contemplated by the Arrangement Agreement, including the Arrangement;

“Affiliate” has the meaning specified in National Instrument 45-106 — Prospectus Exemptions;

“Amalco” means the corporation to be formed pursuant to the Aveda Amalgamation;

“Amalco Shares” means the common shares in the capital of Amalco;

“Applicable Federal Rate” means the interest rate provided for under Section 1274 (d) of the Internal Revenue Code of 1986 as of the Effective Date;

“Applicable Laws” means applicable laws (including, without limitation, common law), statutes, by-laws, published rules, regulations, published directives, instructions, orders, ordinances, protocols, codes, guidelines, treaties, policies, notices, directions, decrees, judgments, awards or other requirements having the force of law, in each case of any Governmental Entity;

“Arrangement” means the arrangement under the provisions of Section 193 of the ABCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the provisions of the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Arrangement Agreement” means the arrangement agreement dated April 13, 2018 by and among Aveda, Daseke, Purchaser, 1277119 Alberta Ltd., Rodan Transport (U.S.A.) Ltd. and the Aveda Nominee, including all schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, attached hereto at Schedule “B”;

“Arrangement Resolution” means the special resolution of Aveda Securityholders approving the Arrangement which is to be considered at the Securityholder Meeting substantially in the form attached hereto at Schedule “A”;

“Articles of Arrangement” means the articles of arrangement of Aveda in respect of the Arrangement required under Subsection 193(10) of the ABCA to be filed with the Registrar after the Final Order has been granted giving effect to the Arrangement;

“Aveda” or the “Corporation” means Aveda Transportation and Energy Services Inc., a corporation continued under the ABCA, or, following the Aveda Amalgamation, means Amalco;

“Aveda Amalgamation” has the meaning ascribed thereto in “Effect of the Arrangement — Details of the Arrangement”;

“Aveda Board” means the board of directors of Aveda as it may be comprised from time to time, including any duly constituted and acting committee thereof;

“Aveda Compensation Option Certificates” means, collectively, the certificates representing compensation options to purchase an aggregate of 460,327 Aveda Shares;

“Aveda Compensation Optionholders” means the holders of Aveda Compensation Options;

“Aveda Compensation Options” means the outstanding compensation options of Aveda to purchase Aveda Shares pursuant to the Aveda Compensation Option Certificates;

“Aveda Disclosure Letter” means the disclosure letter dated April 13, 2018 from Aveda to Daseke as amended or supplemented (in each case with the prior written consent of Daseke) or otherwise agreed to between Aveda and Daseke;

“Aveda DSUs” means the outstanding deferred share units issued by Aveda pursuant to the DSU Plan;

“Aveda Filings” means all documents publicly filed under the profile of Aveda on the System for Electronic Document Analysis Retrieval (SEDAR) since March 31, 2016;

“Aveda Nominee” means 2111943 Alberta Ltd., a private Alberta company incorporated to act as nominee on behalf of former Aveda Shareholders as described herein;

“Aveda Note” has the meaning ascribed thereto in “Effect of the Arrangement — Details of the Arrangement”;

“Aveda Option Plan” means the stock option plan of Aveda, as constituted on the date hereof;

“Aveda Optionholders” means the holders of Aveda Options;

“Aveda Options” means the outstanding stock options of Aveda entitling the holders thereof to purchase Aveda Shares from treasury pursuant to the Aveda Option Plan;

“Aveda RSUs” means the restricted share units of Aveda issued pursuant to the RSU Plan;

“Aveda Securityholders” means, collectively, the Aveda Shareholders, the Aveda Optionholders, holders of Aveda RSUs, holders of Aveda DSUs and the Aveda Compensation Optionholders;

“Aveda Shareholders” means, collectively, the holders of Aveda Shares;

“Aveda Shares” means the common shares in the authorized share capital of Aveda, or, following the Aveda Amalgamation, means Amalco Shares;

“Aveda Special Committee” means the special committee of the Aveda Board consisting of Larry Heidt, Doug McCartney and Paul Shelley that was formed to evaluate and review the Arrangement;

“Aveda Transaction Costs” means the aggregate amount of any and all fees and expenses incurred or to be incurred by Aveda up to the Effective Date in connection with the negotiation, preparation and execution of the

Arrangement Agreement, the Meeting or this Circular (including printing and mailing costs), the Interim Order and Final Order, the Arrangement, and the other transactions contemplated therein (other than fees and expenses relating to Aveda’s corporate reorganization prior to the Effective Date, if any, which shall be for the account of Daseke and the Purchaser as more particularly set forth in the Arrangement Agreement), including, but not limited to, legal fees and expenses, investment banking fees, financial advisory fees and expenses (including any fees payable on the rendering of any opinion, including the Fairness Opinion, or the consummation of the Arrangement), transfer agent fees, any amounts payable to employees or directors as bonus payment or severance payment as a result of the Arrangement and any other out-of-pocket costs and expenses incurred in connection with the Arrangement Agreement and other transactions contemplated therein (other than pursuant to fees and expenses relating to Aveda’s corporate reorganization prior to the Effective Date, as more particularly set forth in the Arrangement Agreement);

“Beneficial Shareholder” means Aveda Shareholders who hold their Aveda Shares through an intermediary such as a bank, trust company, securities broker, trustee or other nominee or who otherwise do not hold their Aveda Shares in their own name;

“Business Day” means any day, other than a Saturday, Sunday or statutory holiday in Calgary, Alberta or Dallas, Texas;

“Canaccord” means Canaccord Genuity Corp.;

“Cash Consideration” means the cash consideration to be paid by Daseke of C$0.90 per one (1) Aveda Share pursuant to the Arrangement;

“Certificate of Arrangement” means the certificate or proof of filing to be issued by the Registrar pursuant to Subsection 193(11) or Subsection 193(12) of the ABCA in respect of the Articles of Arrangement giving effect to the Arrangement;

“Change in Recommendation” has the meaning ascribed thereto in “Effect of the Arrangement — The Arrangement Agreement — Daseke Termination Fee”;

“Combined Company” means Daseke after completion of the Arrangement;

“Compensation Option Exchange Shares” has the meaning ascribed thereto under “Effect of the Arrangement — Details of the Arrangement”;

“Confidentiality Agreement” means the confidentiality agreement dated October 26, 2017 between Aveda and Daseke entered into in connection with the Arrangement;

“Consideration” means, collectively, the Cash Consideration and the Share Consideration, as applicable;

“Court” means the Court of Queen’s Bench of Alberta;

“Daseke” means Daseke, Inc., known as Hennessy Capital Acquisition Corp. II prior to the Daseke Business Combination, a corporation incorporated under the laws of the State of Delaware;

“Daseke Board” means the board of directors of Daseke, Inc. as constituted from time to time;

“Daseke Business Combination” means the merger of Hennessy Capital’s wholly owned subsidiary with and into Private Daseke, with Private Daseke surviving as a direct wholly owned subsidiary of Hennessy Capital, in accordance with the Daseke Merger Agreement;

“Daseke By-Laws” has the meaning ascribed thereto under “Information Relating to Daseke — Description of Daseke Shares”;

“Daseke Certificate” has the meaning ascribed thereto under “Information Relating to Daseke — Description of Daseke Shares”;

“Daseke Certificate of Designations” has the meaning ascribed thereto under “Information Relating to Daseke — Description of Daseke Shares — Daseke Series A Preferred Stock”;

“Daseke Filings” means all documents publicly filed under the profile of Daseke on EDGAR since March 31, 2016;

“Daseke Merger Agreement” means the Agreement and Plan of Merger, dated December 22, 2016 by and among Hennessy Capital, HCAC Merger Sub, Inc., Daseke, Inc. and Don R. Daseke;

“Daseke Options” means any options issued pursuant to Daseke’s 2017 Omnibus Incentive Plan effective February 27, 2017, as amended;

“Daseke RSUs” means any restricted stock units issued pursuant to Daseke’s 2017 Omnibus Incentive Plan effective February 27, 2017, as amended;

“Daseke Series A Preferred Stock” means the 7.625% Series A Convertible Cumulative Preferred Stock in the capital stock of Daseke, Inc;

“Daseke Shares” means common shares in the capital stock of Daseke;

“Daseke Stockholder Notice Procedure” has the meaning ascribed thereto under “Information Relating to Daseke — Description of Daseke Shares”;

“Delaware Law” has the meaning ascribed thereto under “Information Relating to Daseke — Description of Daseke Shares”;

“Depositary” means the depositary under the Arrangement, being Computershare Investor Services Inc.;

“Dissent Rights” means the right of a registered Aveda Shareholder to dissent to the Arrangement Resolution and to be paid the fair value of all of the Aveda Shares which the Aveda Shareholder holds in respect of which the holder dissents, all in accordance with Section 191 of the ABCA, as modified by Section 4.1 of the Plan of Arrangement and the Interim Order;

“Dissenting Shareholders” means registered Aveda Shareholders, who validly exercise, and have not withdrawn, Dissent Rights at the Effective Time;

“Dividend Rate” has the meaning ascribed thereto under “Information Relating to Daseke — Description of Daseke Shares — Daseke Series A Preferred Stock”;

“DRS Advice” means a direct registration system advice statement;

“DSU Exchange Share” has the meaning ascribed thereto under “Effect of the Arrangement — Details of the Arrangement”;

“DSU Plan” means the Deferred Share Unit Plan of Aveda in place for its directors and directors of its Subsidiaries adopted August 27, 2015, as amended;

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system of the SEC;

“EBITDA” has the meaning attributed to “Company EBITDA” in Section 2.9 of the Arrangement Agreement;

“Effective Date” means the date the Arrangement becomes effective pursuant to the ABCA, being the date shown on the Certificate of Arrangement;

“Effective Time” means the time at which the Arrangement becomes effective on the Effective Date pursuant to the ABCA;

“Election Deadline” means 5:00 p.m. (Toronto time) on May 28, 2018 or, if the Meeting is adjourned, 5:00 p.m. (Toronto time) on the day which is two (2) Business Days prior to date of the adjourned Meeting;

“Encumbrance” means any mortgage, hypothec, prior claim, lien, pledge, assignment for security, security interest, guarantee, right of third parties or other charge, encumbrance, or any collateral securing the payment obligations of any person, as well as any other agreement or arrangement with any similar effect whatsoever;

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder;

“Exchange Shares” has the meaning ascribed thereto under “Effect of the Arrangement — Details of the Arrangement”;

“Fairness Opinion” means the opinion of the Financial Advisor dated April 12, 2018, a copy of which is attached as Schedule “E” to this Information Circular;

“Final Order” means the final order of the Court approving the Arrangement pursuant to Subsection 193(9)(a) of the ABCA, in a form acceptable to Aveda and Daseke, each acting reasonably, as contemplated by the Arrangement Agreement, as such order may be amended by the Court (with the consent of both Aveda and Daseke, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Aveda and Daseke, each acting reasonably) on appeal;

“GAAP” means generally accepted accounting principles in the United States;

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, commissioner, minister, cabinet, governor in council, ministry, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any stock exchange;

“Hennessy Capital” means Hennessy Capital Acquisition Corp. II;

“IFRS” means generally accepted accounting principles as set out in the CPA Canada Handbook — Accounting for an entity that prepares its financial statements in accordance with International Financial Reporting Standards, at the relevant time, applied on a consistent basis;

“In-the-Money Aveda Options” has the meaning ascribed thereto in “Interests of Certain Persons in the Arrangement”;

“Information Circular” means this management information circular of Aveda, together with all schedules hereto to be mailed or otherwise distributed by Aveda to the Aveda Shareholders or such other securityholders of Aveda as may be required pursuant to the Interim Order in connection with the Meeting;

“Interim Order” means the interim order of the Court under Subsection 193(4) of the ABCA in a form acceptable to Aveda and Daseke, each acting reasonably, as contemplated by Section 2.2 of the Arrangement Agreement providing for, among other things, the calling and holding of the Meeting, as such order may be amended by the Court (with the consent of both Aveda and Daseke, each acting reasonably);

“ITA” means the Income Tax Act, R.S.C. 1985, c. 1 (5th Supp.), including the regulations promulgated thereunder, all as amended from time to time;

“Junior Stock” has the meaning ascribed thereto under “Information Relating to Daseke — Description of Daseke Shares — Daseke Series A Preferred Stock”;

“Key Consents” means any third party consents, waivers, permits, orders and approvals that are necessary, proper or advisable to consummate the transactions contemplated by the Arrangement Agreement and the failure of which to obtain, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect or would be reasonably expected to be material and adverse to Daseke or the Purchaser;

“Key Employee Agreements” means: (i) the employment agreement between Aveda and Ronnie Witherspoon executed on April 13, 2018 and dated effective as of the Effective Date; (ii) the employment agreement between Aveda and Bharat Mahajan executed on April 13, 2018 and dated effective as of the Effective Date; and (iii) the employment agreement between Aveda and Tom Halliday executed on April 13, 2018 and dated effective as of the Effective Date;

“Key Employees” means Ronnie Witherspoon, Bharat Mahajan and Tom Halliday;

“Law” means, with respect to any Person, any and all applicable law (statutory, civil, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have (or are applied as if they have) the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended;

“Letter of Transmittal and Election Form” means the letter of transmittal and election form which is printed on BLUE paper and accompanying this Information Circular for, among other things, the Aveda Shareholder’s election with respect to the Consideration and for delivery of the certificates representing the Aveda Shareholder’s Aveda Shares to the Depositary;

“Material Adverse Effect” when used in connection with a Party means any change, event, occurrence, effect, state of facts or circumstance that, either individually or in the aggregate, is or would reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, condition (financial or otherwise) or liabilities (contingent or otherwise) or prospects of that Party and its Subsidiaries, taken as a whole, or would, or would be reasonably expected to, prevent or materially delay either Party from consummating the transactions contemplated by the Arrangement Agreement by the Outside Date, except any such change, event, occurrence, effect, state of facts or circumstance resulting from: (a) any change in general political, economic, financial, currency exchange, securities, capital or credit market conditions in Canada or the United States; (b) any change or proposed change in Law, IFRS or GAAP; (c) any change affecting the industries or markets in which such Party operates; (d) any natural disaster or the commencement or continuity of any act of war, armed hostilities or acts of terrorism; (e) the announcement of the Arrangement Agreement or the transactions contemplated hereby; (f) any action taken (or omitted to be taken) by a Party or its Subsidiaries which is required to be taken (or omitted to be taken) pursuant to the Arrangement Agreement; (g) any change in the market price or trading volume of any securities of a Party (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred); or (h) any matter that has, prior to the date hereof, been disclosed in the Aveda Disclosure Letter, as applicable to the relevant Party; or (i) any matter consented to, or that results from a matter that is consented to, in writing by the other Party hereto; provided, however, that with respect to clauses (a) through to and including (c), such matters do not have a materially disproportionate effect on such Party and its Subsidiaries, taken as a whole, relative to companies of similar size operating in the industries or markets in which such Party operates (in which case the incremental disproportionate effect may be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect), and provided further, however, that unless expressly provided in any particular section of the Arrangement Agreement, references in certain sections of the Arrangement Agreement to dollar amounts are not intended to be, and shall be deemed not to be, illustrative or interpretive for the purpose of determining whether a “Material Adverse Effect” has occurred;

“MD&A” means the management’s discussion and analysis of operating and financial results;

“Meeting” means the special meeting of Aveda Shareholders to be held at 9:00 a.m. (Calgary time) on May 30, 2018 at the offices of Burstall Winger Zammit LLP, Suite 1600, 333 — 7th Avenue SW, Calgary, Alberta, to consider the Arrangement Resolution attached hereto as Schedule “A”, and to transact such other business as may properly be brought before such meeting and any adjournment(s) or postponement(s) of such meeting;

“MI 61-101” means Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions;

“Moody’s” means Moody’s Investors Service, Inc.;

“Nasdaq” means The Nasdaq Capital Market;

“Non-Resident Holder” has the meaning ascribed thereto under the heading “Tax Considerations to Aveda Shareholders — Certain Canadian Federal Income Tax Considerations — Taxation of Aveda Shareholder Not Resident in Canada”;

“Option Exchange Shares” has the meaning ascribed thereto under “Effect of the Arrangement — Details of the Arrangement”;

“Outside Date” means July 31, 2018, or such later date as the Parties may agree in writing;

“Person” includes any individual, partnership, limited partnership, limited liability partnership, joint venture, association, body corporate, corporation, company, unincorporated association, limited liability company, unlimited liability company, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status;

“Parity Stock” has the meaning ascribed thereto under “Information Relating to Daseke — Description of Daseke Shares — Daseke Series A Preferred Stock”;

“Parties” means, collectively, Aveda and Daseke, and “Party” means either one of Daseke or Aveda;

“Plan of Arrangement” means the plan of arrangement substantially in the form set forth in Schedule “A” to the Arrangement Agreement and any amendments, variations or supplements hereto made in accordance with the terms thereof or the Arrangement Agreement or made at the direction of the Court in the Final Order, with the consent of Aveda and Daseke, each acting reasonably;

“Purchaser” or “Private Daseke” means Daseke Companies, Inc., known as Daseke, Inc. prior to the consummation of the Daseke Business Combination, a corporation incorporated under the laws of the State of Delaware;

“Purchaser Note” has the meaning ascribed thereto in “Effect of the Arrangement — Details of the Arrangement”;

“Registrar” means the Registrar of Corporations for the Province of Alberta duly appointed under Section 263 of the ABCA;

“Regulatory Approvals” means all sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under any Applicable Laws that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities required in connection with the Plan of Arrangement other than those (i) sanctions, rulings, consents, orders, exemptions, permits and other approvals, the failure of which to obtain individually or in the aggregate, would not reasonably be expected to materially impede or delay the completion of the Arrangement; and (ii) sanctions, rulings, consents, orders, exemptions, permits and other approvals required solely in connection with any pre-acquisition reorganization;

“Representatives” means the directors, officers, employees, financial advisors, legal counsel, accountants and other agents and representatives of a Party;

“Resident Holder” has the meaning ascribed thereto under the heading “Tax Considerations to Aveda Shareholders — Certain Canadian Federal Income Tax Considerations — Taxation of Aveda Shareholders Resident in Canada”;

“Rodan” means Rodan Transport (U.S.A.) Ltd., a corporation incorporated under the laws of the State of Delaware, wholly owned by 1277119 Alberta Ltd.;

“Rodan Loan” means the loan from the Purchaser to Rodan in the amount of US$23,760,000 plus accrued and unpaid interest at such time;

“Rodan Note 1” means Aveda intercompany debt under which approximately US$26,612,199 is currently outstanding;

“Rodan Note 2” means Aveda intercompany debt under which approximately US$23,600,412 is currently outstanding;

“Rodan Shares” means common shares in the capital of Rodan;

“RSU Exchange Share” has the meaning ascribed thereto under “Effect of the Arrangement — Details of the Arrangement”;

“RSU Plan” means Aveda’s Restricted Share Unit Plan in place for its employees adopted as of August 27, 2015, as amended;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the Securities Act, R.S.A. 2000, c. S-4, as amended;

“SEDAR” means the System for Electronic Document Analysis and Retrieval as outlined in National Instrument 13-101 — System for Electronic Document Analysis and Retrieval, which can be accessed online at www.sedar.com;

“Securities Laws” means the Securities Act and any other applicable provincial securities Laws and the U.S. Exchange Act and the U.S Securities Act;

“Share Consideration” means the consideration in the form of 0.0751 of a Daseke Share per each one (1) Aveda Share to be received at the election or deemed election of an Aveda Shareholder pursuant to the Arrangement;

“Special Committee” has the meaning ascribed thereto in “The Arrangement — Background to the Arrangement “;

“Subsidiary” means, with respect to a Person, any entity, whether incorporated or unincorporated: (i) of which such Person or any other Subsidiary of such Person is a general partner; or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person and/or by any one or more of its Subsidiaries; and shall include any body corporate, partnership, joint venture or other entity over which it exercises direction or control. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise;

“Superior Proposal” means, any unsolicited bona fide written Acquisition Proposal from a Person who is an arm’s length third party to Aveda to purchase or otherwise acquire, directly or indirectly, by means of a merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, liquidation, winding up or other transaction, not less than all of the outstanding Aveda Shares, not owned by the Person making such Acquisition Proposal or its Affiliates, or all or substantially all of the assets of Aveda, on a consolidated basis that: (a) complies with Securities Laws and did not result from or involve a breach of the Arrangement Agreement or any agreement between the Person making such Acquisition Proposal and Aveda; (b) is reasonably capable of being completed without undue delay, taking into account, all financial, legal, regulatory and other aspects of such proposal and the Person making such Acquisition Proposal; (c) is not subject to any financing contingency and in respect of which adequate arrangements have been made to ensure that the required funds or other consideration will be available to effect payment in full for all of the Aveda Shares or assets, as the case may be; (d) is not subject to any due diligence and/or access condition; (e) that Aveda Board and any relevant committee thereof determines, in its good faith judgment, after receiving the advice of its outside legal counsel and financial advisors and after taking into account all the terms and conditions of the Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal, would, if consummated in accordance with its terms, but without assuming away the risk of non-completion, result in a transaction which is more favorable, from a financial point of view, to Aveda Shareholders than the Arrangement (including any amendments to the terms and conditions of the Arrangement that may be proposed by Daseke and the Purchaser pursuant to Section 5.4(2) of the Arrangement Agreement); and (f) in the event that Aveda does not have the financial resources to pay the Termination Fee, the terms of such Acquisition Proposal provide that the person making such Superior Proposal shall advance or otherwise provide Aveda the cash required for Aveda to pay the Termination Fee and such amount shall be advanced or provided on or before the date such Termination Fee becomes payable;

“Supporting Shareholders” means those Aveda Shareholders that have entered into Voting Agreements with Daseke, including all of the directors and executive officers of Aveda, Weklund Capital Corporation and Werklund Ventures Ltd.;

“Tax” or “Taxes” means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party;

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any Governmental Entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums;

“Termination Fee” means the fee of US$2,900,000, as set out in the Arrangement Agreement;

“Transfer Agent” means the registrar and transfer agent of the Aveda Shares, Computershare Trust Company of Canada;

“TSXV” means the TSX Venture Exchange;

“United States” or “U.S.” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules, regulations and orders promulgated thereunder;

“U.S. GAAP” means generally accepted accounting principles in the United States;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the United States Securities and Exchange Commission thereunder;

“U.S. Securities Laws” means the federal and state securities legislation of the United States and all rules, regulations and orders promulgated thereunder, as amended from time to time;

“U.S. Treasury Regulations” means the final or temporary regulations promulgated under the U.S. Tax Code; and

“Voting Agreements” means the voting and support agreements (including all amendments thereto) between the Purchaser, Daseke and the Supporting Shareholders setting forth the terms and conditions upon which they have agreed, among other things, to vote their Aveda Shares in favour of the Arrangement Resolution.

INFORMATION CIRCULAR

Introduction

This Information Circular is furnished in connection with the solicitation of proxies by and on behalf of the management of Aveda for use at the Meeting and any adjournments or postponements thereof. No person has been authorized to give any information or make any representation in connection with the Arrangement or any other matters to be considered at the Meeting other than those contained in this Information Circular and, if given or made, any such information or representation must not be relied upon as having been authorized.

All summaries of, and references to, the Plan of Arrangement in this Information Circular are qualified in their entirety by reference to the complete text of the Plan of Arrangement, a copy of which is attached as Schedule “A” to the Arrangement Agreement which is attached as Schedule “B” hereto. You are urged to carefully read the full text of the Plan of Arrangement.

All capitalized terms used in this Information Circular but not otherwise defined herein have the meanings set forth under “Glossary of Terms”. Information contained in this Information Circular is given as of May 2, 2018 unless otherwise specifically stated.

Forward-looking Statements

This Information Circular and the Schedules attached hereto (including the information incorporated by reference into this Information Circular) contain forward-looking information and forward-looking statements. All statements other than statements of historical fact contained in this Information Circular are forward-looking statements, including, without limitation, statements regarding the closing of the Arrangement, that Aveda will be able to complete the Arrangement as expected or on the timeline expected, the timing of the Final Order and the Effective Date of the Arrangement, the date of the Meeting, treatment under government regulatory regimes, including receipt of any Regulatory Approvals, treatment of Aveda Shareholders under tax laws, anticipated benefits of the Arrangement to Aveda Shareholders, future financial position, business strategy, projected budgets, projected costs and plans and objectives of or involving Aveda and for those Aveda Shareholders who may be receiving Daseke Shares in the Arrangement, of or involving Daseke. Aveda Shareholders can identify many, but not all, of these statements by looking for words such as “believe”, “expects”, “will”, “intends”, “projects”, “anticipates”, “estimates”, “continues” or similar words or the negative thereof.

There can be no assurance that the plans, intentions or expectations upon which these forward-looking statements are based will occur. Forward-looking statements are subject to risks, uncertainties and assumptions, including the terms of the Arrangement Agreement and those discussed elsewhere in this Information Circular. Although Aveda believes that the expectations represented in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Some of the risks which could affect future results and could cause results to differ materially from those expressed in the forward-looking statements contained herein include: the risk that the Arrangement is delayed or is not completed for any reason, the risk that the Earnout does not become payable for any reason, including the actual results of Aveda’s future operations, factors beyond Aveda’s control, the inability of the Parties to obtain the required consents, permits or approvals including, but not limited to, Court approval, the approval of the Aveda Shareholders and any other Regulatory Approvals, the inability to satisfy the conditions to the Arrangement which are contained in the Arrangement Agreement on or before the Outside Date and for those Aveda Shareholders receiving Daseke Shares in the Arrangement, the operations and future prospects of Daseke; risks inherent in the transportation and oil and gas services industry; driver shortages and increases in driver compensation or owner-operator contracted rates, loss of senior management or key operating personnel, Daseke’s ability to recognize the anticipated benefits of recent acquisitions, Daseke’s ability to identify and execute future acquisitions successfully, seasonality and the impact of weather and other catastrophic events, fluctuations in the price or availability of diesel fuel, increased prices for, or decreases in the availability of, new revenue equipment and decreases in the value of used revenue equipment, Daseke’s ability to generate sufficient cash to service all of its indebtedness, restrictions in Daseke’s existing and future debt agreements, increases in interest rates, the impact of governmental regulations and other governmental actions related to Daseke and its operations, litigation and governmental proceedings, and insurance and claims expenses, the risk that actual results will vary from the results forecasted and such variations may be material, and the additional risks set out under “Risk Factors” of this Information Circular, and “Risk Factors” in Schedule “F” and Schedule “G” attached hereto.  In addition, the terms of the Earnout should not be construed as a financial projection.  There is no assurance that any amount will become payable under the Earnout.

The information contained in this Information Circular, including the information set forth under Schedule “F”, “Risk Factors” and Schedule “G”, “Risk Factors” (including the documents of Daseke incorporated by reference therein), identifies additional factors that could affect the operating results and performance of Aveda and Daseke, repectively. We urge you to carefully consider those factors.

The forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this Information Circular are made as of the date of this Information Circular and Aveda undertakes no obligation to publicly update such forward-looking statements to reflect new information, subsequent events or otherwise, unless so required by Applicable Laws.

Information for Non-Canadian Resident Shareholders

Aveda Shareholders who are resident in (or citizens of) jurisdictions other than Canada should consult their advisors with respect to the consequences of the Arrangement, including any foreign tax consequences and any associated filing requirements.

REPORTING CURRENCY AND FINANCIAL INFORMATION

Except as otherwise indicated in this Information Circular, references to “Canadian dollars”, “CND”, “$” or “C$” are to the currency of Canada and references to “U.S. dollars”, “USD” or “US$” are to the currency of the United States.

All financial statements and financial data derived therefrom included or incorporated by reference in this Information Circular pertaining to Aveda have been prepared in accordance with IFRS and all financial statements and financial data derived therefrom included or incorporated by reference in this Information Circular pertaining to Daseke, including the unaudited pro forma consolidated financial statements of Daseke, have been prepared and presented in accordance with U.S. GAAP.

EXCHANGE RATE DATA

The following table sets out the high and low exchange rates for one Canadian dollar expressed in U.S. dollars, for each of the periods indicated, the exchange rate at the end of each such period and, the average of such exchange rates for each such period, in each case, based upon the noon buying rates as quoted by the Bank of Canada.

	Three Months Ended March 31,	Year Ended December 31,
	2018	2017	2016	2015
High	1.30	1.36	1.45	1.39
Low	1.22	1.30	1.25	1.17
Rate at end of period	1.29	1.36	1.34	1.38
Average rate per period	1.26	1.32	1.32	1.28

On May 1, 2018, the exchange rate for one Canadian dollar expressed in U.S. dollars based upon the noon exchange rate as quoted by the Bank of Canada was US$1.2867.

NOTICE REGARDING INFORMATION

The information contained in this Information Circular concerning Daseke (including the documents of Daseke available under Aveda’s SEDAR profile at www.sedar.com which have been incorporated by reference into this Information Circular as described in Schedule “G” — Information Concerning Daseke, Inc. and Daseke Companies, Inc.), including with respect to its directors, officers and affiliates, is based solely upon information provided to Aveda by Daseke or upon publicly available information. With respect to this information, the Aveda Board has relied exclusively upon Daseke (which has reviewed the relevant parts of this Information Circular), without independent verification by Aveda.

Information in this Information Circular is given as at May 2, 2018 unless otherwise indicated and except for information contained in the documents incorporated herein by reference, which is given as at the respective dates stated therein.

No person is authorized to give any information or make any representation not contained or incorporated by reference in this Information Circular and, if given or made, such information or representation should not be relied upon as having been authorized. This Information Circular does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation of an offer or proxy solicitation. Neither delivery of this circular nor any distribution of the securities referred to in this Information Circular will, under any circumstances, create an implication that there has been no change in the information set forth herein since the date of this Information Circular.

NOTICE TO ALL AVEDA SHAREHOLDERS

Daseke is incorporated under the laws of a foreign jurisdiction, and most of the directors and officers of Daseke and its experts named in the Information Circular reside outside of Canada. All of the assets of these persons and a substantial portion of the assets of Daseke may be located outside Canada and, as a consequence, it may not be possible for investors to effect service of process within Canada upon all of the directors, officers and experts referred to above. It may also not be possible to enforce against Daseke, its directors and officers and such experts judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada. In addition, the rights of a stockholder of a Delaware corporation differ from the rights of a shareholder of an ABCA corporation. See Schedule “I” to the Information Circular for a summary comparison of the rights of Aveda Shareholders and the holders of Daseke Shares.

SUMMARY INFORMATION

The following is a summary of certain information contained elsewhere in this Information Circular, including the Schedules hereto, and is qualified in its entirety by reference to the more detailed information contained or referred to elsewhere in this Information Circular or in the Schedules hereto. Terms with initial capital letters used in this summary are defined in the “Glossary of Terms”.

The Meeting

The Meeting will be held at at 9:00 a.m. (Calgary time) on May 30, 2018 at the offices of Burstall Winger Zammit LLP, Suite 1600, 333 — 7th Avenue SW, Calgary, Alberta, for the purposes set forth in the accompanying Notice of Meeting. At the Meeting, Aveda Shareholders will be asked to consider and, if thought fit, to approve the Arrangement Resolution, the full text of which is set forth as Schedule “A” attached hereto. See “Matters to be Considered at the Meeting”.

The Aveda Board has set the close of business on April 30, 2018 as the Record Date for determining Aveda Shareholders who are entitled to receive notice of and vote at the Meeting or any adjournment or postponement thereof. The Aveda Shares will vote together as a single class at the Meeting and each Aveda Shareholder shall be entitled to one vote for each Aveda Share held by such holder at the Meeting in respect of the Arrangement Resolution and any other matters to be considered at the Meeting.

The Companies

Aveda Transportation and Energy Services Inc.

Aveda earns revenue providing specialized transportation of products, materials, supplies and equipment required for the exploration, development and production of petroleum resources including rig moving, heavy hauling and hot shot services in the Western Canadian Sedimentary Basin and in the United States predominantly in and around the states of Texas, Pennsylvania, North Dakota and Oklahoma.

Aveda is a “reporting issuer” within the meaning of the Securities Act in the provinces of British Columbia, Alberta, Manitoba and Ontario, and the Aveda Shares are listed for trading on the TSXV under the symbol “AVE”.

The head office of Aveda is located at 300, 435 — 4th Avenue S.W., Calgary, Alberta, T2P 3A8, and the registered office of Aveda is located at 1600, 333 — 7th Avenue S.W., Calgary, Alberta, T2P 2Z1.

See Schedule “F” to this Information Circular, “Information Concerning Aveda Transportation and Energy Services Inc.”.

1277119 Alberta Ltd.

1277 was incorporated in British Columbia on October 2, 1992 (under the name 433420 BC Ltd.), and was continued in the Province of Alberta on October 26, 2006 (under the name 1277119 Alberta Ltd.). 1277 is a wholly owned subsidiary of Aveda, with 1,000,200 common shares issued and outstanding.  1277 is authorized to do business in Quebec, Saskatchewan, Alberta and British Columbia.

Rodan Transport (U.S.A) Ltd.

Rodan was incorporated in Delaware on March 6, 2008, and is a wholly owned subsidiary of 1277. Rodan is authorized to do business in North Dakota, Ohio, Oklahoma, Pennsylvania, Texas, West Virginia and Wyoming.

2111943 Alberta Ltd.

2111943 Alberta Ltd., or the Aveda Nominee, is an Alberta corporation incorporated under the ABCA on April 12, 2018, and appointed by the Aveda Board as the Aveda Nominee on the same date.

Following the Effective Time, the Aveda Nominee will represent the Aveda Shareholders by confirming Aveda’s EBITDA during the Earnout period, together with Daseke, in accordance with the processes and dispute resolution mechanisms provided for under the terms of the Arrangement Agreement.

The sole shareholder of the Aveda Nominee is Werklund Ventures Ltd., and the sole director of the Aveda Nominee is David Werklund.

Daseke, Inc.

Daseke is a U.S. corporation existing under the laws of the State of Delaware and is headquartered in Addison, Texas. Daseke was originally incorporated in April 2015 as a special purpose acquisition company under the name Hennessy Capital Acquisition Corp. II. On February 27, 2017, Hennessy Capital Acquisition Corp. II consummated the merger of its wholly owned subsidiary with and into Purchaser and changed its name from “Hennessy Capital Acquisition Corp. II” to “Daseke, Inc.” as a result of the consummation of the Daseke Business Combination, described in “Information Concerning Daseke, Inc. and Daseke Companies, Inc.— Daseke Overview”.

Daseke is a leading provider of transportation and logistics solutions focused exclusively on flatbed and specialized freight in North America. Daseke is the 16th largest truckload carrier in North America.(1) Of the 50 largest United States trucking companies, Private Daseke was one of the fastest-growing companies in 2015.(2) In 2017, Daseke generated revenue of approximately US$846 million, compared to US$30 million in 2009 (Private Daseke’s first full year of operations), reflecting a compound annual growth rate of approximately 52%.

Daseke believes that it provides one of the most comprehensive transportation and logistics solutions offerings in the open deck industry to approximately 5,400 customers across the continental United States, Canada and Mexico through two reportable segments: Flatbed Solutions and Specialized Solutions. The Flatbed Solutions segment focuses on delivering transportation and logistics solutions that principally require the use of flatbed and retractable-sided transportation equipment, and the Specialized Solutions segment focuses on delivering transportation and logistics solutions that principally include super heavy haul, high-value customized, over-dimensional, commercial glass and high security cargo solutions. The Flatbed Solutions segment and Specialized Solutions segment generated approximately 41% and 59%, respectively, of revenue in 2017.

See Schedule “G” to this Information Circular, “Information Concerning Daseke, Inc. and Daseke Companies, Inc.”.

Daseke Companies, Inc.

Daseke Companies, Inc., or the Purchaser, is a U.S. company incorporated under the laws of the State of Delaware in November, 2008 under the name Walden Smokey Point, Inc. Purchaser began operations on January 1, 2009. On February 27, 2017, Purchaser became a direct wholly owned subsidiary of Daseke and changed its name from “Daseke, Inc.” to “Daseke Companies, Inc.” as a result of the consummation of the Daseke Business Combination, described in Schedule “G” to this Information Circular, “Information Concerning Daseke, Inc. and Daseke Companies, Inc.”.

Background to the Arrangement

The terms of the Arrangement are the result of arm’s length negotiations between representatives of Aveda and Daseke and their respective advisors.  This Information Circular contains a summary of the events leading up to the negotiation of the Arrangement Agreement and the meetings, negotiations, discussions and actions between the Parties that preceded the execution of the Arrangement Agreement. See “The Arrangement — Background to the Arrangement”.

(1)  Logistics Management Magazine, 2017.

(2)  Journal of Commerce, April 2016.

Reasons and Benefits of the Arrangement

The Aveda Board, in arriving at its conclusion to recommend that Aveda Shareholders vote in favour of the Arrangement Resolution, considered, among other things, the following factors and potential benefits and risks of the Arrangement:

(a)                                 Premium. The Arrangement values Aveda Shares at approximately C$0.90 pursuant to the Cash Consideration and/or Share Consideration (based on the 10-day volume-weighted average trading price of the Daseke Shares on the Nasdaq Capital Market through April 9, 2018). This represents a premium of approximately 78% over the 10-day volume-weighted average trading price of the Aveda Shares of C$0.5063 on the TSXV ended April 9, 2018;

(b)                                 Liquidity. The Consideration to be received by Aveda Shareholders (other than Dissenting Shareholders) provides Aveda Shareholders with liquidity as the Aveda Shareholders will receive at their election, Cash Consideration and/or Daseke Shares in exchange for their Aveda Shares;

(c)                                  Fairness Opinion. The Aveda Board received a Fairness Opinion from Canaccord which states that, as of the date of the opinion and subject to the assumptions, limitations and qualifications contained therein, the Consideration to be received by Aveda Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Aveda Shareholders;

(d)                                 No Cash or Share Maximum. The Arrangement allows holders of Aveda Shares who properly elect prior to the Election Deadline to receive a choice of Cash Consideration or Share Consideration (or a combination of both), without an aggregate maximum on either choice;

(e)                                  Potential Earnout. The Earnout, if any, provides potential significant upside for holders of Aveda Shares.  See “The Arrangement — Earnout” for further details regarding the Earnout;

(f)                                   The Transaction is the Result of Extended Process. The Arrangement Agreement was the result of a comprehensive negotiation process with respect to the key elements of the Plan of Arrangement and was undertaken with the oversight and participation of the Special Committee, the Aveda Board and Aveda’s legal counsel, and those negotiations resulted in terms and conditions that are reasonable in the judgment of the Aveda Board;

(g)                                  Benefit of Holding Daseke Shares. Through ownership of Daseke Shares, Aveda Shareholders (other than Dissenting Shareholders) retain potential upside exposure with the growth and future potential of Daseke, including the operational diversity and extensive asset base of a large transportation company;

(h)                                 Greater Liquidity. Aveda Shareholders who receive Daseke Shares under the Arrangement may benefit from the greater trading liquidity of Daseke Shares as compared to Aveda Shares. In that regard, the average daily trading value and the average daily trading volume of the Daseke Shares on the Nasdaq over the twelve-month period ended April 13, 2018 (the last trading day prior to the Arrangement being publicly announced) was approximately US$3.23 million and 271,438, respectively. This compares to the average daily trading value and average daily trading volume of the Aveda Shares on the TSXV and alternate trading platforms during the same twelve-month period of approximately US$81,538  and 215,707, respectively;

(i)                                     Voting Agreements. All of the directors and executive officers of Aveda and certain other Aveda Shareholders, representing approximately 26.8% of the aggregate issued and outstanding Aveda Shares on an undiluted basis, have entered into the Voting Agreements pursuant to which they have agreed, among other things, to vote their Aveda Shares in favour of the Arrangement Resolution and to otherwise support the Arrangement;

(j)                                    Most Attractive Value. The Aveda Board concluded that the value offered to Aveda Shareholders under the Arrangement is equal to or greater than the value that might have been realized from executing Aveda’s current business plan given the challenges, risks and capital that would be required to implement such plan;

(k)                                 Ability to Respond to a Superior Proposal. Under the Arrangement Agreement, the Aveda Board retains the ability to consider and respond to Superior Proposals on the specific terms and conditions set forth in the Arrangement Agreement;

(l)                                     High Likelihood of Completion. The likelihood that the conditions to complete the Plan of Arrangement will be satisfied, including the nature of the approvals and consents required by both Daseke and Aveda to be obtained as a condition to completing the Plan of Arrangement;

(m)                             Arrangement Subject to Approval of the Court. The Arrangement will only become effective if, after hearing from all interested persons who choose to appear before it, the Court approves the Arrangement, and in doing so makes the determination that the Arrangement is fair both substantively and procedurally to the Aveda Shareholders; and

(n)                                 Dissent Rights. The registered Aveda Shareholders will be granted the right to dissent with respect to the Arrangement and receive the fair value of their Aveda Shares.

The foregoing summary of what was considered by the Aveda Board is not intended to be exhaustive of all the factors that were considered in arriving at a conclusion and making the recommendation described herein. The Aveda Board used their own knowledge of the business, financial conditions, and prospects of Aveda along with the assistance of Aveda management and Aveda’s financial and legal advisors in their evaluation of the Arrangement. See “The Arrangement — Reasons and Benefits of the Arrangement”.

The Arrangement

The Arrangement will result in the acquisition by Daseke of all of the issued and outstanding Aveda Shares (including any Aveda Shares issued prior to the Effective Time upon the exercise of outstanding Aveda Options).  Aveda Shareholders (other than Dissenting Shareholders) will receive, for each one (1) Aveda Share held, the Consideration, comprised of (i) C$0.90 in cash per Aveda Share, being the Cash Consideration; or (ii) 0.0751  Daseke Shares, being the Share Consideration, or (iii) a combination thereof.

As of the date hereof, there are 57,812,646 Aveda Shares issued and outstanding.

Fairness Opinion

In deciding to approve the Arrangement, the Aveda Board considered such factors considered by the Aveda Board to be relevant, including the Fairness Opinion provided by Canaccord. The Fairness Opinion states that, as of the date of the opinion and subject to the assumptions, limitations and qualifications contained therein, the Consideration to be received by Aveda Shareholders pursuant to the Arrangement was fair, from a financial point of view, to Aveda Shareholders. The full text of the Fairness Opinion is attached as Schedule “E” hereto. The Aveda Board urges Aveda Shareholders to read the Fairness Opinion in its entirety. See “The Arrangement — Fairness Opinion”.

Recommendation of the Aveda Board

The Aveda Board unanimously determined, after receiving the advice of its financial and legal advisors, and based upon such factors considered by the Aveda Board to be relevant, including the Fairness Opinion, that: (i) the Arrangement is fair, from a financial point of view, to the Aveda Shareholders; (ii) it will recommend that Aveda Shareholders vote in favour of the Arrangement Resolution; and (iii) the Arrangement and entry into the Arrangement Agreement are in the best interests of Aveda and the Aveda Shareholders.  See “The Arrangement Recommendation of the Aveda Board”.

The Aveda Board realizes that there are risks associated with the Arrangement, including that some of the potential benefits set forth above may not be realized or that there may be significant costs associated with realizing such benefits. The Aveda Board believes that the factors in favour of the Arrangement outweigh the risks and potential disadvantages, although there can be no assurance in this regard.  See “Risk Factors” and “Risk Factors” in Schedule “F” and Schedule “G”.

Effect of the Arrangement

The following is a summary of the material terms of the Arrangement Agreement and the Plan of Arrangement and is subject to, and qualified in its entirety by, the full text of the Arrangement Agreement attached as Schedule “B” hereto and the Plan of Arrangement set forth in Schedule “A” to the Arrangement Agreement.

Pursuant to the Arrangement, commencing at the Effective Time, the following shall occur and shall be deemed to occur, except as otherwise expressly provided in the Plan of Arrangement:

(a)                                 Aveda Options. Each Aveda Option outstanding immediately prior to the Effective Time, notwithstanding the terms of the Aveda Option Plan, shall, if not exercised by the holder of the Aveda Option, be deemed to be unconditionally vested and exercisable, and such Aveda Option shall, without any further action by or on behalf of a holder of Aveda Options, be deemed to be assigned and transferred by such holder to Aveda (free and clear of any Liens) in exchange for, in respect of each one (1) Aveda Share subject to such Aveda Option, such fraction of an Aveda Share (“Option Exchange Shares”) equal to (A) the amount (if any) by which the Cash Consideration exceeds the exercise price of each such Aveda Option (B) divided by the amount of the Cash Consideration, less amounts withheld and remitted for tax purposes, and each such Aveda Option shall immediately be cancelled (C) and, for greater certainty, where the amount of the Cash Consideration is less than or equal to the exercise price for such Aveda Option, such Aveda Option shall be cancelled without any consideration, and none of Aveda, the Purchaser or Daseke shall be obligated to pay the holder of such Aveda Option any amount in respect of such Aveda Option;

(b)                                 Aveda DSUs. (A) Each Aveda DSU outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the Aveda DSU Plan shall, without any further action by or on behalf of a holder of Aveda DSUs, be deemed to be assigned and transferred by such holder to Aveda in exchange for one (1) Aveda Share (a “DSU Exchange Share”), less amounts withheld and remitted for tax purposes, and (B) each such Aveda DSU shall immediately be cancelled;

(c)                                  Aveda RSUs. (A) Each Aveda RSU outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the Aveda RSU Plan shall, without any further action by or on behalf of a holder of Aveda RSUs, be deemed to be assigned and transferred by such holder to Aveda in exchange for one (1) Aveda Share (a “RSU Exchange Share”), less amounts withheld and remitted for tax purposes, and (B) each such Aveda RSU shall immediately be cancelled; and

(d)                                 Aveda Compensation Options. Each Aveda Compensation Option outstanding immediately prior to the Effective Time shall, without any further action by or on behalf of an Aveda Compensation Optionholder, be deemed to be assigned and transferred by such holder to Aveda in exchange for, in respect of each one (1) Aveda Share subject to such Aveda Compensation Option, such fraction of an Aveda Share (“Compensation Option Exchange Shares”, and together with the Option Exchage Shares, the DSU Exchange Shares and the RSU Exchange Shares, the “Exchange Shares”) equal to (A) the amount (if any) by which the Cash Consideration exceeds the exercise price of each such Aveda Compensation Option divided by (B) the amount of the Cash Consideration, less amounts withheld and remitted for tax purposes, and each such Aveda Compensation Option shall immediately be cancelled (and, for greater certainty, where the amount of the Cash Consideration is less than or equal to the exercise price for such Aveda Compensation Options, none of the Purchaser, Daseke or Aveda shall be obligated to pay the holder of such Aveda Compensation Option any amount in respect of such Aveda Compensation Option);

(e)                                  Election. Each issued and outstanding Aveda Share (other than Aveda Shares held by Dissenting Shareholders) shall be transferred to, and acquired by, Daseke (free and clear of any Encumbrances) in accordance with the election, or deemed election, of the holder of such Aveda Share, in exchange for:

(i)                                     Cash Consideration;

(ii)                                  Share Consideration; or

(iii)                               a combination thereof; and

(f)                                   Dissenting Shareholders. The Aveda Shares held by Dissenting Shareholders shall be, and shall be deemed to be, transferred to Daseke (free and clear of any Encumbrances) and cancelled, and such Dissenting Shareholders shall cease to have any rights as Aveda Shareholders, other than the right to be paid by Daseke the fair value of their Aveda Shares in accordance with the Dissent Rights.

There are also certain additional steps included in the Plan of Arrangement for intercompany tax purposes.  See “Effect of the Arrangement — Details of the Arrangement”.

It is expected that the disposition of the Aveda Shares pursuant to the Arrangement will give rise to a taxable disposition for most Aveda Shareholders and, as a result, taxes will generally be required to be paid by such Aveda Shareholders to the extent the proceeds of such disposition exceed the cost amount to such Aveda Shareholder of the Aveda Shares disposed of. In particular, Aveda Shareholders who are residents of Canada for purposes of the ITA will realize a taxable disposition of their Aveda Shares under the Arrangement regardless of whether they elect, or are deemed to elect, to receive cash and/or Daseke Shares. See “Certain Canadian Federal Income Tax Considerations” in the Information Circular. This Information Circular does not address any tax considerations of the Arrangement other than certain Canadian federal income tax considerations. Aveda Shareholders who are resident in (or citizens of) jurisdictions other than Canada, including the United States of America, should consult their own tax advisors with respect to the tax implications of the Arrangement, including the amount and timing of any taxes payable by Aveda Shareholders with respect to the receipt of the Share Consideration, the Cash Consideration or the potential Earnout payments and any associated filing requirements in such jurisdictions. Shareholders should also consult their own tax advisors regarding provincial, state, local or territorial tax considerations of the Arrangement.

With respect to the potential Earnout:

(a)                                 Deposit of Contingent Consideration. Promptly following delivery of the Final EBITDA Statement (as defined in the Arrangement Agreement) by the Purchaser to the Aveda Nominee pursuant to section 2.9 of the Arrangement Agreement, the Purchaser shall deposit with the Depositary the Contingent Consideration (as defined in the Arrangement Agreement), provided, however, if the Contingent Consideration is an amount less than C$500,000, the Purchaser shall not deposit any funds with the Depositary with respect to the Contingent Consideration and no amounts shall be payable with respect to the Contingent Consideration;

(b)                                 Delivery of Contingent Consideration to Aveda Shareholders. Promptly following delivery of the Contingent Consideration by the Purchaser to the Depositary (if any), the Depositary shall deliver to the Aveda Shareholders (except Dissenting Aveda Shareholders) their pro rata share of the Contingent Consideration based on the aggregate number of Aveda Shares owned on the Effective Date (which, for greater certainty, shall take into account the Exchange Shares), less any amounts withheld for tax purposes; and

(c)                                  Surrender of Certificates. Notwithstanding the foregoing, the Depositary shall not make such payment of the Contingent Consideration to an Aveda Shareholder until such Aveda Shareholder has, in accordance with the Arrangement Agreement, surrendered to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Aveda Shares and/or the Aveda Compensation Option Certificate, as applicable, that were transferred to the Purchaser pursuant to this Plan of Arrangement and a duly completed and executed Letter of Transmittal and Election Form (and in the case of Compensation Option Exchange Shares, the corresponding Aveda Compensation Option Certificate) and such additional documents and instruments as the Depositary may reasonably require.

With respect to the exchange of Aveda Shares:

(a)                                 Elections. Aveda Shareholders may elect to receive in respect of each Aveda Share exchanged, the Share Consideration, the Cash Consideration or a combination thereof;

(b)                                 Letter of Transmittal and Election Form. Such elections shall be made by depositing with the Depositary, prior to the Election Deadline, a duly completed Letter of Transmittal and Election Form indicating such registered Aveda Shareholder’s election, together with any certificates or DRS Advice representing such registered Aveda Shareholder’s Aveda Shares (and in the case of Compensation Option Exchange Shares, the corresponding Aveda Compensation Option Certificate); and

(c)                                  Failure to Deliver Letter of Transmittal and Election Form. Any registered Aveda Shareholder who does not deposit with the Depositary a duly completed Letter of Transmittal and Election Form prior to the Election Deadline, or who otherwise fails to comply with the requirements of the Letter of Transmittal and Election Form and paragraph (b) above, shall be deemed to have elected to receive the Share Consideration.

The respective obligations of Daseke and Aveda to complete the transactions contemplated by the Arrangement are subject to a number of conditions which must be satisfied in order for the Arrangement to become effective. Upon all of the conditions being fulfilled or waived, Aveda is required to file a copy of the Final Order and the Articles of Arrangement with the Registrar in order to give effect to the Arrangement.

See “Effect of the Arrangement — Details of the Arrangement”.

Arrangement Agreement

The Arrangement will be effected pursuant to the Arrangement Agreement.  The Arrangement Agreement contains covenants, representations and warranties of Aveda and Daseke, and various conditions precedent, both mutual and with respect to Aveda and Daseke.  In the Arrangement Agreement, Aveda has agreed not to, directly or indirectly, solicit or participate in any discussions or negotiations with any person regarding an Acquisition Proposal.  Nonetheless, the Aveda Board is permitted to consider and accept a Superior Proposal under certain conditions.  Daseke is entitled to five (5) Business Day period after receipt of notice of any decision by the Aveda Board to accept, recommend, approve or enter into an agreement to implement a Superior Proposal, which notice shall confirm that the Aveda Board has determined that such Acquisition Proposal constitutes a Superior Proposal.  During such five (5) Business Day period, Daseke may make adjustments in the terms and conditions of the Arrangement Agreement and the Arrangement to enable Aveda to proceed with the Arrangement as amended in order for such Acquisition Proposal to cease to be a Superior Proposal.  If Aveda enters into an agreement regarding a Superior Proposal, Aveda will be required to pay to Daseke the Termination Fee.

This Information Circular contains a summary of certain provisions of the Arrangement Agreement which summary is qualified in its entirety by the full text of the Arrangement Agreement, a copy of which is attached as Schedule “B” to this Information Circular. See “Effect of the Arrangement — The Arrangement Agreement”.

Voting and Support Agreements

As of April 13, 2018, all of the directors and executive officers of Aveda and certain Aveda Shareholders holding an aggregate of 15,497,595 Aveda Shares (representing approximately 26.8% of the aggregate issued and outstanding Aveda Shares) entered into the Voting Agreements with Daseke pursuant to which they agreed, among other things to vote the Aveda Shares beneficially owned or controlled or directed by them, directly or indirectly, at the Meeting, in favour of the Arrangement Resolution.

See “Effect of the Arrangement — Voting and Support Agreements”.

Procedure for the Arrangement to Become Effective

The Arrangement is proposed to be carried out pursuant to Section 193 of the ABCA. The following procedural steps must be taken in order for the Arrangement to become effective:

(a)                                 the Arrangement must be approved by not less than 66 2/3% of the aggregate votes validly cast by Aveda Shareholders voting together as a single class at the Meeting in the manner set forth in the Interim Order;

(b)                                 the Court must grant the Final Order approving the Arrangement;

(c)                                  all conditions precedent to the Arrangement, as set forth in the Arrangement Agreement must be satisfied or waived by the appropriate Party; and

(d)                                 the Final Order, the Articles of Arrangement and related documents, in the form prescribed by the ABCA, must be filed with the Registrar.

See “Procedure for the Arrangement to Become Effective — Procedural Steps”.

Shareholder Approval

The number of votes required to pass the Arrangement Resolution shall be not less than 66 2/3% of the aggregate votes validly cast by the Aveda Shareholders who are in person or represented by proxy at the Meeting and voting together as a single class.  Also, the Arrangement Resolution must be approved by a simple majority of the votes cast by the holders of Aveda Shares, excluding the votes cast by holders of Aveda Shares who are entitled to receive, directly or indirectly, a “collateral benefit” and whose votes are required to be excluded under MI 61-101.

See “Procedure for the Arrangement to Become Effective — Shareholder Approval” and “Matters to be Considered at the Meeting”.

Court Approval

On May 1, 2018, Aveda obtained the Interim Order providing for the calling and holding of the Meeting and other procedural matters. The Interim Order is attached as Schedule “C” hereto.

Implementation of the Arrangement requires the satisfaction of several conditions and the approval of the Court. An application for the Final Order approving the Arrangement is expected to be made on June 5, 2018 at 10:00 a.m. (Calgary time), or as soon thereafter as counsel may be heard, at the Calgary Courts Centre, 601 — 5th Street S.W., Calgary, Alberta if the Arrangement is approved by the requisite majority of Aveda Shareholders at the Meeting.  On the application, the Court will consider the fairness of the terms and conditions of the Arrangement.

See “Procedure for the Arrangement to Become Effective — Court Approval”.

Regulatory Matters

It is a condition to the implementation of the Arrangement that all of the requisite Regulatory Approvals be obtained.

See “Procedure for the Arrangement to Become Effective — Regulatory Matters”.

Stock Exchange Listing

The outstanding Aveda Shares are listed and posted for trading on the TSXV under the symbol “AVE”. On April 13, 2018, the last trading day prior to the date of the announcement of the proposed Arrangement, the closing price of the Aveda Shares on the TSXV was C$0.53. On May 1, 2018, the last trading day prior to the date of this Information Circular, the closing price of the Aveda Shares on the TSXV was C$0.95.

The outstanding Daseke Shares are listed and posted for trading on the Nasdaq under the symbol “DSKE”. On April 13, 2018, the last trading day prior to the date of the announcement of the proposed Arrangement, the closing price of the Daseke Shares on the Nasdaq was US$8.99. On May 1, 2018, the last trading day prior to the date of this Information Circular, the closing price of the Daseke Shares on the Nasdaq was US$8.55.

The TSXV has conditionally approved the Arrangement subject to Aveda fulfilling all of the requirements of the TSXV.

Procedures for Exchange of Aveda Share Certificates

A copy of the Letter of Transmittal and Election Form (printed on BLUE paper) is enclosed with this Information Circular. In order to receive the Consideration as soon as practicable after the Effective Date, registered Aveda Shareholders must deliver Aveda Share certificates or DRS Advice and a duly and properly completed Letter of Transmittal and Election Form to the Depositary at the address specified in the Letter of Transmittal and Election Form.  The method used to deliver the Letter of Transmittal and Election Form and any accompanying certificates or DRS Advice and all other required documents is at the option and risk of the person depositing the same, and delivery will be deemed effective only when such documents are actually received by the Depositary. It is recommended that the necessary documentation be hand-delivered to the Depositary at one of its offices specified on the final page of the Letter of Transmittal and Election Form, and a receipt obtained. However, if such documents are mailed, it is recommended that registered mail be used, a return receipt requested and that proper insurance be obtained.

Registered Aveda Shareholders who do not deliver to the Depositary the enclosed Letter of Transmittal and Election Form, duly completed and executed, by the Election Deadline will automatically be deemed to have elected to receive the Share Consideration.

Upon receipt of the aforementioned documents, the Depositary will forward a cheque in payment of the Cash Consideration and/or DRS Advice representing the Share Consideration for each Aveda Share deposited (less any amount required to be withheld pursuant to the ITA) to the registered Aveda Shareholder by first class mail to the address of the registered Aveda Shareholder as shown on the register maintained by the Transfer Agent, unless the registered Aveda Shareholder indicates in the Letter of Transmittal and Election Form that it wishes to pick up the cheque and/or DRS Advice in payment of the Consideration.

Any certificate or DRS Advice formerly representing Aveda Shares that is not deposited with all other documents required hereunder before the sixth anniversary of the Effective Date shall, subject to any applicable law relating to unclaimed personal property, cease to represent a right or claim of any kind or nature and the right of the holder of such Aveda Shares to receive Consideration shall be deemed to be surrendered to Daseke together with all dividends, distributions held for such holder. See “Procedure for the Arrangement to become Effective — Procedure for Election and Exchange of Aveda Share Certificates” in the Information Circular.

Aveda Shareholders whose Aveda Shares are registered in the name of a broker, dealer, bank, trust company or other nominee must contact their nominee to deposit their Aveda Shares. Aveda Shareholders should carefully follow the instructions provided to them by their nominee.

See “Procedure for Exchange of Aveda Share Certificates”.

Dissent Rights

Pursuant to the Interim Order, registered Aveda Shareholders have the right of dissent with respect to the Arrangement Resolution by providing a written objection to the Arrangement Resolution to Aveda, c/o Burstall Winger Zammit LLP, 1600, 333 — 7th Avenue S.W., Calgary, Alberta, T2P 2Z1, Attention:  Adrian Harvey, by 5:00 p.m. (Calgary time) on May 28, 2018 or the Business Day that is two Business Days immediately preceding the date of any adjournment or postponement of the Meeting.

In the event the Arrangement becomes effective, each registered Aveda Shareholder who properly dissents and becomes a Dissenting Shareholder will be entitled to be paid by Daseke the fair value of the Aveda Shares in respect of which such holder dissents in accordance with Section 191 of the ABCA, as modified by the Plan of Arrangement and the Interim Order.

An Aveda Shareholder who votes for the Arrangement shall not be entitled to dissent.

A Dissenting Shareholder may dissent only with respect to all of the Aveda Shares held by such Dissenting Shareholder.  See Schedule “C” and Schedule “D” hereto for a copy of the Interim Order and the provisions of Section 191 of the ABCA, respectively.

The statutory provisions covering the right of dissent are technical and complex.  Failure to strictly comply with such requirements set forth in Section 191 of the ABCA, as modified by the Plan of Arrangement and the Interim Order, may result in the loss of any right of dissent.

Pursuant to Section 191 of the ABCA, a registered Aveda Shareholder is only entitled to dissent in respect of all of the Aveda Shares held by such Dissenting Shareholder or on behalf of any one beneficial owner and registered in the name of the Dissenting Shareholder.  See “Dissent Rights” and Schedule “D”.

The Arrangement Agreement provides that, unless otherwise waived by Daseke, it is a condition to the completion of the Arrangement that the aggregate number of Aveda Shares held by those Aveda Shareholders who have validly exercised and not withdrawn Dissent Rights shall not exceed 5% of the aggregate number of Aveda Shares outstanding as of the Effective Time.  See “Dissent Rights”.

Summary of Canadian Federal Income Tax Considerations

This Information Circular contains a summary of certain Canadian federal income tax considerations generally applicable to certain Aveda Shareholders who, under the Arrangement, dispose of one or more Aveda Shares.  See the discussion under the section entitled “Tax Considerations to Aveda Shareholders — Certain Canadian Federal Income Tax Considerations”. Aveda Shareholders should consult their own tax advisors for advice with respect to the Canadian income tax consequences to them in respect of the Arrangement.

Tax Considerations in Other Jurisdictions

This Information Circular does not address any tax considerations of the Arrangement other than certain Canadian federal income tax considerations. Aveda Shareholders who are resident in (or citizens of) jurisdictions other than Canada should consult their tax advisors with respect to the tax implications of the Arrangement, including any associated filing requirements, in such jurisdictions. See the discussion under the section entitled “Tax Considerations to Aveda Shareholders— Tax Considerations in Other Jurisdictions”. Aveda Shareholders should also consult their own tax advisors regarding provincial, state, local or territorial tax considerations of the Arrangement.

Timing

Subject to satisfaction or waiver of all conditions precedent to the Arrangement as set forth in the Arrangement Agreement, the Arrangement will become effective upon the filing with the Registrar of the Articles of Arrangement, including a copy of the Final Order, together with such other materials as may be required by the Registrar. Aveda’s and Daseke’s objective is to have the Effective Date occur on or about June 6, 2018.  The Effective Date could be delayed, however, for a number of reasons, including an objection before the Court at the hearing of the application for the Final Order.  The Arrangement Agreement may be terminated by either Party if the Effective Time has not occurred on or prior to the Outside Date.  See “Timing”.

Risk Factors

There are risks associated with the completion of the Arrangement.

Some of these risks include, but are not limited to: (i) the anticipated benefits of the Arrangement may not be realized; (ii) the Earnout may not become payable or may be delayed; (iii) the Arrangement Agreement may be terminated in certain circumstances, in which case the fair market value of the Aveda Shares may be adversely affected; (iv)  Aveda will incur costs; (v) the application of interim operating covenants; (vi) Aveda Shareholder approval may not be obtained; (vii) failure to complete the Arrangement could negatively impact future business and operations of Aveda; (viii) certain Aveda directors and executive officers have interests in the Arrangement that are different from those of the Aveda Shareholders; (ix) the Arrangment Agreement may be terminated in the event of a change constituting a Material Adverse Effect; (x) Aveda Shareholders holding more than 5% of the outstanding Aveda Shares may exercise dissent rights, in which case the Arrangement may not be completed; (xi) Aveda and Daseke may not satisfy all regulatory requirements or obtain the necessary approvals for completion of the Arrangement; (xii) the market price for the Aveda Shares may decline; (xiii) Aveda and Daseke expect to incur significant costs associated with the Arrangement; (xiv) the Daseke Shares issued in connection with the Arrangement may have a market value different than expected; (xv) an active trading market for the Daseke Shares may not be sustained. Additional risks and uncertainties, including those currently unknown to or considered to be not material by Aveda, may also adversely affect the business of Aveda. See “Risk Factors” in this Information Circular and “Risk Factors” in Schedule “F” and Schedule “G” hereto.

THE ARRANGEMENT

Background to the Arrangement

The terms of the Arrangement are the result of arm’s length negotiations between representatives of Aveda and Daseke and their respective advisors.  The following is a brief summary of the events leading up to the entering into of the Arrangement Agreement.

Aveda’s executive management team and board of directors have consistently looked for new ways to grow Aveda’s business in its core areas of transportation services and equipment required for the exploration, development and production of petroleum resources in North America as demonstrated in recent years by Aveda’s acquisition of M&K Hotshot & Trucking, Inc. and M&K Rig Service, Inc. in 2014, and the acquisition of Hodges Trucking Company, L.L.C. in 2015.

As part of Aveda’s overall growth strategy, representatives of Aveda periodically enter into discussions with other energy services companies and transportation services companies regarding potential business opportunities.

In October of 2017, representatives of Daseke approached representatives of Aveda to explore their interest towards working together on certain strategic market opportunities.  Business discussions between Aveda and Daseke then progressed into specific discussions regarding the terms of a potential business combination between the two parties.  Management of Aveda then informed the Aveda Board of the discussions with Daseke, at which time the Aveda Board formed a special committee (the “Special Committee”) consisting of Paul Shelley, Larry Heidt and Douglas McCartney to evaluate the merits of a potential transaction with Daseke, as well as any other strategic alternative that might be available to Aveda.  During the subsequent weeks, each party, together with its legal and tax advisors, conducted customary due diligence with respect to the other party and negotiated the terms of a non-binding letter of intent which was executed on December 1, 2017 (the “Initial LOI”).

Between October and December 2017, the Special Committee met to consider the potential transaction as well as other potential alternatives.  In December 2017, the Special Committee determined that it would be prudent to engage an investment dealer with expertise in the North American energy services sector to be available for the purpose of providing a fairness opinion in respect of a potential transaction with Daseke and engaged Canaccord for such purpose (although no fairness opinion was prepared in respect of such potential transaction).

Negotiations in respect of a potential transaction were suspended in early January 2018 prior to any definitive agreement being entered into between Aveda and Daseke in respect of the Initial LOI.

In March 2018, business discussions resumed between Aveda’s major shareholder and management of Daseke.  As such discussions progressed into specific discussions for a potential transaction between Aveda and Daseke, Aveda’s Special Committee was re-constituted and the two parties, together with their advisors, resumed due diligence and the negotiation of a new non-binding letter of intent in respect of the Arrangement.

A non-binding letter of intent between Aveda and Daseke in respect of the Arrangement was entered into on March 14, 2018.  Aveda and Daseke, together with their advisors, then proceeded throughout the following weeks to negotiate the definitive transaction terms of the Arrangement.  Between March 14, 2018 and April 12, 2018, the Special Committee continued to meet separately, and with the other members of the Board, to review the progress and discuss the potential transaction with Daseke. In addition, during such period management continued to provide information as requested to Canaccord in connection with the Fairness Opinion.  Canaccord advised the Special Committee that it would be able to provide a written opinion that the consideration to be received pursuant to the Arrangement is fair, from a financial point of view.  In providing its verbal opinion, Canaccord noted that its written Fairness Opinion, when delivered, would be based upon and subject to the assumptions, limitations and qualifications to be set forth in the written Fairness Opinion.

On April 12, 2018, based in part upon the verbal opinion of Canaccord, the Special Committee recommended approval of the Arrangement to the Aveda Board, and following a strategic discussion the Arrangement was approved unanimously by the Aveda Board on April 12, 2018.  Following the close of business on April 13, 2018, the Arrangement Agreement and the Voting Agreements were finalized and executed.

On April 25, 2018, Canaccord delivered the written Fairness Opinion, dated as of the date of the Arrangement Agreement, to the Aveda Board.

Reasons and Benefits of the Arrangement

Following receipt of advice and assistance from the officers of Aveda and Burstall Winger Zammit LLP, Aveda’s legal counsel, the Aveda Board carefully evaluated the terms of the proposed Arrangement.  The Aveda Board unanimously determined, after receiving the advice of its financial and legal advisors, and based upon such factors considered by the Aveda Board to be relevant, including the Fairness Opinion, that: (i) the Arrangement is fair, from a financial point of view, to the Aveda Shareholders; (ii) it will recommend that Aveda Shareholders vote in favour of the Arrangement Resolution; and (iii) the Arrangement and entry into of the Arrangement Agreement are in the best interests of Aveda and the Aveda Shareholders.  In reaching these determinations and approvals, the Aveda Board considered, among other things, the following factors and potential benefits and risks of the Arrangement:

(a)                                 Premium. The Arrangement values Aveda Shares at approximately C$0.90 pursuant to the Cash Consideration and/or Share Consideration (based on the 10-day volume-weighted average trading price of the Daseke Shares on the Nasdaq through April 9, 2018). This represents a premium of approximately 78% over the 10-day volume-weighted average trading price of the Aveda Shares of C$0.5063 on the TSXV ended April 9, 2018;

(b)                                 Liquidity. The Consideration to be received by Aveda Shareholders (other than Dissenting Shareholders) provides Aveda Shareholders with liquidity as the Aveda Shareholders will receive at their election, Cash Consideration and/or Daseke Shares in exchange for their Aveda Shares;

(c)                                  Fairness Opinion. The Aveda Board received a Fairness Opinion from Canaccord which states that, as of the date of the opinion and subject to the assumptions, limitations and qualifications contained therein, the Consideration to be received by Aveda Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Aveda Shareholders;

(d)                                 No Cash or Share Maximum. The Arrangement allows holders of Aveda Shares who properly elect prior to the Election Deadline to receive a choice of Cash Consideration or Share Consideration (or a combination of both), without an aggregate maximum on either choice;

(e)                                  Potential Earnout. The Earnout, if any, provides potential significant upside for holders of Aveda Shares.  See “The Arrangement — Earnout” for further details regarding the Earnout;

(f)                                   The Transaction is the Result of Extended Process. The Arrangement Agreement was the result of a comprehensive negotiation process with respect to the key elements of the Plan of Arrangement and was undertaken with the oversight and participation of the Special Committee, the Aveda Board and Aveda’s legal counsel, and those negotiations resulted in terms and conditions that are reasonable in the judgment of the Aveda Board;

(g)                                  Benefit of Holding Daseke Shares. Through ownership of Daseke Shares, Aveda Shareholders (other than Dissenting Shareholders) retain potential upside exposure with the growth and future potential of Daseke, including the operational diversity and extensive asset base of a large transportation company;

(h)                                 Greater Liquidity. Aveda Shareholders who receive Daseke Shares under the Arrangement may benefit from the greater trading liquidity of Daseke Shares as compared to Aveda Shares. In that regard, the average daily trading value and the average daily trading volume of the Daseke Shares on the Nasdaq over the twelve-month period ended April 13, 2018 (the last trading day prior to the Arrangement being publicly announced) was approximately US$3.23 million and 271,438, respectively. This compares to the average daily trading value and average daily trading volume of the Aveda Shares on the TSXV and alternate trading platforms during the same twelve-month period of approximately US$81,538  and 215,707, respectively;

(i)                                     Voting Agreements. All of the directors and executive officers of Aveda and certain other Aveda Shareholders, representing approximately 26.8% of the aggregate issued and outstanding Aveda Shares, have entered into the Voting Agreements pursuant to which they have agreed, among other things, to vote their Aveda Shares on an undiluted basis, in favour of the Arrangement Resolution and to otherwise support the Arrangement;

(j)                                    Most Attractive Value. The Aveda Board concluded that the value offered to Aveda Shareholders under the Arrangement is equal to or greater than the value that might have been realized from executing Aveda’s current business plan given the challenges, risks and capital that would be required to implement such plan;

(k)                                 Ability to Respond to a Superior Proposal. Under the Arrangement Agreement, the Aveda Board retains the ability to consider and respond to Superior Proposals on the specific terms and conditions set forth in the Arrangement Agreement;

(l)                                     Historical Information. Historical market prices and trading information with respect to the Aveda Shares and the Daseke Shares;

(m)                             Information Regarding the Results and Prospects of Aveda and Daseke. Information regarding the business, operations, property, assets, financial performance and condition, operating results and prospects of Aveda and Daseke;

(n)                                 High Likelihood of Completion. The likelihood that the conditions to complete the Plan of Arrangement will be satisfied, including the nature of the approvals and consents required by both Daseke and Aveda to be obtained as a condition to completing the Plan of Arrangement;

(o)                                 Arrangement Subject to Approval of the Court. The Arrangement will only become effective if, after hearing from all interested persons who choose to appear before it, the Court approves the Arrangement, and in doing so makes the determination that the Arrangement is fair both substantively and procedurally to the Aveda Shareholders; and

(p)                                 Dissent Rights. The registered Aveda Shareholders will be granted the right to dissent with respect to the Arrangement and receive the fair value of their Aveda Shares.

The foregoing summary of what was considered by the Aveda Board is not intended to be exhaustive of all the factors that were considered in arriving at a conclusion and making the recommendation described herein. The Aveda Board used their own knowledge of the business, financial conditions, and prospects of Aveda along with the assistance of Aveda management and Aveda’s financial and legal advisors in their evaluation of the Arrangement. Given the numerous factors that were considered in connection with evaluating the Arrangement, it was not practical to quantify or assign relative weight to specific facts relied upon by the Aveda Board in reaching its conclusions and recommendations. In addition, individual members of the Aveda Board may have given different weight to different factors. The conclusions and recommendations of the Aveda Board were arrived at after giving consideration to the totality of the information and factors involved.

Fairness Opinion

Introduction

Canaccord Genuity Corp. (“Canaccord”) was retained to prepare and deliver to the Aveda Special Committee its written opinion as to whether the Consideration to be received by the Aveda Shareholders pursuant to the Arrangement, is fair, from a financial point of view, to the Aveda Shareholders.  Canaccord rendered its opinion, subsequently confirmed in the Fairness Opinion, that based upon, and subject to the assumptions, limitations, qualifications and other matters contained in the Fairness Opinion, as of April 12, 2018, the Consideration to be received by the Aveda Shareholders pursuant to the Arrangement was fair, from a financial point of view, to the Aveda Shareholders.

The full text of the Fairness Opinion, dated April 12, 2018, which sets forth the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken in connection therewith, is attached at Schedule “E” hereto. This summary is qualified in its entirety by reference to the full text of the Fairness Opinion which is attached as Schedule “E” hereto. The Aveda Board urges Aveda Shareholders to read the Fairness Opinion in its entirety.

Engagement of Canaccord

Aveda engaged Canaccord pursuant to an engagement agreement dated December 5, 2017 (the “Engagement Agreement”), under the terms of which Canaccord would deliver to the Special Committee its opinion as to the fairness, from a financial point of view, of the consideration to be received by the Aveda Shareholders pursuant to the Arrangement.

The terms of the Engagement Agreement provide that Canaccord is to receive a fixed fee (not conditional on the closing of the Arrangement) for its services and is to be reimbursed for its reasonable out-of-pocket expenses.

Credentials of Canaccord

Canaccord is one of Canada’s largest independent investment banking firms providing a full range of corporate finance, merger and acquisition, financial restructuring, sales and trading, equity research and brokerage services to corporations, governments, institutions and individuals. Canaccord has professionals and offices across Canada, as well as in the United States, Europe, Australia and Asia. Canaccord has participated in numerous arrangements involving private and public corporations and has extensive experience in preparing fairness opinions.

Independence of Canaccord

Neither Canaccord nor any of its associates or affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Alberta)), or a related entity of Aveda, Daseke or any of their respective associates or affiliates. As of the date of the Fairness Opinion, Canaccord and its affiliates have not been engaged to provide any financial advisory services nor had a material financial interest in any arrangement involving any Aveda, Daseke or any of their respective associates or affiliates, within the last 12 months, other than services provided in connection with the Engagement Agreement.

There are no understandings or agreements between Canaccord and Aveda, Daseke or any of their respective associates or affiliates with respect to future financial advisory or investment banking business. Canaccord or a related entity acts as a trader and dealer, both principal and agent, in major financial markets and, as such, may have and may in the future have positions in the securities of one or more of Aveda, Daseke or any of their respective associates or affiliates and, from time to time, may have executed or may execute arrangements on behalf of such entities or other clients for which it may have received or may receive compensation. As an investment dealer, Canaccord conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including matters with respect to the Arrangement, Aveda, Daseke or any of their respective associates or affiliates.

Scope of Review

In connection with rendering the Fairness Opinion, Canaccord reviewed and, where it considered appropriate and subject to the exercise of its professional judgment, relied upon (without attempting to independently verify the completeness or accuracy of) the documents and information listed in the Fairness Opinion.  Canaccord has not, to the best of its knowledge, been denied access by Aveda to any information requested by Canaccord.

Assumptions and Limitations

In preparing the Fairness Opinion, Canaccord has relied upon the information contained in the public records of Aveda and Daseke and information provided to Canaccord, and has not conducted any independent investigation to verify the completeness or accuracy of such information. The Fairness Opinion is conditional upon the completeness and accuracy of such documents and information. In its analyus and in preparing the Fairness Opinion, Canaccord has made several assumptions with respect to the Arrangement, the Arrangement Agreement, and industry, financial, market and economic conditions. The Fairness Opinion does not address the relative merits of the Arrangement as compared to other arrangements or business strategies that might be available to Aveda, nor does it address the underlying business decision to enter into the Arrangements Agreement.

For a complete description of the assumptions made by Canaccord when preparing the Fairness Opinion and the limitations of the Fairness Opinion, please see the complete text of the Fairness Opinion which can be found as Schedule “E” to this Information Circular.

Conclusion

Based upon and subject to the assumptions and limitations set out in the Fairness Opinion, and such other matters as Canaccord considered relevant, Canaccord conluded in its Fairness Opinion that, the consideration to be received by Aveda Shareholders pursuant to the Arrangement is fair, from a financial point of view, to Aveda Shareholders.

Recommendation of the Aveda Board

The Aveda Board unanimously determined, after receiving the advice of its financial and legal advisors, and based upon such factors considered by the Aveda Board to be relevant, including the Fairness Opinion, that: (i) the Arrangement is fair, from a financial point of view, to the Aveda Shareholders; (ii) it will recommend that Aveda Shareholders vote in favour of the Arrangement Resolution; and (iii) the Arrangement and entry into the Arrangement Agreement are in the best interests of Aveda and the Aveda Shareholders.

The Aveda Board realizes that there are risks associated with the Arrangement, including that some of the potential benefits set forth above may not be realized or that there may be significant costs associated with realizing such benefits. The Aveda Board believes that the factors in favour of the Arrangement outweigh the risks and potential disadvantages, although there can be no assurance in this regard.  See “Risk Factors” and “Risk Factors” in Schedule “F”.

EFFECT OF THE ARRANGEMENT

General

As of the date hereof, there are 57,812,646 Aveda Shares issued and outstanding.

Aveda Shares

In connection with the Arrangement, Daseke will acquire all of the issued and outstanding Aveda Shares. Aveda Shareholders (other than Dissenting Shareholders) will receive, for each one (1) Aveda Share held, the Consideration, comprised of: (i) C$0.90 in cash per Aveda Share, being the Cash Consideration; (ii) 0.0751 Daseke Shares, being the Share Consideration; or (iii) a combination thereof.

Details of the Arrangement

The following is a summary of the material terms of the Arrangement Agreement and the Plan of Arrangement and is subject to, and qualified in its entirety by, the full text of the Arrangement Agreement which is attached as Schedule “B” hereto and the Plan of Arrangement which is attached as Schedule “A” to the Arrangement Agreement.

Pursuant to the Arrangement, commencing at the Effective Time, the following shall occur and shall be deemed to occur, except as otherwise expressly provided in the Plan of Arrangement:

(a)                                 Rodan Loan [Tax Reorganization]. The Purchaser shall provide a loan to Rodan in the amount of US$23,760,000 plus accrued and unpaid interest at such time (the “Rodan Loan”) pursuant to a U.S. dollar denominated demand promissory note bearing interest at the Applicable Federal Rate issued to the Purchaser by Rodan, and the Purchaser shall deliver the full amount of the Rodan Loan on behalf of Rodan directly to Seventy Seven Operating LLC (“Seventy Seven”) in satisfaction of Rodan’s obligations under the loan pursuant to a Junior Secured Fixed Rate Note issued by Rodan to Seventy Seven dated June 15, 2015;

(b)                                 Aveda Options. Each Aveda Option outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the Aveda Option Plan, shall be deemed to be unconditionally vested and exercisable, and such Aveda Option shall, without any further action by or on behalf of a holder of Aveda Options, be deemed to be assigned and transferred by such holder to Aveda (free and clear of any Liens) in exchange for, in respect of each one (1) Aveda Share subject to such Aveda Option, such fraction of an Aveda Share (“Option Exchange Shares”) equal to (A) the amount (if any) by which the Cash Consideration exceeds the exercise price of each such Aveda Option (B) divided by the amount of the Cash Consideration, less amounts withheld and remitted for tax purposes, and each such Aveda Option shall immediately be cancelled (C) and, for greater certainty, where the amount of the Cash Consideration is less than or equal to the exercise price for such Aveda Option, such Aveda Option shall be cancelled without any consideration, and none of Aveda, the Purchaser or Daseke shall be obligated to pay the holder of such Aveda Option any amount in respect of such Aveda Option;

(c)                                  Aveda DSUs. (A) Each Aveda DSU outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the Aveda DSU Plan shall, without any further action by or on behalf of a holder of Aveda DSUs, be deemed to be assigned and transferred by such holder to Aveda in exchange for one (1) Aveda Share (a “DSU Exchange Share”), less amounts withheld and remitted for tax purposes, and (B) each such Aveda DSU shall immediately be cancelled;

(d)                                 Aveda RSUs. (A) Each Aveda RSU outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the Aveda RSU Plan shall, without any further action by or on behalf of a holder of Aveda RSUs, be deemed to be assigned and transferred by such holder to Aveda in exchange for one (1) Aveda Share (a “RSU Exchange Share”), less amounts withheld and remitted for tax purposes, and (B) each such Aveda RSU shall immediately be cancelled; and

(e)                                  Aveda Compensation Options. Each Aveda Compensation Option outstanding immediately prior to the Effective Time shall, without any further action by or on behalf of an Aveda Compensation Optionholder, be deemed to be assigned and transferred by such holder to Aveda in exchange for, in respect of each one (1) Aveda Share subject to such Aveda Compensation Option, such fraction of an Aveda Share (“Compensation Option Exchange Shares”, and together with the Option Exchage Shares, the DSU Exchange Shares and the RSU Exchange Shares, the “Exchange Shares”) equal to (A) the amount (if any) by which the Cash Consideration exceeds the exercise price of each such Aveda Compensation Option divided by (B) the amount of the Cash Consideration, less amounts withheld and remitted for tax purposes, and each such Aveda Compensation Option shall immediately be cancelled (and, for greater certainty, where the amount of the Cash Consideration is less than or equal to the exercise price for such Aveda Compensation Options, none of the Purchaser, Daseke or Aveda shall be obligated to pay the holder of such Aveda Compensation Option any amount in respect of such Aveda Compensation Option);

(f)                                   Stated Capital of 1277 Shares [Tax Reorganization]. The stated capital of the 1277 Shares shall be reduced to C$1.00 without repayment of capital in respect thereof;

(g)                                  Aveda Amalgamation [Tax Reorganization]. Aveda and 1277 shall complete a vertical short form amalgamation (the “Aveda Amalgamation”) whereby Aveda and 1277 shall continue as one corporation (“Amalco”) under the name “Aveda Transportation and Energy Services, Inc.”;

(h)                                 Rodan Notes [Tax Reorganization]. The balance owing under Rodan Note 1 (including accrued and unpaid interest, if any) and the balance owing under Rodan Note 2 (including accrued and unpaid interest, if any) shall contributed to Rodan;

(i)                                     Issuance of the Purchaser Note [Tax Reorganization]. Aveda shall sell all of the common shares in the capital of Rodan (the “Rodan Shares”) held by it, being 100 Rodan Shares (which includes, without limitation, the Rodan Shares issued pursuant to step (h), above), in consideration for a Canadian dollar denominated demand promissory note (the “Purchaser Note”) bearing interest at the Applicable Federal Rate and issued by the Purchaser to Aveda in such amount determined by the Purchaser and Aveda, each acting reasonably;

(j)                                    Election. Each issued and outstanding Aveda Share (other than Aveda Shares held by Dissenting Shareholders) shall be transferred to, and acquired by, Daseke (free and clear of any Encumbrances) in accordance with the election, or deemed election, of the holder of such Aveda Share, in exchange for:

(i)                                     Cash Consideration;

(ii)                                  Share Consideration; or

(iii)                               a combination thereof; and

(k)                                 Dissenting Shareholders. The Aveda Shares held by Dissenting Shareholders shall be, and shall be deemed to be, transferred to Daseke (free and clear of any Encumbrances) and cancelled, and such Dissenting Shareholders shall cease to have any rights as Aveda Shareholders, other than the right to be paid by Daseke the fair value of their Aveda Shares in accordance with the Dissent Rights.

(l)                                     Issuance of the Aveda Note [Tax Reorganization]. Aveda shall make a distribution in the aggregate amount of the Purchaser Note to the Purchaser, as the sole holder of Aveda Shares, as a return of capital and the stated capital of the Common Shares shall be correspondingly reduced by the amount of the Purchaser Note, and such distribution shall be satisfied by the issuance of a Canadian dollar denominated promissory note (the “Aveda Note”) to the Purchaser; and

(m)                             Satisfaction of the Aveda Note [Tax Reorganization]. The amount owing under the Purchaser Note shall be applied to fully satisfy the amount owing under the Aveda Note.

Steps (a), (f), (g), (h), (i), (l) and (m), listed above, will be completed for intercompany tax purposes.

It is expected that the disposition of the Aveda Shares pursuant to the Arrangement will give rise to a taxable disposition for most Aveda Shareholders and, as a result, taxes will generally be required to be paid by such Aveda Shareholders to the extent the proceeds of such disposition exceed the cost amount to such Aveda Shareholder of the Aveda Shares disposed. In particular, Aveda Shareholders who are residents of Canada for purposes of the ITA will realize a taxable disposition of their Aveda Shares under the Arrangement regardless of whether they elect, or are deemed to elect, to receive cash and/or Daseke Shares. See “Certain Canadian Federal Income Tax Considerations” in the Information Circular. This Information Circular does not address any tax considerations of the Arrangement other than certain Canadian federal income tax considerations. Aveda Shareholders who are resident in (or citizens of) jurisdictions other than Canada, including the United States of America, should consult their own tax advisors with respect to the tax implications of the Arrangement, including the amount and timing of any taxes payable by Aveda Shareholders with respect to the receipt of the Share Consideration, the Cash Consideration or the potential Earnout payments and any associated filing requirements in such jurisdictions. Shareholders should also consult their own tax advisors regarding provincial, state, local or territorial tax considerations of the Arrangement.

With respect to the potential Earnout:

(a)                                 Deposit of Contingent Consideration. Promptly following delivery of the Final EBITDA Statement (as defined in the Arrangement Agreement) by the Purchaser to the Aveda Nominee pursuant to section 2.9 of the Arrangement Agreement, the Purchaser shall deposit with the Depositary the Contingent Consideration (as defined in the Arrangement Agreement), provided, however, if the Contingent Consideration is an amount less than C$500,000, the Purchaser shall not deposit any funds with the Depositary with respect to the Contingent Consideration and no amounts shall be payable with respect to the Contingent Consideration;

(b)                                 Delivery of Contingent Consideration to Aveda Shareholders. Promptly following delivery of the Contingent Consideration by the Purchaser to the Depositary (if any), the Depositary shall deliver to the Aveda Shareholders (except Dissenting Aveda Shareholders) their pro rata share of the Contingent Consideration based on the aggregate number of Aveda Shares owned on the Effective Date (which, for greater certainty, shall take into account the Exchange Shares), less any amounts withheld for tax purposes; and

(c)                                  Surrender of Certificates. Notwithstanding the foregoing, the Depositary shall not make such payment of the Contingent Consideration to an Aveda Shareholder until such Aveda Shareholder has, in accordance with the Arrangement Agreement, surrendered to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Aveda Shares and/or the Aveda Compensation Option Certificate, as applicable, that were transferred to the Purchaser pursuant to this Plan of Arrangement and a duly completed and executed Letter of Transmittal and Election Form (and in the case of Compensation Option Exchange Shares, the corresponding Aveda Compensation Option Certificate) and such additional documents and instruments as the Depositary may reasonably require.

With respect to the exchange of Aveda Shares:

(a)                                 Elections. Aveda Shareholders may elect to receive in respect of each Aveda Share exchanged, the Share Consideration, the Cash Consideration or a combination thereof;

(b)                                 Letter of Transmittal and Election Form. Such elections shall be made by depositing with the Depositary, prior to the Election Deadline, a duly completed Letter of Transmittal and Election Form indicating such registered Aveda Shareholder’s election, together with any certificates or DRS Advice representing such registered Aveda Shareholder’s Aveda Shares (and in the case of Compensation Option Exchange Shares, the corresponding Aveda Compensation Option Certificate); and

(c)                                  Failure to Deliver Letter of Transmittal and Election Form. Any registered Aveda Shareholder who does not deposit with the Depositary a duly completed Letter of Transmittal and Election Form prior to the Election Deadline, or who otherwise fails to comply with the requirements of the Letter of Transmittal and Election Form and paragraph (b) above, shall be deemed to have elected to receive the Share Consideration.

The Earnout

Under the terms of the Earnout, subject to certain conditions contained in the Arrangement Agreement, Aveda Shareholders of record as of the effective date of the Arrangement (excluding dissenting shareholders) will be entitled to receive a pro rata share of a multiple of the amount (if any) by which Aveda’s EBITDA for the specified period (being June 1, 2018 to May 31, 2019 (or if the parties to the Arrangement Agreement mutually agree, July 1, 2018 to June 30, 2019)) exceeds C$18.0 million.  Subject to certain adjustments, the total amount payable is to be calculated by multiplying 2.74737 by the difference of Aveda’s EBITDA during the specified period and C$18.0 million, subject to a maximum payment of C$0.45 per share and certain adjustments.  It is expected that any such amount would be payable in cash approximately 14 months following the effective date of the Arrangement.

The terms of the Earnout should not be construed as a financial projection and there is no guarantee that any amount will become payable under the Earnout.

Following the Effective Time, the Purchaser is not required to operate or maintain the business of Aveda as currently operated or maintained and further has no fiduciary duty, duty of good faith or fair dealing, or obligation to act in the best interests of Aveda Shareholders or to maximize profit in relation to the Earnout.  However, in the event that at any time during the Earnout Period, Aveda effects any Acquisition Proposal (or effects multiple transactions which, in aggregate, would constitute an Acquisition Proposal), the Purchaser shall use its reasonable commercial efforts to ensure that, notwithstanding the occurrence of any such transaction(s), the revenues and expenses relating to the operations of Aveda’s assets and properties existing as of the Effective Date are accurately tracked by Aveda and/or Purchaser during the Earnout Period for the purposes of calculating the EBITDA. Please refer to Section 2.9 of the Arrangement Agreement for further details.

Aveda has appointed 2111943 Alberta Ltd. as the Aveda Nominee.  Under the terms of the Arrangement Agreement, the Aveda Nominee has the right to review the Purchaser’s draft calculations of Aveda’s EBITDA following the Earnout Period prior to finalization.  The Arrangement Agreement provides that the Aveda Nominee may, at its own discretion and subject to the time limitations prescribed by the Arrangement Agreement, in the event of a dispute between the Aveda Nominee and the Purchaser in relation to calculation of Aveda’s EBITDA, submit the dispute to a third party auditor for binding resolution of the dispute.  The costs of any such third party auditor required to adjudicate such dispute would be paid out of the proceeds otherwise payable to Aveda Shareholders under the Earnout.

See “Forward-Looking and Cautionary Statements” and “Non-IFRS Measures” for further information regarding the Earnout and the calculation of EBITDA.

See also “Risk Factors — Risks Related to the Arrangement — Earnout may not become payable or may be delayed”.

In conjunction with the Arrangement, Aveda, Daseke and the Depositary will enter into the Depositary Agreement whereby the Depositary will agree to: maintain the share register relating to Aveda Shareholders as of the Effective Time, and agree to administer payment of the Earnout, if any, at a future date based on the share register of Aveda Shareholders as of the Effective Date.

Following calculation of Aveda’s EBITDA in accordance with the terms of the Arrangement Agreement, and agreement by the Aveda Nominee and/or resolution of any disputes initiated by the Aveda Nominee in relation to calculation of Aveda’s EBITDA, the Depositary Agreement will provide for substantially the following:

a) Upon written direction from Daseke that an Earnout payment is to be made, Daseke will confirm to the Depositary the amount of funds to be paid to the former Aveda Shareholders as of the Effective Date.

b) The Depositary will calculate the entitlement and will provide the calculations to Daseke for review and approval.

c) Upon receipt of approval of the Earnout calculations and the funds required to pay the Earnout, the Depositary will issue the Earnout payment to the former Aveda Shareholders within three (3) Business Days.

d) Registered Aveda Shareholders are not entitled to receive any Earnout payment until such time that they have deposited their Aveda Shares with the Depositary.

It is expected that the Earnout, if any, will become payable approximately 14 months following the Effective Date, however, payment of the Earnout may be delayed for several reasons, including if the Aveda Nominee and Daseke do not agree on the calculation of Aveda’s EBITDA for the specified period.  See “Risk Factors”.

TSXV Delisting

Following the Meeting, Aveda intends to de-list the Aveda Shares from the TSXV (or, if possible, halt trading of the Aveda Shares) at least three (3) business days prior to the Effective Date of the Arrangement so that all trades will settle prior to the Effective Date.

Completion of the Arrangement

The respective obligations of Daseke and Aveda to complete the transactions contemplated by the Arrangement are subject to a number of conditions which must be satisfied in order for the Arrangement to become effective. Upon all of the conditions being fulfilled or waived, Aveda is required to file a copy of the Final Order and the Articles of Arrangement with the Registrar in order to give effect to the Arrangement.

The Arrangement Agreement

General

The Arrangement will be effected pursuant to the terms of the Plan of Arrangement and the Arrangement Agreement. The Arrangement Agreement contains covenants, representations and warranties of Aveda and Daseke, and various conditions precedent, both mutual and with respect to Aveda and Daseke.

Unless all of such conditions are satisfied or waived by the Party for whose benefit such conditions exist, to the extent they may be capable of waiver, the Arrangement will not proceed.  There is no assurance that the conditions will be satisfied or waived on a timely basis, or at all.

The following is a summary of certain provisions of the Arrangement Agreement and is qualified in its entirety by the full text of the Arrangement Agreement, a copy of which is attached as Schedule “B” hereto.  Aveda Shareholders are urged to read the Arrangement Agreement in its entirety.

Mutual Conditions Precedent

The obligations of the Parties to complete the transactions contemplated by the Arrangement Agreement, and in particular the Arrangement, are subject to the satisfaction, on or before the Effective Date or such other time specified, of each of the following conditions precedent:

(a)                                 Arrangement Resolution. The Arrangement Resolution will have been approved and adopted by the Aveda Shareholders at the Meeting in accordance with the Interim Order.

(b)                                 Interim and Final Order. The Interim Order and the Final Order will have each been obtained on terms consistent with the Arrangement Agreement, and have not been set aside or modified in a manner unacceptable to either Aveda, Daseke or the Purchaser, each acting reasonably, on appeal or otherwise.

(c)                                  Illegality. No law shall be in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins Aveda, Daseke or the Purchaser and/or its affiliates from consummating the Arrangement, and there shall be no judgment, decree, injunction, ruling, award, decision or order of any Governmental Entity prohibiting or enjoining Aveda or the Purchaser from consummating the Arrangement.

(d)                                 Nasdaq Notice. Any required notice to Nasdaq shall have been provided by Daseke with respect to the issuance of the Daseke Shares (to Aveda Shareholders).

(e)                                  TSXV Approval.  The conditional approval from TSXV with respect to the Arrangement shall have been obtained by Aveda.

(f)                                   Regulatory Approvals. The Regulatory Approvals (as such term is defined in the Arrangement Agreement) will have been obtained or concluded and not modified or, in the case of waiting or suspensory periods, expired or been terminated.

(g)                                  Dissent Rights. Dissent Rights have not been exercised with respect to more than 5% of the issued and outstanding Aveda Shares.

(h)                                 Securities Law Matters. (i) The Daseke Shares to be issued to the Aveda Shareholders in exchange for their Aveda Shares shall be exempt from the registration requirements of the U.S. Securities Act pursuant to section 3(a)(10) thereof, and such Daseke Shares will not be “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act, and subject only to restrictions on transfers applicable solely as a result of a holder being, or within the 90 days prior to the Effective Date having been, an “affiliate” (as such term is defined in Rule 405 under the U.S. Securities Act) of the Purchaser; provided, however, that Aveda Shareholders will not be entitled to the benefit of the condition in this paragraph 6.1(4)(a) if Aveda fails to advise the Court prior to the hearing for the Final Order that the Purchaser intends to rely on the exemption from the registration requirements of the U.S. Securities Act provided by section 3(a)(10) thereof based on the Court’s approval of the Arrangement; and (ii) the distribution of the Daseke Shares pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of applicable Securities Laws either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of applicable exemptions under Securities Laws and shall not be subject to resale restrictions under applicable Securities Laws (other than as applicable to control persons or pursuant to section 2.6 of National Instrument 45-102 — Resale of Securities).

For the complete text of the applicable provisions, see Section 6.1 of the Arrangement Agreement.

Additional Conditions to Obligations of Daseke and the Purchaser

The obligations of Daseke and the Purchaser to complete the transactions contemplated by the Arrangement Agreement, and in particular, the Arrangement, are also subject to the following conditions:

(a)                                 Representations and Warranties. (i) The representations and warranties of Aveda set forth in Paragraphs (1), (2), (3), (5), (6)(a), (7), (8), and (30) of Schedule “C” of the Arrangement Agreement were true and correct as of the date of the Arrangement Agreement and will be true and correct as of the Effective Time, in all respects, (ii) the representations and warranties of Aveda set forth in Paragraph (7)(c) of Schedule “C” shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and (iii) all other representations and warranties of Aveda were true and correct in all respects (and, for this purpose, any reference to “material”, “Material”, “Material Adverse Effect” or other concepts of materiality in such representations and warranties shall be ignored) as of the date of this Agreement and as of the Effective Time, except (A), in the case of clause (i), (ii) and (iii), representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date, and (B) in the case of clause (iii), where the failure to be so true and correct in all respects, individually and in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect in respect of Aveda; and Aveda has delivered a certificate confirming same to the Purchaser, executed by two (2) senior officers of Aveda (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

(b)                                 Performance of Covenants. Aveda has fulfilled or complied in all material respects with each of the covenants of Aveda contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and has delivered a certificate confirming same to Daseke and the Purchaser, executed by two (2) senior officers of Aveda (in each case without personal liability) addressed to Daseke and the Purchaser and dated the Effective Date.

(c)                                  Key Employees. Each Key Employee Agreement remains in full force and effect and unamended.

(d)                                 Key Consents. Each of the Key Consents has been given or obtained on terms acceptable to the Purchaser, acting reasonably.

(e)                                  No Legal Action. There is no action or proceeding (whether, for greater certainty, by a Governmental Entity or any other Person) pending in any jurisdiction to:

(i)                                     cease trade, enjoin, prohibit, or impose any limitations, damages or conditions on, the Purchaser’s ability to acquire, hold, or exercise full rights of ownership over, any Aveda Shares, including the right to vote the Aveda Shares;

(ii)                                  prohibit, restrict or impose terms or conditions on, the Arrangement, or the ownership or operation by Daseke and the Purchaser of the business or assets of Daseke, the Purchaser,

Aveda or their respective subsidiaries, or compel Daseke or the Purchaser to dispose of or hold separate any of the business or assets of Daseke, the Purchaser, Aveda or their respective subsidiaries as a result of the Arrangement; or

(iii)          prevent or materially delay the consummation of the Arrangement, or if the Arrangement were to be consummated, have a Material Adverse Effect with respect to Aveda or result in any material liability to Aveda or the Purchaser.

(f)                                   Material Adverse Effect. There shall not have been or occurred a Material Adverse Effect with respect to Aveda that has not been publicly disclosed by the Company prior to the date of this Agreement.

These conditions are for the exclusive benefit of Daseke and the Purchaser and may be asserted by Daseke and the Purchaser regardless of the circumstances or may be waived by Daseke and the Purchaser in their sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Daseke and the Purchaser may have.

For the complete text of the applicable provisions, see Section 6.2 of the Arrangement Agreement.

Additional Conditions Precedent to the Obligations of Aveda

The obligations of Aveda to consummate the transactions contemplated by the Arrangement Agreement, and in particular, the Arrangement, is subject to the following conditions:

(a)                                 Representations and Warranties. (i) The representations and warranties of the Purchaser and Daseke set forth in Paragraphs (1), (2), (3) and (6)(a) of Schedule D of the Arrangement Agreement were true and correct as of the date of the Arrangement Agreement and will be true and correct as of the Effective Time, in all respects, (ii) the representations and warranties of Daseke and the Purchaser set forth in the Paragraph 7(d) of Schedule D of Arrangement Agreement shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of the Arrangement Agreement and (iii) all other representations and warranties of the Purchaser and Daseke were true and correct in all respects (and, for this purpose, any reference to “material”, “Material Adverse Effect” or other concepts of materiality in such representations and warranties shall be ignored) as of the date of this Agreement and as of the Effective Time, except (A), in the case of clause (i), (ii) and (iii), representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date, and (B) in the case of clause (iii), where the failure to be so true and correct in all respects, individually and in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect in respect of Daseke; and Daseke has delivered a certificate confirming same to Aveda, executed by two (2) senior officers of Daseke (in each case without personal liability) addressed to Aveda and dated the Effective Date.

(b)                                 Performance of Covenants. Each of Daseke and the Purchaser has fulfilled or complied in all material respects with each of the covenants of Daseke and the Purchaser contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and has delivered a certificate confirming same to Aveda, executed by two (2) senior officers of each of Daseke and the Purchaser (in each case without personal liability) addressed to Aveda and dated the Effective Date.

(c)                                  Material Adverse Effect. There shall not have been or occurred a Material Adverse Effect with respect to Daseke that has not been publically disclosed by Daseke prior to the date of the Arrangement Agreement.

Aveda is not required to complete the Arrangement unless each of the following conditions is satisfied on or before the Effective Time, which conditions are for the exclusive benefit of Aveda and may only be waived, in whole or in part, by Aveda in its sole discretion.

For the complete text of the applicable provisions, see Section 6.3 of the Arrangement Agreement.

Covenants Regarding Non-Solicitation

Pursuant to the terms of the Arrangement Agreement, Aveda has agreed that it:

(a)                                 shall not, directly or indirectly, through any officer, director, employee, representative (including any financial or other adviser) or agent of Aveda or of any of its Subsidiaries, or otherwise, and shall not permit any such Person to:

(i)                                     solicit, assist, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of Aveda or any of its Subsidiaries or entering into any form of agreement, arrangement or understanding, other than certain confidentiality agreements permitted under the Arrangement Agreement) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal for Aveda;

(ii)                                  enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than Daseke, the Purchaser and their respective Affiliates) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal for Aveda, it being acknowledged and agreed that Aveda may communicate with any Person for purposes of advising such Person of the restrictions in this Agreement or advising such Person that their Acquisition Proposal does not constitute a Superior Proposal or is not reasonably expected to constitute or lead to a Superior Proposal;

(iii)                               make a Change in Recommendation;

(iv)                              accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any Acquisition Proposal for Aveda; or

(v)                                 accept or enter into (other than confidentiality agreements permitted under the Arrangement Agreement) or publicly propose to accept or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal for the Aveda.

(b)                                 shall, and shall cause Aveda’s Subsidiaries and Aveda’s representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations, or other activities commenced prior to the date of the Arrangement Agreement with any Person (other than Daseke, the Purchaser and their respective Affiliates) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal for Aveda, and in connection therewith Aveda shall:

(i)                                     immediately discontinue access to and disclosure of all information, including the Aveda Data Room and any other data room, and any confidential information, properties, facilities, books and records of Aveda or any of its Subsidiaries; and

(ii)                                  promptly request, and exercise all rights it has to require: (i) the return or destruction of all copies of any confidential information regarding Aveda or any Subsidiary provided to any Person other than Daseke or the Purchaser, and (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding Aveda or any Subsidiary, using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(c)                                  represents and warrants that Aveda has not waived any confidentiality, standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement, restriction or covenant to which Aveda or any Subsidiary is a party, and further covenants and agrees that (i) Aveda shall take all necessary action to enforce each confidentiality, standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement, restriction or covenant to which Aveda or any Subsidiary is a party, and (ii) neither Aveda, nor any Subsidiary, nor any of the Aveda’s representatives have or will, without the prior written consent of Daseke and the Purchaser (which may be withheld or delayed in Daseke’s or the Purchaser’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting Aveda or any of its Subsidiaries under any confidentiality, standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement, restriction or covenant to which Aveda or any Subsidiary is a party.

For the complete text of the applicable provisions, see Section 5.1 of the Arrangement Agreement.

Purchaser Right to Match

(a)                                 Pursuant to the terms of the Arrangement Agreement, if Aveda receives an Acquisition Proposal for Aveda that constitutes a Superior Proposal prior to receipt of the required approvals of Aveda Shareholders of the Arrangement Resolution, Aveda may, subject to compliance with Article 7 and Section 8.3 of the Arrangement Agreement, enter into a definitive agreement with respect to such Acquisition Proposal, if and only if:

(i)                                     the Person making the Superior Proposal was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction with Aveda or any of its Subsidiaries;

(ii)                                  Aveda has been, and continues to be, in compliance with its obligations under Article 5 of the Arrangement Agreement relating to Acquisition Proposals;

(iii)                               Aveda has delivered to Daseke and the Purchaser a written notice of the determination of the Aveda Board that such Acquisition Proposal constitutes a Superior Proposal and of the intention of Aveda to enter into such definitive agreement with respect to such Superior Proposal, together with a written notice from the Aveda Board regarding the value and financial terms that the Aveda Board, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under such Superior Proposal;

(iv)                              Aveda has provided Daseke and the Purchaser a copy of the proposed definitive agreement for the Superior Proposal and all supporting materials, including any financing documents supplied to Aveda in connection therewith;

(v)                                 at least five (5) Business Days (the “Company Matching Period”) have elapsed from the date that is the later of the date on which Daseke and the Purchaser received the superior proposal notice and the date on which Daseke and the Purchaser received all materials relating to the Superior Proposal;

(vi)                              during any Company Matching Period, Daseke and the Purchaser have had the opportunity (but not the obligation), in accordance with terms set out below, to offer to amend the Arrangement Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;

(vii)                           after the Company Matching Period, the Aveda Board (i) has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal (if applicable, compared to the terms of the Arrangement as proposed to be amended by Daseke and the Purchaser) and (ii) has determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure by the Aveda Board to recommend that Aveda enter into a definitive agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duties; and

(viii)                        prior to or concurrently with entering into such definitive agreement Aveda terminates the Arrangement Agreement and pays the Termination Fee.

(b)                                 During the Company Matching Period, or such longer period as Aveda may approve in writing for such purpose: (a) the Aveda Board shall review any offer made by Daseke and the Purchaser to amend the terms of the Arrangement Agreement and the Arrangement in good faith in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal for Aveda previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (b) the Aveda shall negotiate in good faith with Daseke and the Purchaser to make such amendments to the terms of the Arrangement Agreement and the Arrangement as would enable Daseke and the Purchaser to proceed with the transactions contemplated by the Arrangement Agreement on such amended terms. If the Aveda Board determines that such Acquisition Proposal would cease to be a Superior Proposal, Aveda shall promptly so advise Daseke and the Purchaser and Aveda and Daseke and the Purchaser shall amend the Arrangement Agreement to reflect such offer made by Daseke and the Purchaser, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(c)                                  Each successive material amendment or modification to any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of the Arrangement Agreement, and Daseke and the Purchaser shall be afforded a new five (5) Business Day Company Matching Period from the later of the date on which Daseke and the Purchaser received the Superior Proposal Notice and the date on which Daseke and the Purchaser received all of the required materials relating to the Superior Proposal.

(d)                                 The Aveda Board shall promptly reaffirm its recommendation for Aveda Shareholders to vote for the Arrangement by press release after any Acquisition Proposal for Aveda which is not determined to be a Superior Proposal is publicly announced or publicly disclosed or the Aveda Board determines that a proposed amendment to the terms of the Arrangement Agreement would result in an Acquisition Proposal no longer being a Superior Proposal.

(e)                                  If Aveda provides a Superior Proposal notice to Daseke and the Purchaser after a date that is less than ten (10) Business Days before the Meeting, Aveda shall either proceed with or shall postpone the Meeting to a date that is not more than 15 Business Days after the scheduled date of the Meeting, as directed by Daseke and the Purchaser acting reasonably; provided, however, that the Meeting shall not be adjourned or postponed to a date later than five (5) Business Days prior to the Outside Date.

(f)                                   Nothing in this Agreement shall prevent the Aveda Board from, subject to its to pay the Termination Fee, complying with section 2.17 of Multilateral Instrument 62-104 — Takeover Bids and Issuer Bids and similar provisions under Securities Laws relating to the provision of a directors’ circular in respect of an Acquisition Proposal for Aveda.

Daseke Termination Fee

Pursuant to the terms of Section 8.3 of the Arrangement Agreement, Aveda has agreed to pay the Termination Fee as follows:

(a)                                 Aveda shall pay the Termination Fee within two (2) Business Days following the termination of the Arrangement Agreement by Daseke if: (A) the Aveda Board or any committee of the Aveda Board (1) fails to unanimously recommend or withdraws, amends, modifies or qualifies the Aveda Board’s recommendation to shareholders to vote for the transaction, or publicly proposes or states its intention to do so, (2) accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend an Acquisition Proposal for Aveda or takes no position or remains neutral with respect to a publicly announced, or otherwise publicly disclosed, Acquisition Proposal for Aveda for more than five Business Days (or beyond the third Business Day prior to the date of the Meeting, if sooner), (3) accepts or enters into or publicly proposes to accept or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal for Aveda, or (4) fails to publicly recommend or reaffirm the Aveda Board’s recommendation within five Business Days after having been requested in writing by Daseke to do so (or in the event that the Meeting is scheduled to occur within such five (5) Business Day period, prior to the third (3rd) Business Day prior to the date of the Meeting)  (each of the actions described in this clause (A) a “Change in Recommendation”), or (B) Aveda breaches its covenants in the Arrangement Agreement relating to Acquisition Proposals in any material respect;

(b)                                 Aveda shall pay the Termination Fee prior to or simultaneously with the termination of the Arrangement Agreement by Aveda, if, prior to receipt of the required approvals of Aveda Shareholders of the Arrangement Resolution, the Aveda Board authorizes Aveda to enter into a written agreement with respect to a Superior Proposal in accordance with Section 5.4 of the Arrangement Agreement, provided Aveda is then in compliance with its covenants in the Arrangement Agreement relating to Acquisition Proposals that prior to or concurrent with such termination Aveda pays the Termination Fee prior to or simultaneously; or

(c)                                  Aveda shall pay the Termination Fee upon the consummation/closing of the transaction with respect to an Acquisition Proposal if:

(i)                                     the Arrangement Agreement is terminated by Aveda or Daseke as a result of the Arrangement Resolution is not approved by the Aveda Shareholders at the Meeting in accordance with the Interim Order;

(ii)                                  the Arrangement Agreement is terminated by Aveda or Daseke as a result of the Effective Time does not occur on or prior to the Outside Date; or

the Arrangement Agreement is terminated by Daseke in the event of a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Aveda under the Arrangement Agreement occurs that would cause any condition relating to Aveda’s representations and warranties or Aveda’s performance of  covenants not to be satisfied, and such breach or failure is incapable of being cured on or prior to the Outside Date or is not cured in accordance with the Arrangement Agreement, provided that:

(A)                               prior to termination under the circumstances enumerated above, an Acquisition Proposal for Aveda is made or publicly announced or otherwise publicly disclosed by any Person (other than the Purchaser or any of its Affiliates) or any Person (other than the Purchaser or any of its Affiliates) shall have publicly announced an intention to make an Acquisition Proposal for Aveda; and

(B)                               within 12 months following the date of such termination, (x) an Acquisition Proposal for Aveda (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (A) above) is consummated or effected, or (y) Aveda or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a contract in respect of such Acquisition Proposal for Aveda (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (A) above) and such Acquisition Proposal is later consummated or effected (whether or not such Acquisition Proposal is later consummated or effected within 12 months after such termination).

For purposes of the foregoing, references to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be references to “50% or more”.

For the complete text of the applicable provisions, see Section 8.3 of the Arrangement Agreement.

Termination of Arrangement Agreement

The Arrangement Agreement may be terminated prior to the Effective Date by:

(a)                                 the mutual written agreement of the Parties; or

(b)                                 either Aveda or the Purchaser if:

(i)                                     if the Arrangement Resolution is not approved by the Aveda Shareholders at the Meeting in accordance with the Interim Order provided that a Party may not so terminate the Arrangement Agreement if the failure to obtain the approval of the Aveda Shareholders has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under the Arrangement Agreement;

(ii)                                  after the date of the Arrangement Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Arrangement illegal or otherwise permanently prohibits or enjoins Aveda, Daseke or the Purchaser from consummating the Arrangement, and such Law has, if applicable, become final and non-appealable; or

(iii)                               the Effective Time does not occur on or prior to the Outside Date, provided that a Party may not terminate the Arrangement Agreement if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under the Arrangement Agreement;

(c)                                  Aveda if:

(i)            a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Daseke or the Purchaser under the Arrangement Agreement occurs that would cause any condition relating to Daseke’s or the Purchaser’s  representations and warranties or Daseke’s or the Purchaser’s performance of covenants not to be satisfied, and such breach or failure is incapable of being cured on or prior to the Outside Date or is not cured in accordance with the terms of the Arrangement Agremeent; provided that any willful breach shall be deemed to be incurable and Aveda is not then in breach of the Arrangement Agremeent so as to cause any such condition not to be satisfied;

(ii)           prior to receipt of the required approvals of the Aveda Shareholders of the Arrangement Resolution, the Aveda Board authorizes Aveda to enter into a written agreement with respect to a Superior Proposal, provided Aveda is then in compliance with its covenants in the Arrangement Agreement relating to Acquisition Proposals that prior to or concurrent with such termination Aveda pays the Termination Fee prior to or simultaneously; or

(iii)          there has occurred a Material Adverse Effect with respect to Daseke that has not been publically disclosed by Daseke prior to the date of the Arrangement Agreement; or

(d)                                 Daseke if:

(i)            breach of any representation or warranty or failure to perform any covenant or agreement on the part of Aveda under the Arrangement Agreement occurs that would cause any condition relating to Aveda’s representations and warranties or Aveda’s performance of covenants not to be satisfied, and such breach or failure is incapable of being cured on or prior to the Outside Date or is not cured in accordance with the terms of the Arrangement Agreement; provided that any willful breach shall be deemed to be incurable and Daseke is not then in breach of the Arrangement Agreement so as to cause any such condition not to be satisfied;

(ii)           (A) a Change in Recommendation occurs, or (B) Aveda breaches its covenants in the Arrangement Agreement relating to Acquisition Proposals in any material respect;

(iii)          any event occurs as a result of which the condition relating to key employees is not capable of being satisfied by the Outside Date; or

(iv)          there has occurred a Material Adverse Effect with respect to Aveda that has not been publically disclosed by Aveda prior to the date of the Arrangement Agreement.

For the complete text of the applicable provisions, see Section 7.2 of the Arrangement Agreement.

Expense Reimbursement

All out-of-pocket third party transaction expenses incurred in connection with the Arrangement Agreement and the Arrangement, including all costs, expenses and fees incurred prior to or after the Effective Date in connection with, or incidental to, the Arrangement, shall be paid by the Party incurring such expenses, whether or not the Arrangement is consummated, except where:

(a)                                 the Arrangement Agreement is terminated by (i) Daseke or Aveda relating to the failure of the Aveda Shareholders to approve the Arrangement or (ii) by Daseke relating to Aveda’s breach of a representation or warranty, Aveda’s failure to perform its covenants or the occurrence of a material adverse effect with respect to Aveda, in which case Aveda will, upon the provision of reasonable documentary evidence of disbursement by Daseke and/or the Purchaser, within five (5) Business Days of such termination, pay to Daseke all reasonable out-of-pocket expenses (including fees and disbursements of counsel and fees of financial advisors) incurred by Daseke and/or the Purchaser in relation to the Arrangement Agreement and the Arrangement by wire transfer of immediately available funds.

(b)                                 the Arrangement Agreement is terminated by Aveda relating to Daseke’s breach of a representation or warranty, Daseke’s failure to perform its covenants, or the occurrence of a material adverse effect with respect to Daseke, then Daseke will, upon the provision of reasonable documentary evidence of disbursement by Aveda, within five (5) Business Days of such termination, pay to Aveda all reasonable out-of-pocket expenses (including fees and disbursements of counsel and fees of financial advisors) incurred by Aveda in relation to the Arrangement Agreement and the Arrangement by wire transfer of immediately available funds.

Amendment

The Arrangement Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of the Aveda Shareholders, and any such amendment may, subject to the Interim Order and Final Order and Laws, without limitation:

(a)                                 change the time for performance of any of the obligations or acts of the Parties;

(b)                                 modify any representation or warranty contained in the Arrangement Agreement or in any document delivered pursuant to the Arrangement Agreement;

(c)                                  modify any of the covenants contained in the Arrangement Agreement and waive or modify performance of any of the obligations of the Parties; and/or

(d)                                 modify any mutual conditions contained in this the Arrangement Agreement.

Voting Agreements

As of April 13, 2018, all of the directors and executive officers of Aveda and certain Aveda Shareholders holding an aggregate of 15,497,595 Aveda Shares (representing approximately 26.8% of the aggregate issued and outstanding Aveda Shares on an undiluted basis) entered into the Voting Agreements with Daseke pursuant to which they agreed, among other things: (i) to vote the Aveda Shares beneficially owned or controlled or directed by them, directly or indirectly, at the Meeting, in favour of the Arrangement Resolution and all matters related thereto; (ii) to oppose any other Acquisition proposal; and (iii) not to sell any Aveda Shares.

Pursuant to the Voting Agreements, all of the directors and executive officers of Aveda and certain Aveda Shareholders have agreed, among other things, not to take any actions or cause to be taken any actions that might reasonably be expected to reduce the likelihood of the Arrangement being successfully completed.  The Voting Agreements shall be terminated on the earlier of: (a) the Effective Time; and (b) the date on which the Arrangement Agreement is terminated in accordance with its terms.

PROCEDURE FOR THE ARRANGEMENT TO BECOME EFFECTIVE

Procedural Steps

The Arrangement is proposed to be carried out pursuant to Section 193 of the ABCA. The following procedural steps must be taken in order for the Arrangement to become effective:

(a)                                 the Arrangement must be approved by not less than 66 2/3% of the aggregate votes validly cast by the Aveda Shareholders voting together as a single class at the Meeting in the manner set forth in the Interim Order;

(b)                                 the Court must grant the Final Order approving the Arrangement;

(c)                                  all conditions precedent to the Arrangement, as set forth in the Arrangement Agreement, must be satisfied or waived by the appropriate Party, including receipt of all Regulatory Approvals; and

(d)                                 the Final Order, the Articles of Arrangement and related documents, in the form prescribed by the ABCA, must be filed with the Registrar.

There is no assurance that the conditions set out in the Arrangement Agreement will be satisfied or waived on a timely basis or at all.

Upon the conditions precedent set forth in the Arrangement Agreement being fulfilled or waived, Aveda intends to file a copy of the Final Order and the Articles of Arrangement with the Registrar under the ABCA, together with such other materials as may be required by the Registrar, in order to cause the Registrar to issue a certificate to give effect to the Arrangement.

Shareholder Approval

At the Meeting, Aveda Shareholders will be asked to consider, and if deemed advisable, approve the Arrangement Resolution. To be effective, the Arrangement Resolution must be approved by: (i) not less than 66 2/3% of the votes cast by Aveda Shareholders, represented either in person or by proxy at the Meeting, voting together as a single class; and (ii) a simple majority of the votes cast by the holders of Aveda Shares, excluding the votes cast by holders of Aveda Shares who are entitled to receive, directly or indirectly, a “collateral benefit” and whose votes are required to be excluded under Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions.

It is the intention of the persons named in the enclosed form of proxy, if not expressly directed to the contrary in such form of proxy, to vote such proxy in favour of the Arrangement Resolution set forth in Schedule “A” to this Information Circular.

Notwithstanding the foregoing, the Arrangement Resolution proposed for consideration by the Aveda Shareholders authorizes the Aveda Board, without further notice to or approval of such Aveda Shareholders, subject to the terms of the Arrangement Agreement and the Interim Order, to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement and approved by the Court and, subject to the terms of the Arrangement Agreement, to not proceed with the Arrangement.  See Schedule “A” to this Information Circular for the full text of the Arrangement Resolution.

Court Approval

Interim Order

On May 1, 2018, Aveda obtained the Interim Order providing for the calling and holding of the Meeting and other procedural matters. The Interim Order is attached as Schedule “C” to this Information Circular.

Final Order

The Arrangement requires Court approval.  Subject to the terms of the Arrangement Agreement, if the Arrangement Resolution is approved at the Meeting, Aveda will make an application to the Court for the Final Order at the Court House, 601 — 5th Street, S.W., Calgary, Alberta, T2P 5P7, on June 5, 2018 at 10:00 a.m. (Calgary time) or as soon thereafter as counsel may be heard if the Arrangement is approved by the requisite majority of Aveda Shareholders at the Meeting. The Notice of Application for the Final Order accompanies this Information Circular.  At the application the Court will be requested to approve the Arrangement and to consider, among other things, the fairness of the Arrangement.

Any Aveda Shareholder, or other interested party desiring to support or oppose the Application with respect to the Arrangement, may appear at the hearing in person or by counsel for that purpose, subject to filing with the Court and serving on Aveda on or before 12:00 p.m. (Calgary time) on May 29, 2018, a notice of intention to appear setting out their address for service and indicating whether they intend to support or oppose the Application or make submissions, together with any evidence or materials which are to be presented to the Court. Service of such notice on Aveda is required to be effected by service upon the solicitors for Aveda: Burstall Winger Zammit LLP, 1600, 333 — 7th Avenue S.W., Calgary, Alberta, T2P 2Z1, Attention: Adrian Harvey.

Aveda has been advised by its counsel that the Court has broad discretion under the ABCA when making orders with respect to the Arrangement and that the Court, in hearing the application for the Final Order, will consider, among other things, the fairness of the Arrangement to the Aveda Shareholders and any other interested party as the Court determines appropriate. The Court may approve the Arrangement either as proposed or as amended in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court may determine appropriate.  Either Daseke or Aveda may determine not to proceed with the Arrangement in the event that any amendment ordered by the Court is not satisfactory to such Party.

Regulatory Matters

Other than the conditional approval of the TSXV for the Arrangement, which was received on April 30, 2018, neither Daseke nor Aveda is aware of any material regulatory approval or other action by any Governmental Entity that would be required to be obtained prior to the Effective Date. If any filings or consents are required, such filings or consents will be sought but these additional requirements could delay the Effective Date or prevent the completion of the Arrangement.

Procedure for Election and Exchange of Aveda Share Certificates

A copy of the Letter of Transmittal and Election Form (printed on BLUE paper) is enclosed with this Information Circular.  In order to make an election to receive the Cash Consideration, the Share Consideration or any combination thereof, the enclosed Letter of Transmittal and Election Form (printed on BLUE paper) must be validly completed, duly executed and returned with the certificate(s) or DRS Advice representing Aveda Shares and any other documentation as provided in the Letter of Transmittal and Election Form, to the office of the Depositary specified on the final page of the Letter of Transmittal and Election Form prior to the Election Deadline.  Registered Aveda Shareholders who do not make a valid election prior to the Election Deadline will automatically be deemed to have elected to receive the Share Consideration.

In the event that the Arrangement is not completed, such certificates or DRS Advice representing the Aveda Shares will be promptly returned to the registered Aveda Shareholder. If the Arrangement is completed, upon surrender to the Depositary of a duly completed Letter of Transmittal and Election Form (printed on BLUE paper), the certificate(s) or DRS Advice representing Aveda Shares and any other documentation as provided in the Letter of Transmittal and Election Form (printed on BLUE paper), the Depositary shall (subject to any withholdings, if applicable and the terms of the Arrangement) deliver to such holder the Consideration which the holder of such Aveda certificate(s) or DRS Advice has elected to receive and is entitled pursuant to the Arrangement, provided that such holder is not a Dissenting Shareholder.

Aveda Shareholders whose Aveda Shares are registered in the name of a broker, dealer, bank, trust company or other nominee must contact their nominee to make an election and deposit their Aveda Shares. Aveda Shareholders should carefully follow the instructions provided to them by their nominee.

Registered Aveda Shareholders are encouraged to deliver a duly completed Letter of Transmittal and Election Form (printed on BLUE paper) together with the relevant share certificate(s) or DRS Advice to the Depositary as soon as possible.

None of Aveda, Daseke or the Depositary are liable for failure to notify registered Aveda Shareholders, nor do they have any obligation to notify registered Aveda Shareholders, who make a deficient deposit with the Depositary.

Aveda and Daseke reserve the right to permit the procedure for the exchange of Aveda Shares pursuant to the Arrangement to be completed other than that as set out above.

The Depositary will act as the agent of persons who have deposited Aveda Shares pursuant to the Arrangement for the purpose of receiving the Consideration and transmitting such Consideration to such persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons depositing Aveda Shares.  Settlement with persons who deposit Aveda Shares will be effected by the Depositary forwarding DRS Advice representing Daseke Shares to be issued and/or cheques for cash to be paid in consideration for such Aveda Shares by first class mail, postage prepaid.  Any dividends paid with respect to any Daseke Shares allotted and issued pursuant to the Arrangement, but for which a certificate has not been issued, shall be paid or delivered to the Depositary to be held by the Depositary in trust for the registered Aveda Shareholder thereof.  All monies received by the Depositary shall be held by it in trust accounts upon such terms as the Depositary may reasonably deem appropriate.  The Depositary shall pay and deliver to any such registered Aveda Shareholder, as soon as reasonably practicable after application therefore is made by the registered Aveda Shareholder to the Depositary in such form as the Depositary may reasonably require, such dividends to which such holder is entitled, net of applicable withholding and other taxes. Under no circumstances will interest accrue or be paid by Daseke, Aveda or the Depositary to persons depositing Aveda Shares for the Cash Consideration regardless of any delay in making such payment.

Unless otherwise directed in the Letter of Transmittal and Election Form, the DRS Advice representing Daseke Shares to be issued in consideration for the Aveda Shares deposited under the Arrangement will be issued in the name of, and cheques for cash will be made payable to, the registered holder of Aveda Shares so deposited.  Unless the person who deposits the Aveda Shares instructs the Depositary to hold the DRS Advice representing the Daseke Shares and/or cheques for pick up by checking the appropriate box in the Letter of Transmittal and Election Form, DRS Advice and cheques will be forwarded by first class mail to the address supplied in the Letter of Transmittal and Election Form or, if no name or address is specified, at such name and such address as is shown on the register maintained by the Transfer Agent.

The use of mail to transmit certificates or DRS Advice representing Aveda Shares and the Letter of Transmittal and Election Form (printed on BLUE paper) is at each Aveda Shareholder’s option and risk.  Aveda recommends that such certificates and documents be delivered by hand to the Depositary and a receipt therefore be obtained or, if mailed, by registered mail with return receipt being used and that appropriate insurance be obtained.

If a share certificate has been lost, stolen or destroyed, the Letter of Transmittal and Election Form (printed on BLUE paper) should be completed as fully as possible and forwarded, together with a letter describing the loss, to the Depositary. The Depositary will respond with the replacement requirements, which must be completed and returned to the Depositary prior to the payment of the Consideration.

From and after the Effective Time certificates or DRS Advice formerly representing Aveda Shares shall represent only the right to receive the Consideration to which the holders have elected (or are deemed to have elected) to receive and are entitled pursuant to the Arrangement.

Subject to any applicable law relating to unclaimed personal property, any certificate or DRS Advice which immediately prior to the Effective Time represented outstanding Aveda Shares that has not been validly deposited with all other documents as required pursuant to the Arrangement on or prior to the last Business Day prior to the sixth anniversary of the Effective Date shall cease to represent a right or claim of any kind or nature and the right of the registered holder of such Aveda Shares to receive the Consideration and shall be deemed to be surrendered to Daseke together with all dividends and distributions.

Treatment of Fractional Shares

No fractional Daseke Shares will be issued to Aveda Shareholders pursuant to the Arrangement.  In the event that an Aveda Shareholder would otherwise be entitled to a fractional Daseke Share pursuant to the Arrangement, and subject to the Letter of Transmittal and Election Form, the number of Daseke Shares issued to such Aveda Shareholder will be rounded up to the nearest whole number of Daseke Shares if the fractional entitlement is equal to or greater than 0.5 and shall, without any additional compensation, be rounded down to the nearest whole number of Daseke Shares if the fractional entitlement is less than 0.5.  In calculating such fractional interests, all Aveda Shares registered in the name of such Aveda Shareholder shall be aggregated.

Rounding of Cash Consideration

In any case where the aggregate cash consideration payable to an Aveda Shareholder under the Arrangement would include a fraction of a cent, the consideration payable will be rounded down to the nearest whole cent.

INTERESTS OF CERTAIN PERSONS IN THE ARRANGEMENT

Certain directors and officers of Aveda have interests in the transactions contemplated by the Arrangement that may be different from, and/or in addition to, the interests of Aveda Shareholders generally. The Aveda Board was aware of these potential interests and considered them, along with other matters, in reaching its decision to approve the Arrangement and to recommend that Aveda Shareholders vote for the Arrangement Resolution. Except as described below, to the knowledge of Aveda, no person that has been a director or executive officer of Aveda at any time since the beginning of Aveda’s last completed financial year or any associate or affiliate thereof has any material interest, direct or indirect, in the Arrangement.

The Aveda Board approved the acceleration of the vesting of all of the currently outstanding Aveda Options.  Under the terms of the Arrangement, any outstanding Aveda Options with an exercise price greater than or equal to the Cash Consideration as of the Effective Time will automatically be cancelled.  Under the terms of the Arrangement, any outstanding Aveda Options with an exercise price less than the Cash Consideration as of the Effective Time (the “In-the-Money Aveda Options”), if not exercised prior to the Effective Time, will automatically be exchanged at or immediately prior to the Effective Time, for such fraction of an Aveda Share equal to the amount (if any) by which the Cash Consideration exceeds the exercise price of each such Aveda Option divided by the amount of the Cash Consideration (less amounts withheld and remitted for tax purposes).  The following list discloses the In-the-Money Aveda Options held by directors and executive officers of Aveda as of the date hereof:

Name of Director or Executive Officer	Number of In-the-Money Aveda Options	Exercise Price (C$)	Anticipated Number of Aveda Shares issuable under the Arrangement
Tom Halliday	302,800	$0.60	100,933
Bharat Mahajan	373,200	$0.60	124,400
Ronnie Witherspoon	678,500	$0.60	226,167

Under the terms of the Arrangement, any Aveda DSU’s or Aveda RSU’s outstanding as of the Effective Date will automatically convert into Aveda Shares such that the holders of such Aveda DSU’s and Aveda RSU’s may participate in the Arrangement and receive the Consideration on the same basis as holders of Aveda Shares.  The following list discloses the outstanding Aveda DSU’s and Aveda RSU’s held by directors and executive officers of Aveda as of the date hereof:

Name of Director or Executive Officer	Type of Security	Anticipated Number of Aveda Shares issuable under the Arrangement
Stefan Erasmus	DSUs	76,800
Douglas McCartney	DSUs	76,800
Paul Shelley	DSUs	76,800
David Werklund	DSUs	94,800
Bharat Mahajan	RSUs	7,100
Ronnie Witherspoon	RSUs	343,400

It is anticipated that the Key Employees will remain as executive officers of Aveda following completion of the Arrangement.  It is a condition of closing in favour of the Purchaser that the Key Employee Agreements with the Key Employees will remain in full force and effect and unamended.  In addition, Mr. Bharat Mahajan will receive a change of control payment of C$440,325 under the terms of his existing employment agreement with Aveda.

In addition, certain amounts in relation to Aveda’s director and executive officer long-term incentive programs for 2017 and the first part of 2018 have been accrued but remain unpaid as a result of the Corporation’s black-out policy being in effect for significant periods of time.  The Aveda Board has conditionally approved bonuses to settle such amounts as follows: Larry Heidt (C$20,000), Ronnie Witherspoon (C$210,000), Bharat Mahajan (C$74,000), Tom Halliday (C$84,000) and Les Ovelson (C$32,000).  Payment of the bonuses is conditional on completion of all material conditions to the Arrangement to the satisfaction of the Aveda Board (other than the filing of the Articles of Arrangement).

The directors and executive officers who own Aveda Shares have indicated their intention to vote their Aveda Shares in favour of the Arrangement Resolution and have entered into Voting Agreements agreeing to do so.  See “Effect of the Arrangement — Voting and Support Agreements”.

SECURITIES LAWS MATTERS

Status of Aveda Shares on the TSXV

The Aveda Shares are currently listed on the TSXV under the symbol “AVE”. Following the Meeting, Aveda intends to de-list the Aveda Shares from the TSXV at least three (3) Business Days prior to the Effective Date of the Arrangement so that all trades will settle prior to the Effective Date.

Interim Order

It is intended that an application be made to applicable securities regulatory authorities in Canada for an order deeming Aveda to no longer be, as of the date of the delisting, a “reporting issuer” for the purposes of applicable securities legislation.

MI 61-101

Aveda is a reporting issuer (or its equivalent) in Alberta and Ontario (among other provinces) and accordingly is subject to MI 61-101.

MI 61-101 is intended to regulate certain transactions to ensure equality of treatment among security holders, generally requiring enhanced disclosure, approval by a majority of security holders excluding interested or related parties and/or, in certain instances, independent valuations and approval and oversight of the transaction by a special committee of independent directors. The protections of MI 61-101 generally apply to “business combinations” (as defined in MI 61-101) that terminate the interests of security holders without their consent.

MI 61-101 provides that, in certain circumstances, where a “related party” (as defined in MI 61-101) of an issuer is entitled to receive a “collateral benefit” (as defined in MI 61-101) in connection with an arrangement transaction (such as the Arrangement), such transaction may be considered a “business combination” for the purposes of MI 61-101 and subject to minority approval requirements. However, the minority approval requirements of MI 61-101 do not apply to related parties who have beneficial ownership of or control or direction over less than 1% of the issuer’s outstanding equity securities at the time the transaction was agreed to and where collateral benefits are disclosed in the information circular.

A “collateral benefit”, as defined in MI 61-101, includes any benefit that a related party of Aveda (which includes the directors and executive officers of Aveda) is entitled to receive, directly or indirectly, as a consequence of the Arrangement, including, without limitation, an increase in salary, a lump sum payment, a payment for surrendering securities or other enhancement in benefits related to past or future services as an employee, director or consultant of Aveda. However, such a benefit will not constitute a “collateral benefit” provided that certain conditions are satisfied.

Under MI 61-101, a benefit received by a related party of Aveda is not considered to be a “collateral benefit” if the benefit is received solely in connection with the related party’s services as an employee, director or consultant of Aveda or an affiliated entity and (i) the benefit is not conferred for the purpose, in whole or in part, of increasing the value of the consideration paid to the related party for securities relinquished under the Arrangement, (ii) the conferring of the benefit is not, by its terms, conditional on the related party supporting the Arrangement in any manner, (iii) full particulars of the benefit are disclosed in the disclosure document for the transaction, and (iv) either (A) at the time the Arrangement was agreed to, the related party and its associated entities beneficially owned or exercised control or direction over less than 1% of the outstanding Aveda Shares, or (B) (x) the related party discloses to an independent committee of Aveda the amount of consideration that the related party expects it will be beneficially entitled to receive, under the terms of the Arrangement, in exchange for the Aveda Shares beneficially owned by the related party, (y) the independent committee, acting in good faith, determines that the value of the benefit, net of any offsetting costs to the related party, is less than 5% of the value referred to in (B) (x), and (z) the independent committee’s determination is disclosed in this Circular.

If a “related party” receives a “collateral benefit” in connection with the Arrangement, the Arrangement Resolution will require “minority approval” in accordance with MI 61-101. If “minority approval” is required, the Arrangement Resolution must be approved by a majority of the votes cast, excluding those votes beneficially owned, or over which control or direction is exercised, by the “related parties” of Aveda who receive a “collateral benefit” in connection with the Arrangement. This approval is in addition to the requirement that the Arrangement Resolution be approved by not less than two-thirds (66 2/3%) of the votes cast by the Aveda Shareholders present in person or represented by proxy at the Meeting and entitled to vote.

Certain of the directors and executive officers of Aveda hold Aveda Options, Aveda RSUs and/or Aveda DSUs. If the Arrangement is completed, the vesting and exercise/exchange of all Aveda Options, Aveda RSUs and Aveda DSUs (as applicable) is to be accelerated and such directors and executive officers holding Aveda Options, Aveda RSUs and Aveda DSUs are entitled to receive Aveda Shares in respect thereof at the Effective Time. In addition, employment agreements between Aveda and certain executive officers of Aveda provide that in the event that an executive officer’s employment is terminated within a specified period of time in connection with a “change of control”, the executive officer is entitled to receive compensation. See “The Arrangement — Interests of Certain Persons in the Arrangement”.  In addition, the Key Employees have entered into the Key Employee Agreements, which will become effective as of the Effective Date, and which may represenent an enhancement in salary and remuneration. The accelerated vesting of Aveda Options, Aveda RSUs and Aveda DSUs, the “change of control” payments and the entering into of the Key Employee Agreements may be considered to be “collateral benefits” received by the applicable directors and executive officers of Aveda for the purposes of MI 61-101, subject to the availability of any of the aforementioned exceptions.

Following disclosure to the Aveda Special Committee and the Board of Directors by each of the directors and executive officers of the Corporation of the number of Aveda Shares, Aveda Options, Aveda RSUs and Aveda DSUs and the total consideration that such director or executive officer expects to receive pursuant to the Arrangement, the only directors or executive officers of the Corporation who are receiving a benefit in connection with the Arrangement and beneficially own or exercise control or direction over more than 1% of the Aveda Shares are David Werklund, Ronnie Witherspoon and Bharat Mahajan.

Mr. Witherspoon beneficially owns or exercises, control or direction over 1,304,900 Aveda Shares, calculated in accordance with the provision of MI 61-101, representing approximately  2.22% of the outstanding Aveda Shares (on a diluted basis). Mr. Mahajan beneficially owns or exercises, together with his “associated entities” (as such term is defined in MI 61-101), control or direction over  848,690  Aveda Shares, calculated in accordance with the provision of MI 61-101, representing approximately 1.46% of the outstanding Aveda Shares (on a diluted basis).  The Aveda Special Committee, acting in good faith, has determined that the value of the benefits payable to Mr. Witherspoon and Mr. Mahajan, net of any offsetting costs, is greater than 5% of the value of the total consideration to be received by each of them for their Aveda Shares under the Arrangement.  Accordingly, Mr. Witherspoon and Mr. Mahajan are receiving a “collateral benefit” for the purposes of MI 61-101. Minority approval of the Arrangement Resolution will therefore be required under MI 61-101 and the votes attached to the Aveda Shares that Mr. Witherspoon and Mr. Mahajan beneficially own or exercise control or direction over are required to be excluded from the minority approval vote pursuant to MI 61-101.

Mr. Werklund beneficially owns or exercises, together with his “associated entities” (as such term is defined in MI 61-101), control or direction over 14,661,671 Aveda Shares, (calculated in accordance with the provisions of MI 61-101), representing approximately 25.36% of the outstanding Aveda Shares (on a diluted basis). Mr. Werklund is not considered to be receiving a collateral benefit under MI 61-101 as the accelerated vesting of his Aveda Options (all of which have an exercise price less than the Cash Consideration) and exchange of Aveda DSUs, net of offsetting costs, directly or indirectly, has been determined by the Aveda Special Committee, acting in good faith, to be less than 5% of the value of the consideration to be received by him pursuant to the Arrangement in exchange for the Aveda Shares beneficially owned by him, directly and indirectly through Werklund Capital Corporation and Werklund Ventures Ltd. Accordingly, Mr. Werklund is deemed not to be receiving a “collateral benefit” for the purposes of MI 61-101 and the votes attached to the Aveda Shares that Mr. Werklund beneficially owns or exercises control or direction over may be included in the vote for minority approval purposes pursuant to MI 61-101.

The Corporation is not required to obtain a formal valuation under MI 61-101 as no “interested party” (as defined in MI 61-101) of the Corporation is, as a consequence of the Arrangement, directly or indirectly acquiring the Corporation or its business or combining with the Purchaser and neither the Arrangement nor the transactions contemplated thereunder is a “related party transaction” (as defined in MI 61-101) for which the Corporation would be required to obtain a formal valuation.

See “The Arrangement — Interests of Certain Persons in the Arrangement” for detailed information regarding the benefits and other payments to be received by each of the directors and executive officers in connection with the Arrangement.

United States Securities Law Matters

The Daseke Shares issuable in connection with the Arrangement will not be registered under the U.S. Securities Act and will be issued in reliance upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act. The Final Order will, if granted, constitute a basis for the exemption from the registration requirements of the U.S. Securities Act with respect to the Daseke Shares issued in connection with the Arrangement.

The Daseke Shares will not be “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act, and subject only to restrictions on transfers applicable solely as a result of a holder being, or within the 90 days prior to the Effective Date having been, an “affiliate” (as such term is defined in Rule 405 under the U.S. Securities Act) of Daseke; provided, however, that Aveda Shareholders will not be entitled to the benefit of the condition in this paragraph if Aveda fails to advise the Court prior to the hearing for the Final Order that Daseke intends to rely on the exemption from the registration requirements of the U.S. Securities Act provided by section 3(a)(10) thereof based on the Court’s approval of the Arrangement.

No Daseke Shares issued in the Arrangement will be delivered to Persons in any state where the applicable state “blue sky” securities laws do not provide an exemption from the registration or qualification requirements of securities laws of that state. All Daseke Shares that would otherwise be delivered to Persons in such states may be sold on their behalf, and holders may receive a cash payment in the amount of their pro rata entitlement to the net sale proceeds.

The foregoing discussion is only a general overview of certain requirements of United States federal securities laws applicable to the resale of Daseke Shares to be issued pursuant to the Arrangement.  All holders of such Daseke Shares are urged to consult with counsel to ensure that the resale of their Daseke Shares complies with applicable securities legislation.

LEGAL DEVELOPMENTS

Section 193 of the ABCA provides that, where it is impracticable for a corporation to effect an arrangement under any other provision of the ABCA, a corporation may apply to the Court for an order approving the arrangement proposed by such corporation. Pursuant to this section of the ABCA, such an application will be made by Aveda for approval of the Arrangement. There have been a number of judicial decisions considering this section and its application; however, there have not been, to the knowledge of Aveda, any recent significant decisions which would apply in this instance.

Aveda Shareholders should consult their legal advisors with respect to the legal rights available to them in relation to the Arrangement.

COMPARISON OF SHAREHOLDER RIGHTS

Daseke is incorporated under the laws of the State of Delaware. The rights of a stockholder of a Delaware corporation differ from the rights of a shareholder of an ABCA corporation. See Schedule “I” to this Circular for a summary comparison of the rights of Aveda Shareholders and Daseke stockholders.

DISSENT RIGHTS

The following description of the Dissent Rights to which registered Aveda Shareholders are entitled is not a comprehensive statement of the procedures to be followed by a Dissenting Shareholder who seeks payment of the fair value of such Dissenting Shareholder’s Aveda Shares and is qualified in its entirety by the reference to the full text of the Interim Order, Plan of Arrangement and the text of Section 191 of the ABCA, which are attached to this Information Circular as Schedule “C”, Schedule “A” to Schedule “B” and Schedule “D”, respectively.

A registered Aveda Shareholder who intends to exercise Dissent Rights should carefully consider and comply with the provisions of the ABCA, as modified by the Plan of Arrangement and by the Interim Order.  Failure to adhere to the procedures established therein may result in the loss of all rights thereunder.

Accordingly, each registered Aveda Shareholder who might desire to exercise Dissent Rights should consult their own legal advisor.

A Court hearing the application for the Final Order has the discretion to alter the Dissent Rights described herein based on the evidence presented at such hearing.  Subject to certain tests as described below, pursuant to the Interim Order, registered Aveda Shareholders are entitled, in addition to any other right such Aveda Shareholder may have, to dissent and to be paid by Daseke the fair value of the Aveda Shares held by such Aveda Shareholder in respect of which such Aveda Shareholder dissents, determined as of the close of business on the last Business Day before the day on which the Arrangement Resolution from which such Aveda Shareholder dissent was approved.  A registered Aveda Shareholder may dissent only with respect to all of the Aveda Shares held by such Aveda Shareholder or on behalf of any one beneficial owner and registered in the Aveda Shareholder’s name. Only registered Aveda Shareholders may dissent.  Persons who are beneficial owners of Aveda Shares registered in the name of a broker, dealer, bank, trust company or other nominee who wish to dissent, should be aware that they may only do so through the registered owner of such Aveda Shares.  A registered Aveda Shareholder, such as a broker, who holds Aveda Shares as nominee for beneficial holders, some of whom wish to dissent, must exercise Dissent Rights on behalf of such beneficial owners with respect to all of the Aveda Shares held for such beneficial owners.  In such case, the demand for dissent should set forth the number of Aveda Shares covered by it.

Dissenting Shareholders must provide a written objection to the Arrangement Resolution to Aveda c/o Burstall Winger Zammit LLP, 1600, 333 — 7th Avenue S.W., Calgary, Alberta, T2P 2Z1, Attention: Adrian Harvey, by 5:00 p.m. (Calgary time) on May 28, 2018 or the Business Day that is two Business Days immediately preceding the date of any adjournment or postponement of the Meeting.  No Aveda Shareholder who has voted in favour of the Arrangement Resolution shall be entitled to dissent with respect to the Arrangement.

Aveda (or Daseke on behalf of Aveda after the Effective Time) or a Dissenting Shareholder may apply to the Court, by way of an originating notice, after the approval of the Arrangement Resolution, to fix the fair value of the Dissenting Shareholder’s Aveda Shares.  If such an application is made to the Court by either Aveda or a Dissenting Shareholder, Daseke must, unless the Court orders otherwise, send to each Dissenting Shareholder a written offer to pay the Dissenting Shareholder an amount, considered by the Aveda Board, to be the fair value of the Aveda Shares held by such Dissenting Shareholder.  The offer, unless the Court orders otherwise, must be sent to each Dissenting Shareholder at least ten (10) days before the date on which the application is returnable, if Aveda (or Daseke on behalf of Aveda) is the applicant, or within ten (10) days after Aveda is served with a copy of the originating notice, if a Dissenting Shareholder is the applicant.  Every offer will be made on the same terms to each Dissenting Shareholder and contain or be accompanied with a statement showing how the fair value was determined.

A Dissenting Shareholder may make an agreement with Daseke for the purchase of such holder’s Aveda Shares in the amount of the offer made by Daseke, or otherwise, at any time before the Court pronounces an order fixing the fair value of the Aveda Shares.

A Dissenting Shareholder will not be required to give security for costs in respect of an application and, except in special circumstances, will not be required to pay the costs of the application or appraisal.  On the application by an Aveda Shareholder, the Court will make an order fixing the fair value of the Aveda Shares of all Dissenting Shareholders who are parties to the application, giving judgment in that amount against Daseke and in favour of each of those Dissenting Shareholders, and fixing the time within which Daseke must pay that amount to the Dissenting Shareholders. The Court may, in its discretion, allow a reasonable rate of interest on the amount payable to each Dissenting Shareholder calculated from the date on which the Dissenting Shareholder ceases to have any rights as an Aveda Shareholder until the date of payment.

On the Arrangement becoming effective, or upon the making of an agreement between Daseke and the Dissenting Shareholder as to the payment to be made to the Dissenting Shareholder, or upon the pronouncement of a Court order, whichever first occurs, the Dissenting Shareholder will cease to have any rights as an Aveda Shareholder other than the right to be paid the fair value of such holder’s Aveda Shares in the amount agreed upon or in the amount of the judgment, as the case may be.  Until one of these events occurs, the Dissenting Shareholder may withdraw the Dissenting Shareholder’s dissent, or if the Arrangement has not yet become effective, Aveda may rescind the Arrangement Resolution, and in either event, the dissent and appraisal proceedings in respect of that Dissenting Shareholder will be discontinued.

A Dissenting Shareholder shall not receive a payment from Daseke if there are reasonable grounds for believing that Daseke is or would after the payment be unable to pay its liabilities as they become due, or that the realizable value of the assets of Daseke would thereby be less than the aggregate of its liabilities.  In such event, Daseke shall notify each Dissenting Shareholder within ten (10) days that it is unable lawfully to pay the Dissenting Shareholder for their Aveda Shares, in which case the Dissenting Shareholder may, by written notice to Daseke within thirty (30) days after receipt of such notice, withdraw such holder’s written objection, in which case the holder shall be deemed to have participated in the Arrangement as an Aveda Shareholder. If the Dissenting Shareholder does not withdraw such holder’s written objection, such Dissenting Shareholder retains status as a claimant against Daseke to be paid as soon as Daseke is lawfully entitled to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of Daseke but in priority to its shareholders.

All Aveda Shares held by Dissenting Shareholders will, if the holders do not otherwise withdraw such holder’s written objection, be deemed to be transferred to Daseke under the Arrangement, and cancelled in exchange for the fair value thereof or will, if such Dissenting Shareholders ultimately are not so entitled to be paid the fair value thereof, be treated as if the holder had participated in the Arrangement on the same basis as a non-dissenting holder of Aveda Shares and had elected to receive the Share Consideration for such holders Aveda Shares.

The above summary does not purport to provide a comprehensive statement of the procedures to be followed by Dissenting Shareholders who seek payment of the fair value of their Aveda Shares.  Section 191 of the ABCA, other than as modified by the Plan of Arrangement and the Interim Order, requires adherence to the procedures established therein and failure to do so may result in the loss of all rights thereunder.  Accordingly, Aveda Shareholders who might desire to exercise Dissent Rights should carefully consider and comply with the provisions of Section 191 of the ABCA, the full text of which is set out in Schedule “D” to this Information Circular and consult their own legal advisor.

The Arrangement Agreement provides that, unless otherwise waived by Daseke, it is a condition to the completion of the Arrangement that the aggregate number of Aveda Shares held by those Aveda Shareholders who have validly exercised and not withdrawn Dissent Rights shall not exceed 5% of the aggregate number of Aveda Shares outstanding as of the Effective Time.

TAX CONSIDERATIONS TO AVEDA SHAREHOLDERS

In the opinion of Burstall Winger Zammit LLP, tax counsel (“Tax Counsel”) to Aveda, the following summary fairly describes, as of the date of this Information Circular, the principal Canadian federal income tax considerations generally applicable under the ITA to Aveda Shareholders who dispose of Aveda Shares under the Arrangement and who, for purposes of the ITA, hold such Aveda Shares and will hold any Daseke Shares received under the Arrangement as capital property and deal at arm’s length and are not affiliated with either Aveda or Daseke.

Certain Aveda Shareholders resident in Canada whose Aveda Shares might not qualify as capital property may be entitled to make an irrevocable election in accordance with subsection 39(4) of the ITA to have those shares, and any other “Canadian security”, as defined in the ITA, owned in the year of the election and any subsequent taxation year, deemed to be capital property.

This summary is not applicable to an Aveda Shareholder: (i) that is a “financial institution” as defined in the ITA for the purposes of the “mark-to-market property” rules contained in the ITA; (ii) that is a “specified financial institution” or “restricted financial institution” as defined in the ITA; (iii) an interest in which is a “tax shelter investment” as defined in the ITA; (iv) whose “functional currency” for purposes of the ITA is the currency of a country other than Canada; (v) that has entered into a “derivative forward agreement”, as defined in the ITA, in respect of Aveda Shares; (vi) who is or was an employee and who acquired Aveda Shares in respect of, in the course of, or by virtue of, the employment; or (vii) is a foreign affiliate of a taxpayer resident in Canada. Such Aveda Shareholders should consult their own tax advisors with respect to the Arrangement.

This summary is based on the facts set forth in this Information Circular, representations from Aveda to Tax Counsel as to certain factual matters, the provisions of the ITA in force as of the date hereof, all specific proposals to amend the ITA that have been publicly announced prior to the date hereof by the Minister of Finance (Canada) (the “Proposed Amendments”) and Tax Counsel’s understanding of the current published administrative and assessing practices and policies of the Canada Revenue Agency (“CRA”). This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account or anticipate any changes in the law or any changes in administrative or assessing practices or policies, whether by way of legislative, regulatory, or judicial action, nor does it take into account provincial, territorial, or foreign tax considerations, which may differ significantly from the Canadian federal income tax considerations discussed herein.  No assurance can be given that the Proposed Amendments will be enacted as currently proposed or at all.

This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, tax, or business advice to any particular Aveda Shareholder. Consequently, Aveda Shareholders should consult their own tax advisors regarding the tax consequences applicable to them in their particular circumstances.  Aveda Shareholders who are resident in or citizens of a jurisdiction other than Canada, or who otherwise are subject to tax in a jurisdiction other than Canada, should consult their own tax advisors with respect to the tax implications of the Arrangement, including any associated filing requirements, in such jurisdictions.

Taxation of Aveda Shareholders Resident in Canada

The following portion of this summary is applicable to Aveda Shareholders who, at all relevant times, for the purposes of the ITA and any applicable income tax treaty are, or are deemed to be, resident in Canada (a “Resident Holder”).

Disposition of Aveda Shares for Cash Consideration

A Resident Holder (other than a Resident Dissenter) who disposes of Aveda Shares under the Arrangement and receives only Cash Consideration for such Aveda Shares will generally realize a capital gain (or a capital loss) to the extent that the Cash Consideration for such Aveda Shares, net of any reasonable costs of disposition, exceeds (or is less than) the aggregate of the adjusted cost base of such Aveda Shares to the Resident Holder.  A Resident Holder who elects to receive only Cash Consideration may also receive additional proceeds by way of the Earnout, which could increase the Resident Holder’s capital gain or reduce the Resident Holder’s capital loss.  The income tax consequences are discussed below under “Taxation of Aveda Shareholders Resident in Canada — Taxation of Capital Gains and Capital Losses”.

Disposition of Aveda Shares for Share Consideration

A Resident Holder (other than a Resident Dissenter) who disposes of Aveda Shares under the Arrangement and receives only Share Consideration for such Aveda Shares will generally be deemed to have disposed of such Aveda Shares for proceeds of disposition equal to the fair market value of the Daseke Shares received on the disposition and to have acquired such Daseke Shares at a cost equal to such fair market value. This cost will be averaged with the adjusted cost base of all other Daseke Shares held by the Resident Holder for the purposes of determining the adjusted cost base of each Daseke Share held by the Resident Holder.  A Resident Holder who elects to receive only Share Consideration may also receive additional proceeds by way of the Earnout, which could increase the Resident Holder’s capital gain or reduce the Resident Holder’s capital loss.  The income tax consequences are discussed below under “Taxation of Aveda Shareholders Resident in Canada — Taxation of Capital Gains and Capital Losses”.

Disposition of Aveda Shares for a Combination of Cash Consideration and Share Consideration

Where a Resident Holder elects to receive or, as a result of the pro-rating described herein has received, a combination of Cash Consideration and Share Consideration for Aveda Shares, such Resident Holder will be regarded as having disposed of the Aveda Shares for proceeds of disposition equal to the sum of the Cash Consideration and the aggregate fair market value at the Effective Time of the Share Consideration so received and to have acquired the Daseke Shares at a cost equal to the aggregate fair market value of such Share Consideration. This cost will be averaged with the adjusted cost base of all other Daseke Shares held by the Resident Holder for the purposes of determining the adjusted cost base of each Daseke Share held by the Resident Holder.  Such Resident Holder will realize a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base of such Aveda Shares immediately before the disposition.  A Resident Holder who elects to receive a combination of Cash Consideration and Share Consideration may also receive additional proceeds by way of the Earnout, which could increase the Resident Holder’s capital gain or reduce the Resident Holder’s capital loss.  The income tax consequences are discussed below under “Taxation of Aveda Shareholders Resident in Canada — Taxation of Capital Gains and Capital Losses”.

Taxation of Capital Gains and Capital Losses

Generally, one half of any capital gain (a “taxable capital gain”) realized by a Resident Holder in a taxation year must be included in the income of the Resident Holder for that year, and one half of any capital loss (an “allowable capital loss”) realized by a Resident Holder in a taxation year must be deducted from taxable capital gains realized by the Resident Holder in that year, to the extent and under the circumstances described in the ITA.

Allowable capital losses for a taxation year in excess of taxable capital gains for that year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against taxable capital gains realized in such years, to the extent and under the circumstances described in the ITA.

The amount of any capital loss realized on the disposition or deemed disposition of an Aveda Share by a Resident Holder thereof that is a corporation may be reduced by the amount of any dividends received or deemed to have been received by it on such Aveda Share to the extent and in the circumstances described in the ITA.  Analogous rules may apply where a corporation is, directly or through a trust or partnership, a beneficiary of a trust or a member of a partnership that owns such Aveda Share.

While payments on the Earnout may be treated as income earned by the Resident Holder, in certain situations the CRA will, as a matter of administrative policy, apply the “cost recovery method” and treat payments on the Earnout as additional proceeds of disposition, giving rise to an additional capital gain or a reduction of a capital loss, when such Earnout proceeds become determinable.  This CRA policy applies only to earnouts on share purchases where, among other things, the earnout feature ends no later than five (5) years after the sale, the earnout feature relates to the underlying goodwill that the parties cannot reasonably determine and the seller is resident in Canada. If the “cost recovery method” applies and the earnout payments are to be made after the payment amount becomes determinable, the seller may be entitled to claim a capital gains reserve on the payment.  The “cost recovery method” should apply to payments on the Earnout received by Resident Holders.  Resident Holders should consult their own tax advisors to confirm that the “cost recovery method” applies to them.

A Resident Holder that is a “Canadian-controlled private corporation”, as defined in the ITA, may be liable to pay an additional refundable tax of 10 2/3% on certain investment income, including taxable capital gains.  Capital gains realized by a Resident Holder who is an individual (including certain trusts) may give rise to a liability for alternative minimum tax under the ITA.

Consequences of Resident Holders Owning Daseke Shares

Dividends received by Resident Holders owning Daseke Shares will be considered to be foreign income, not dividends, for the purposes of the ITA, and taxed at the same rates as salary or interest income, with no dividend tax credit available. However, a foreign tax credit may be claimed for foreign tax witheld from the dividend payments.

Resident Holders who intend to hold Daseke Shares should consult their own tax advisors regarding their particular circumstances and the tax payable on any dividends that may received on their Daseke Shares.

Consequences of Resident Holders Disposing of Daseke Shares

Subject to various provisions in the ITA, a Resident Holder who disposes of Daseke Shares will generally realize a capital gain (or capital loss) to the extent that the fair market value of the consideration received for such Daseke Shares exceeds (or is less than) the aggregate of the adjusted cost base of such Daseke Shares to the Resident Holder and any reasonable costs of disposition.  The treatment of any such capital gains and capital losses will be similar to that described above under “Taxation of Aveda Shareholders Resident in Canada — Taxation of Capital Gains and Capital Losses”.

Eligibility for Investment

Provided that the Daseke Shares are, at the Effective Time and at all relevant times, listed for trading on a “designated stock exchange” for the purposes of the ITA (which includes the NASDAQ), Daseke Shares will be a qualified investment under the ITA for a trust governed by registered retirement savings plan (“RRSP”), a registered retirement income fund (“RRIF”), a deferred profit sharing plan, a registered education savings plan, a registered disability savings plan and a tax-free savings account (“TFSA”) (collectively, “Deferred Plans”).

Notwithstanding the foregoing, an annuitant under a RRSP or RRIF or the holder of a TFSA, as the case may be, that holds Daseke Shares will be subject to a penalty tax if such securities are a “prohibited investment” for the purposes of the ITA.  Daseke Shares will not be a “prohibited investment” for a trust governed by a RRSP, RRIF or TFSA provided the annuitant or holder of such RRSP, RRIF or TFSA (as the case may be) deals at arm’s length with Daseke for purposes of the ITA and does not have a “significant interest” (as defined in the ITA) in Daseke.  Generally, such an annuitant or holder will not have a “significant interest” in Daseke unless the annuitant or holder and/or persons not dealing at arm’s length with such annuitant or holder, owns directly or indirectly, 10% or more of the issued shares of any class of the capital stock of Daseke or of a corporation related to Daseke for purposes of the prohibited investment rules. In addition, Daseke Shares will generally not be a “prohibited investment” if such Daseke Shares are “excluded property” for purposes of the prohibited investment rules, for a RRSP, RRIF or TFSA.

Prospective investors who intend to hold Daseke Shares in Deferred Plans should consult their own tax advisors regarding their particular circumstances and requirements and rules regarding holding and transferring securities therein.

Dissenting Resident Holders

A Resident Holder who is a Dissenting Shareholder (a “Resident Dissenter”) and who is paid the fair value of such Resident Dissenter’s Aveda Shares by Daseke shall be deemed to have been disposed of such Aveda Shares, as the case may be, to Daseke for proceeds of disposition equal to such fair market value.

To the extent that the Resident Dissenter’s proceeds of disposition exceed (or are less than) the aggregate of the adjusted cost base to the Resident Dissenter of such Aveda Shares, as the case may be, plus reasonable disposition costs, the Resident Dissenter will realize a capital gain (or a capital loss).  See the section above under the heading “Taxation of Aveda Shareholders Resident in Canada — Taxation of Capital Gains and Capital Losses”.

A Resident Dissenter will be required to include in computing the Resident Dissenter’s income any interest awarded by the Court in connection with the Resident Dissenter’s valid exercise of Dissent Rights.  A Resident Dissenter that is a “Canadian-controlled private corporation”, as defined in the ITA, may be liable to pay an additional refundable tax of 10 2/3 % on such interest.

Taxation of Aveda Shareholders Not Resident in Canada

This portion of the summary is applicable to Aveda Shareholders who, at all relevant times, are not, or are deemed not to be, resident in Canada for purposes of the ITA (including a partnership that is not a “Canadian partnership” for purposes of the ITA) and any applicable income tax treaty or convention to which Canada is a party and who do not use or hold, and are not deemed to use or hold, Aveda Shares in connection with carrying on a business in Canada (a “Non-Resident Holder”).

Disposition of Aveda Shares under the Arrangement

A Non-Resident Holder will not be subject to tax under the ITA on any capital gain realized on a disposition of Aveda Shares pursuant to the Arrangement unless (a) those Aveda Shares constitute “taxable Canadian property” and, (b) are not “treaty-protected property” as defined in the ITA (“treaty-protected property”). A Non-Resident Holder’s Aveda Shares would constitute treaty-protected property at a particular time if gains on the disposition of such Aveda Shares would be, at that time, exempt from Canadian federal income tax under an income tax treaty or convention between Canada and the jurisdiction of residence of the Non-Resident Holder.

Generally, an Aveda Share will not be “taxable Canadian property” of a Non-Resident Holder at a particular time provided that such share is listed on a designated stock exchange (which includes the TSXV) at that time, unless at any time during the 60-month period immediately preceding the particular time (a) the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm’s length, a partnership in which the Non-Resident Holder or a non-arm’s length person holds a membership interest directly or indirectly through one or more partnerships, or the Non-Resident Holder together with such persons or partnerships, owned 25% or more of the issued shares of any class or series of shares of Aveda, and (b) more than 50% of the fair market value of the Aveda Share was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the ITA), “timber resource  properties” (as defined in the ITA), and options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists). Notwithstanding the foregoing, Aveda Shares may otherwise in certain circumstances be deemed to be taxable Canadian property to the Non-Resident Holder for the purposes of the ITA. Non-Resident Holders whose Aveda Shares may constitute taxable Canadian property are urged to consult their own tax advisors for advice having regard to their particular circumstances.

In the event that the Aveda Shares are considered to be taxable Canadian property but not treaty-protected property, such Non-Resident Holder will realize a capital gain (or capital loss) generally in the circumstances and computed in the manner described above under “Taxation of Aveda Shareholders Resident in Canada — Taxation of Capital Gains and Capital Losses” as if the Non-Resident Holder were a Resident Holder thereunder.  However, the “cost recovery method” is not applicable to a Non-Resident Holder who receives payments on the Earnout.  A Non-Resident Holder who disposes of Aveda Shares that are “taxable Canadian property” will be required to obtain an income tax clearance certificate from the CRA and also file a Canadian income tax return for the taxation year that includes the disposition of the property by such Non-Resident Holder. Non-Resident Holders are urged to seek professional advice having regard to their particular circumstances.

Dissenting Non-Resident Holders of Aveda Shares

A dissenting Non-Resident Holder of Aveda Shares who is paid fair value for their Aveda Shares by Daseke will not be subject to tax under the ITA in respect of any capital gain (and will not be entitled to deduct any amount in respect of any capital loss) realized on the disposition of the Aveda Shares unless such Aveda Shares are “taxable Canadian property” to such dissenting Non-Resident Holder as discussed above under “Taxation of Aveda Shareholders Not Resident in Canada — Disposition of Aveda Shares under the Arrangement”.  Any interest awarded by a Court will not be subject to Canadian withholding tax.

Consequences of Non-Resident Holders Owning Daseke Shares

No tax will be payable under the ITA by a Non-Resident Holder of Daseke Shares on any dividends received on their Daseke Shares.

Consequences of Non-Resident Holders Disposing of Daseke Shares

No tax will be payable under the ITA by a Non-Resident Holder of Daseke Shares on any capital gain realized on the future disposition or deemed disposition of Daseke Shares unless such Daseke Shares are or are deemed to be “taxable Canadian property”, as discussed above, to the Non-Resident Holder at the time of disposition or deemed disposition and not constitute “treaty-protected property”, as defined in the ITA (see “Taxation of Aveda Shareholders Not Resident in Canada — Disposition of Aveda Shares under the Arrangement”).

TAX CONSIDERATIONS IN OTHER JURISDICTIONS

This Information Circular does not address any tax considerations of the Arrangement other than certain Canadian federal income tax considerations. Aveda Shareholders who are resident in (or citizens of) jurisdictions other than Canada, including the United States of America, should consult their own tax advisors with respect to the tax implications of the Arrangement, including the amount and timing of any taxes payable by Aveda Shareholders with respect to the receipt of the Share Consideration, the Cash Consideration or the potential Earnout payments and any associated filing requirements in such jurisdictions. Shareholders should also consult their own tax advisors regarding provincial, state, local or territorial tax considerations of the Arrangement.

TIMING

If the Meeting is held as scheduled and is not adjourned or postponed, the Arrangement Resolution is approved by the requisite majority, and all other necessary conditions specified in the Arrangement Agreement are satisfied or waived (including receipt of the all Regulatory Approvals, and approval of the Arrangement by the Court of Queen’s Bench of Alberta), Aveda will apply for the Final Order approving the Arrangement on June 5, 2018.  If the Final Order is obtained on June 5, 2018 in form and substance satisfactory to Aveda and Daseke and all other conditions set forth in the Arrangement Agreement are satisfied or waived, Aveda and Daseke expect the Effective Date to occur on or about June 6, 2018.  It is not possible, however, to state with certainty when the Effective Date will occur.

The Arrangement will become effective upon the filing with the Registrar of the Articles of Arrangement and a copy of the Final Order, together with such other materials as may be required by the Registrar, and the issuance by the Registrar of a proof of filing of Articles of Arrangement.

Aveda’s and Daseke’s objective is to have the Effective Date occur on or as soon as practicable after receipt of the Final Order.  The Effective Date could be delayed, however, for a number of reasons, including an objection before the Court at the hearing of the application for the Final Order.  The Arrangement Agreement may be terminated by either party if the Effective Time has not occurred on or prior to the Outside Date.

STOCK EXCHANGE LISTING

The outstanding Aveda Shares are listed and posted for trading on the TSXV under the symbol “AVE”. On April 13, 2018, the last trading day prior to the date of the announcement of the proposed Arrangement, the closing price of the Aveda Shares on the TSXV was C$0.53.  On May 1, 2018, the last trading day prior to the date of this Information Circular, the closing price of the Aveda Shares on the TSXV was C$0.95.

The outstanding Daseke Shares are listed and posted for trading on the Nasdaq under the symbol “DSKE”. On April 13, 2018, the last trading day prior to the date of the announcement of the proposed Arrangement, the closing price of the Daseke Shares on the Nasdaq was US$8.99.  On May 1, 2018, the last trading day prior to the date of this Information Circular, the closing price of the Daseke Shares on the Nasdaq was US$8.55.

The TSXV has conditionally approved the Arrangement subject to Aveda fulfilling all of the requirements of the TSXV.

EXPENSES OF THE ARRANGEMENT

The Aveda Transaction Costs to be incurred relating to the Arrangement including, without limitation, financial advisory, accounting and legal fees, change of control payments, the preparation and printing of this Information Circular and other out-of-pocket costs associated with the Meeting (including any amounts payable to directors or employees as bonus or severance as a result of the Arrangement) are not to exceed C$2,000,000 in accordance with the terms of the Arrangement Agreement.

In the event the Arrangement Agreement is terminated by Aveda under certain circumstances, Aveda shall pay Daseke a termination fee equal to the amount of US$2,900,000.  See “The Effect of the Arrangement — The Arrangement Agreement — Daseke Termination Fee”.

In the event the Arrangement Agreement is terminated by Daseke under certain circumstances, Daseke shall pay to Aveda an expense reimbursement equal to all reasonable out-of-pocket expenses (including fees and disbursements of counsel and fees of financial advisors) incurred by Aveda in relation to the Arrangement Agreement and the Arrangement.  In the event the Arrangement Agreement is terminated by Aveda under certain circumstances, Aveda shall pay Daseke an expense reimbursement equal to all reasonable out-of-pocket expenses (including fees and disbursements of counsel and fees of financial advisors) incurred by Daseke in relation to the Arrangement Agreement and the Arrangement.  See “The Effect of the Arrangement — The Arrangement Agreement — Expense Reimbursement Fees”.

RISK FACTORS

Aveda Shareholders should understand that if the Arrangement is approved at the Meeting, all Aveda Shareholders (other than Dissenting Shareholders) will receive either the Cash Consideration, the Share Consideration, or a combination thereof.  Aveda Shareholders should carefully consider the risk factors set forth below.

Risks Related to the Arrangement

Possible failure to realize anticipated benefits of the Arrangement

Daseke and Aveda are proposing to complete the Arrangement to strengthen the position of Daseke in the oil and natural gas services industry and to create the opportunity to realize certain benefits including, among other things, potential cost savings.  Achieving the benefits of the Arrangement depends in part on successfully consolidating functions and integrating operations, procedures and personnel in a timely and efficient manner, as well as Daseke’s ability to realize the anticipated growth opportunities and synergies from combining the businesses and operations of Daseke and Aveda.  The integration of such businesses and operations requires the dedication of substantial management effort, time and resources which may divert management’s focus and resources from other strategic opportunities and from operational matters during this process.  The integration process may result in the loss of key employees and the disruption of ongoing business, customer and employee relationship that may adversely affect Daseke’s ability to achieve the anticipated benefits of the Arrangement.

Earnout may not become payable or may be delayed

The terms of the Earnout should not be construed as a financial projection and there is no guarantee that any amount will become payable under the Earnout.  Please refer to the risk factors in this Information Circular (including those contained in Schedule “F” and Schedule “G” hereof) for further information regarding the risks associated with the Arrangement and the risks associated with the businesses of Aveda and Daseke which may result in Aveda failing to meet the EBITDA target necessary for the Earnout to become payable.

If Daseke and the Aveda Nominee disagree in respect of the calculation of Aveda’s EBITDA, and such disagreement is not resolved expeditiously, the payment of the Earnout, if any, may be delayed and could be paid more than 14 months following the Effective Date. Section 2.9 of the Arrangement Agreement sets forth certain procedures to be followed if Daseke and the Aveda Nominee disagree in respect of the calculation of Aveda’s EBITDA. In certain circumstances, a third party auditor may be engaged to determine Aveda’s EBITDA for the purposes of the Earnout. This process could take several months, which would, accordingly, delay the payment of the Earnout, if any. Also, the decision of such third party auditor in respect of the Aveda’s EBITDA is, absent manifest error, final and binding on Daseke, Aveda and the Aveda Shareholders.

Potential to terminate Arrangement Agreement

The Arrangement Agreement may be terminated by Aveda or Daseke in certain circumstances. Accordingly, there is no certainty, nor can Aveda provide any assurance, that the Arrangement Agreement will not be terminated by either Aveda or Daseke before the completion of the Arrangement. Failure to complete the Arrangement could materially negatively impact the fair market value of the Aveda Shares. Moreover, if the Arrangement Agreement is terminated, there is no assurance that the Aveda Board will be able to find a party willing to pay an equivalent or a more attractive price for the Aveda Shares than the price to be paid pursuant to the terms of the Arrangement Agreement. If, for any reason, the Arrangement is not completed or is delayed, the price of Aveda Shares may be adversely affected. Further, if the Arrangement Agreement is terminated, Aveda will still have incurred costs for pursuing the Arrangement, including costs related to the diversion of management’s attention away from the conduct of Aveda’s business.

There can be no certainty that all conditions precedent to the Arrangement will be satisfied or waived, nor can there be any certainty of the timing of their satisfaction or waiver.

The completion of the Arrangement is subject to a number of conditions precedent, some of which are outside of the control of Aveda and Daseke, including the approval of the Aveda Shareholders, the receipt of the all Regulatory Approvals and the Final Order. There is no certainty, nor can Aveda provide any assurance, that these conditions will be satisfied or waived. Moreover, a substantial delay in obtaining satisfactory approvals could adversely affect the business, financial condition or results of operations of Aveda or result in the Arrangement not being completed.

Aveda will incur costs and may have to pay a Termination Fee

Certain costs related to the Arrangement, such as legal, accounting and certain financial advisory fees, must be paid by Aveda even if the Arrangement is not completed. Subject to the terms of the Arrangement Agreement, each of Aveda and Daseke are liable for their own costs incurred in connection with the Arrangement if it is completed. In the event the Arrangement Agreement is terminated by Aveda under certain circumstances, Aveda may be required to pay Daseke a termination fee equal to the amount of US$2,900,000 and reasonable out-of-pocket expenses (including fees and disbursements of counsel and fees of financial advisors). The Termination Fee and related expense reimbursements may discourage other parties from attempting to acquire Aveda Shares or otherwise make an Acquisition Proposal to Aveda, even if those parties would otherwise be willing to offer greater value to Aveda Shareholders than that offered by Daseke under the Arrangement. See “The Effect of the Arrangement — The Arrangement Agreement — Daseke Termination Fee”.

Application of Interim Operating Covenants

Pursuant to the Arrangement Agreement, Aveda has agreed to certain interim operating covenants intended to ensure that Aveda carries on business in the ordinary course of business consistent with past practice, except as required or expressly authorized by the Arrangement Agreement. These operating covenants cover a broad range of activities and business practices. Consequently, it is possible that a business opportunity will arise that is out of the ordinary course or is not consistent with past practices, and that Aveda will not be able to pursue or undertake the opportunity due to its covenants in the Arrangement Agreement.

Level of Aveda Shareholder approval required

There can be no certainty, nor can Aveda provide any assurance, that the requisite Aveda Shareholder approval of the Arrangement Resolution will be obtained. If such approval is not obtained and the Arrangement is not completed, the market price of the Aveda Shares may be adversely affected.

Failure to complete the Arrangement could negatively impact future business and operations

There are a number of material risks to which Aveda is subject to relating to the Arrangement not being completed, including that certain costs related to the Arrangement, such as legal, accounting and the fees and expenses incurred in connection with the Fairness Opinion, may be payable by Aveda even if the Arrangement is not completed, and Aveda will continue to be subject to various risks related to its ongoing business and affairs.  See “Risk Factors” in Schedule “F” to this Information Circular.

Certain Aveda directors and executive officers have interests in the Arrangement that are different from those of the Aveda Shareholders

In considering the recommendation of the Board to vote in favour of the Arrangement Resolution, Aveda Shareholders should be aware that certain directors and executive officers of Aveda have interests in the Arrangement that may present them with actual or potential conflicts of interest in connection with the Arrangement. See “Interests of Certain Persons in the Arrangement”.

Termination in the event of a change constituting a material adverse change or material adverse effect

Daseke has the right, in certain circumstances, to terminate the Arrangement Agreement in the event of a change having or expecting to create a material adverse change with respect to or have a material adverse effect on Aveda.  Although a material adverse change and a material adverse effect excludes certain events that are beyond the control of Aveda, such as changes in general economic conditions or changes affecting generally the industries in which Aveda conducts business, there can be no assurance that a change having or expecting to create a material adverse change with respect to or have a material adverse effect on Aveda will not occur prior to the Effective Date, in which case Daseke could elect to terminate the Arrangement Agreement and the Arrangement would not proceed.  See “The Effect of the Arrangement — The Arrangement Agreement — Daseke Termination Fee” and “The Effect of the Arrangement — The Arrangement Agreement — Expense Reimbursement Fees”.

Aveda has the right, in certain circumstances, to terminate the Arrangement Agreement in the event of a change having or expecting to create a material adverse change with respect to or have a material adverse effect on Daseke.  Although a material adverse change and a material adverse effect exclude certain events that are beyond the control of Daseke, such as changes in general economic conditions or changes affecting generally the industries in which Daseke conducts business, there can be no assurance that a change having or expecting to create a material adverse change with respect to or have a material adverse effect on Daseke will not occur prior to the Effective Date, in which case Aveda could elect to terminate the Arrangement Agreement and the Arrangement would not proceed.  See “The Effect of the Arrangement — The Arrangement Agreement — Daseke Termination Fee” and “The Effect of the Arrangement — The Arrangement Agreement — Expense Reimbursement Fees”.

Dissent Rights

Registered Aveda Shareholders have the right to exercise certain dissent and appraisal rights and demand payment of the fair value of their Aveda Shares, as applicable, in cash in connection with the Arrangement in accordance with the ABCA as modified by the Plan of Arrangement and the Interim Order. It is a condition to completion of the Arrangement for the benefit of Daseke that Aveda Shareholders holding not more than 5% of the outstanding Aveda Shares shall have exercised Dissent Rights in respect of the Arrangement and, as such, the Arrangement may not be completed if Aveda Shareholders holding a greater percentage of the outstanding Aveda Shares exercise Dissent Rights. See “Dissent Rights”.

Aveda and Daseke may not satisfy all regulatory requirements or obtain the necessary approvals for completion of the Arrangement on satisfactory terms or at all

Completion of the Arrangement is subject to the approval of the Court and the satisfaction of certain regulatory requirements and the receipt of all necessary regulatory, Aveda Shareholder approval and third-party consents, including the approval of the TSXV. There can be no certainty, nor can either Aveda or Daseke provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied. The requirement to take certain actions or to agree to certain conditions to satisfy such requirements or obtain any such approvals may have a material adverse effect on the business and affairs of Daseke, or the trading price of Daseke Shares, after completion of the Arrangement. Moreover, if the Arrangement Agreement is terminated, there is no assurance that the Aveda Board will be able to find another transaction to pursue.

The market price for the Aveda Shares may decline

If the Arrangement Resolution is not approved by Aveda Shareholders, the market price of the Aveda Shares may decline to the extent that the current market price of the Aveda Shares reflects a market assumption that the Arrangement will be completed. If the Arrangement Resolution is not approved by the Aveda Shareholders and the Aveda Board decides to seek another business combination, there can be no assurance that Aveda will be able to find a transaction as attractive to Aveda as the Arrangement.

Aveda and Daseke expect to incur significant costs associated with the Arrangement

Aveda and Daseke will collectively incur significant direct transaction costs in connection with the Arrangement. Actual direct transaction costs incurred in connection with the Arrangement may be higher than expected. In addition, additional costs may be incurred to the extent that any Aveda Shareholders exercise their Dissent Rights and receive payout value of their Aveda Shares. Moreover, certain of Aveda’s and Daseke’s costs related to the Arrangement, including legal, financial advisory services, accounting, printing and mailing costs, must be paid by Aveda even if the Arrangement is not completed.

The Daseke Shares issued in connection with the Arrangement may have a market value different than expected

The exchange ratio with respect to the Share Consideration will not be adjusted to reflect any changes in the market value of Daseke Shares, the market values of the Daseke Shares and the Aveda Shares at the Effective Time may vary significantly from the values at the date of this Information Circular. If the market price of Daseke Shares declines, the value of the consideration received by Aveda Shareholders electing to receive the Share Consideration for Aveda Shares will decline as well. Variations may occur as a result of changes in, or market perceptions of changes in, the business, operations or prospects of Daseke, market assessments of the likelihood the Arrangement will be consummated, regulatory considerations, general market and economic conditions, changes in the prices of oil and natural gas and other factors over which neither Daseke nor Aveda has control.

An active trading market for the Daseke Shares may not be sustained

Although the Daseke Shares are listed on Nasdaq, there has been a limited public market for the Daseke Shares and a more active trading market for the Daseke Shares may not develop or be sustained. An absence of an active trading market could adversely affect owners of Daseke Shares’ ability to sell Daseke Shares in short time periods. Also, as a result of the limited public market for Daseke Shares, the Daseke Shares’ share price may experience significant volatility and may not necessarily reflect the value of Daseke’s expected performance.

INTEREST OF EXPERTS OF AVEDA AND DASEKE

Certain legal matters relating to the Arrangement are to be passed upon by Burstall Winger Zammit LLP, on behalf of Aveda and by Miller Thomson LLP on behalf of Daseke.  As at the date hereof, the partners and associates of each of Burstall Winger Zammit LLP and Miller Thomson LLP, respectively, beneficially own, directly or indirectly, less than 1% of the outstanding Aveda Shares and less than 1% of the outstanding Daseke Shares.

Douglas McCartney is a director of Aveda and a partner of Burstall Winger Zammit LLP. Burstall Winger Zammit LLP acts as legal advisor to Aveda and receives fees for services rendered in that capacity.

The following persons and companies have prepared certain sections of this Information Circular and/or Schedules attached hereto as described below, or are named as having prepared or certified a report, statement or opinion in or incorporated by reference in this Information Circular.

Name of Expert(1)	Nature of Relationship
Canaccord Genuity Corp.	Authors responsible for the preparation of the Fairness Opinion
KPMG LLP, Chartered Accountants(2)	Auditors of Aveda
Grant Thornton LLP(3)	Auditors of Daseke(4)

Notes:

(1)                                 To the knowledge of Aveda, none of the experts so named (or any of the designated professionals thereof) held securities representing more than 1% of all issued and outstanding Aveda shares as at the date of the statement, report or valuation in question, and none of the persons above is or is expected to be elected, appointed or employed as a director, officer or employee of Aveda or of any associate or affiliate of Aveda.

(2)                                 KPMG LLP, Chartered Accountants is independent with respect to Aveda within the meaning of the Rules of Professional Conduct of the Institute of Chartered Public Accountants of Alberta. Note (1) is not intended to apply to KPMG LLP, Chartered Accountants.

(3)                                 Grant Thornton LLP, an independent registered public accounting firm, has advised Aveda that it is independent with respect to Daseke within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in the United States and any applicable legislation or regulation. Note (1) is not intended to apply to Grant Thornton LLP.

(4)                                 The financial statements of Daseke, Inc. contained in the 10-K for the year ended December 31, 2017, which are comprised of the balance sheets of Daseke, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2017, and the related notes have been incorporated by reference herein.

INFORMATION CONCERNING AVEDA

Aveda earns revenue providing specialized transportation of products, materials, supplies and equipment required for the exploration, development and production of petroleum resources including rig moving, heavy hauling and hot shot services in the Western Canadian Sedimentary Basin and in the United States predominantly in and around the states of Texas, Pennsylvania, North Dakota and Oklahoma.

Aveda is a “reporting issuer” within the meaning of the Securities Act in the provinces of British Columbia, Alberta, Manitoba and Ontario, and the Aveda Shares are listed for trading on the TSXV under the symbol “AVE”.

The head office of Aveda is located at 300, 435 — 4th Avenue S.W., Calgary, Alberta, T2P 3A8, and the registered office of Aveda is located at 1600, 333 — 7th Avenue S.W., Calgary, Alberta, T2P 2Z1.

See Schedule “F” to this Information Circular, “Information Concerning Aveda Transportation and Energy Services Inc.”.

INFORMATION CONCERNING DASEKE

Daseke is the leading consolidator and largest flatbed and specialized company in North America. Its combined fleet of more than 5,200 trucks and 11,000 flat bed and specialized trailers serves 49 U.S. states as well as Canada and Mexico and offers comprehensive services to some of the world’s most respected major industrial shippers.

Daseke was formed in Delaware, and the Daseke Shares are listed for trading on the Nasdaq under the symbol “DSKE”.

The head office of Daseke is located at 15455 Dallas Parkway, Suite 550, Addison, Texas, United States, 75001. The registered office of Daseke is located at 15455 Dallas Parkway, Suite 550, Addison, Texas, United States, 75001.

See Schedule “G” to this Information Circular, “Information Concerning Daseke, Inc. and Daseke Companies, Inc.”.

INFORMATION CONCERNING THE COMBINED COMPANY

As a result of the Arrangement, all of the Aveda Shares will be exchanged, at the election or deemed election of the holder thereof, for the Cash Consideration, the Share Consideration, or a combination thereof.  Accordingly, Daseke will own all the issued and outstanding Aveda Shares.  Upon completion of the Arrangement, in the event all Aveda Shareholders elect to receive the Share Consideration, approximately 4,550,600 Daseke Shares will be issued and outstanding, of which 61,812,888 Daseke Shares (approximately 7.362%) will be held by current holders of Aveda Shares.

See Schedule “H” to this Information Circular, “Information Concerning the Combined Company”.

MATTERS TO BE CONSIDERED AT THE MEETING

At the Meeting, Aveda Shareholders will be asked to consider the Arrangement Resolution in the form attached as Schedule “A” of this Information Circular.  Aveda Shareholders are urged to review the various sections of this Information Circular when considering the Arrangement Resolution.

The Arrangement Resolution must be approved by not less than 66 2/3% of the votes cast by Aveda Shareholders, represented either present in person or by proxy at the Meeting, voting together as a single class.  Also, the Arrangement must be approved by a simple majority of the votes cast by the holders of Aveda Shares, excluding the votes cast by holders of Aveda Shares who are entitled to receive, directly or indirectly, a “collateral benefit” and whose votes are required to be excluded under MI 61-101.

Unless otherwise directed, the persons named in the accompanying form of proxy for the Meeting intend to vote in favour of the Arrangement Resolution.

GENERAL PROXY MATTERS

Solicitation of Proxies

This Information Circular is provided in connection with the solicitation of proxies by the management of Aveda for use at the Meeting and the associated costs thereof will be borne by Aveda. Aveda will bear the costs incurred in the preparation and mailing of the form of proxy, notice of special meeting and this Information Circular.  While no arrangements have been made to date by Aveda, Aveda may contract for the distribution and solicitation of proxies for the Meeting. The costs incurred by Aveda in soliciting proxies will be paid by Aveda.  In addition to solicitation by mail, proxies may be solicited by personal interviews, telephone or other means of communication and by directors, officers and employees of Aveda (who will not be specifically remunerated therefore).

The Meeting is being called pursuant to the Interim Order of the Court to seek the requisite approval of Aveda Shareholders to the Arrangement in accordance with Section 193 of the ABCA. See “The Arrangement” and “Matters to be Considered at the Meeting”.

Appointment and Revocation of Proxies

Accompanying this Information Circular are forms of proxy for holders of Aveda Shares.  The persons named in the enclosed form of proxy are directors and/or officers of Aveda. An Aveda Shareholder has the right to appoint a person (who need not be an Aveda Shareholder) other than the persons designated in the form of proxy provided by Aveda to represent the Aveda Shareholder at the Meeting.  To exercise this right, the Aveda Shareholder should strike out the names of management designees in the enclosed form of proxy and insert the name of the desired representative in the blank space provided in the form of proxy or submit another appropriate form of proxy. In order to be effective, a proxy must be forwarded so as to reach, or be deposited with Computershare Trust Company of Canada, Proxy Department, 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1, Facsimile: 1-866-249-7775, not later than 48 hours (excluding Saturdays, Sundays and statutory holidays) prior to the Meeting or any adjournment or postponement thereof or may be accepted by the Chairman of the Meeting prior to the commencement of the Meeting.  The proxy shall be in writing and executed by the Aveda Shareholder or such Aveda Shareholder’s attorney authorized in writing, or if such Aveda Shareholder is a corporation, under its corporate seal or by a duly authorized officer or attorney.

In addition to revocation in any other manner permitted by law, an Aveda Shareholder may revoke a proxy: (a) by instrument in writing executed by the Aveda Shareholder or such Aveda Shareholder’s attorney authorized in writing or if the Aveda Shareholder is a corporation, under its corporate seal or by an officer or attorney thereof, duly authorized, and deposited either with Computershare Trust Company of Canada, acting as scrutineers, at the office of Computershare Trust Company of Canada designated in the Notice of Meeting to Aveda Shareholders and

the Information Circular not later than 10:00 a.m. (Calgary time) on the Business Day preceding the day of the Meeting (or any adjournment thereof) or with the Chairman on the day of the Meeting (or any adjournment or postponement thereof); (b) by a duly executed and deposited proxy bearing a later date or time than the date or time of the proxy being revoked; or (c) as permitted by law.

Proxy Voting

The Aveda Shares represented by an effective proxy will be voted in accordance with the instructions specified therein. Where no choice is specified, the Aveda Shares will be voted in favour of the approval of the Arrangement Resolution (and other matters validly put forward at the Meeting).  The enclosed forms of proxy confer discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting to Aveda Shareholders and with respect to other matters which may properly come before the Meeting or any adjournment or postponement thereof. As of the date hereof, management of Aveda knows of no amendments, variations or other matters to come before the Meeting; however, if any other matter properly comes before the Meeting, the accompanying forms of proxy will be voted on such matter in accordance with the best judgment of the person(s) voting the proxies.

Registered Aveda Shareholders may also use the internet site at www.investorvote.com or call 1-866-732-VOTE (8683) (within North America) or 1-312-588-4290 (outside of North America) to transmit their voting instructions.  You are a registered Aveda Shareholder if your name appears on your share certificate.  Aveda Shareholders should have the form(s) of proxy in hand when they access the website and will be prompted to enter their Control Number, which is located on the forms of proxy.  If Aveda Shareholders vote by internet, their vote must be received not later than 9:00 a.m. (Calgary time) on May 28, 2018 or 48 hours prior to the time of any adjournment or postponement of the Meeting.  The website may be used to appoint a proxy holder to attend and vote on an Aveda Shareholder’s behalf at the Meeting and to convey an Aveda Shareholder’s voting instructions.  Please note that if an Aveda Shareholder appoints a proxy holder and submits their voting instructions and subsequently wishes to change his or her appointment, an Aveda Shareholder may resubmit his or her proxy and/or voting direction, prior to the deadline noted above. When resubmitting a proxy, the most recently submitted proxy will be recognized as the only valid one, and all previous proxies submitted will be disregarded and considered as revoked, provided that the last proxy is submitted by the deadline noted above.

Advice to Beneficial Holders of Aveda Shares

The information set forth in this section is of significant importance to many Aveda Shareholders, as a substantial number of Aveda Shareholders do not hold their Aveda Securities in their own name.  Aveda Shareholders who do not hold their Aveda Shares in their own name (the “Beneficial Shareholders”) should note that only proxies deposited by Shareholders whose names appear on the records of Aveda as the registered holders of Aveda Shares can be recognized and acted upon at the Meeting.  If Aveda Shares are listed in an account statement provided to a securityholder by a broker, then, in almost all cases, those Aveda Shares will not be registered in the Beneficial Shareholder’s name on the records of Aveda.  Such Aveda Shares will more likely be registered under the name of the Beneficial Shareholder’s broker or an agent of that broker.  In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the nominee of The Canadian Depositary for Securities Limited, which acts as depositary for many Canadian brokerage firms).  Aveda Shares held by brokers or their agents or nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder.  Without specific instructions, a broker and its agents and nominees are prohibited from voting Aveda Shares for the broker’s clients.  Therefore, Beneficial Shareholders should ensure that instructions respecting the voting of their Aveda Shares are communicated to the appropriate person.

Applicable regulatory rules require intermediaries/brokers to seek voting instructions from Beneficial Shareholders in advance of securityholders’ meetings.  Every intermediary/broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure that their Aveda Shares are voted at the Meeting. Often, the form of proxy supplied to a Beneficial Shareholder by its broker (or the agent of the broker) is identical to the form of proxy provided to registered Aveda Shareholders.  However, its purpose is limited to instructing the registered Aveda Shareholder (the broker or agent of the broker) how to vote on behalf of the Beneficial Shareholder.  The majority of brokers delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”).  Broadridge typically prepares a Voting Instruction Form (“VIF”) and mails the VIF to the Beneficial Shareholders and asks Beneficial Shareholders to return the VIF to Broadridge.  Often Beneficial Shareholders are provided with a toll-free telephone number or a website address through either of which their Aveda Shares can be voted.  Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Aveda Shares to be represented at the Meeting. A Beneficial Shareholder receiving a VIF from Broadridge cannot use that VIF to vote Aveda Shares directly at the Meeting.  The VIF must be returned to Broadridge well in advance of the Meeting in order to have the Aveda Shares voted at the Meeting.  If you have any questions respecting the voting of Aveda Shares held through a broker or other intermediary, please contact that broker or other intermediary for assistance.

Beneficial Shareholders who have not objected to their intermediary disclosing certain ownership information about themselves to Aveda are referred to as non-objecting beneficial owners or “NOBOs”. Those Beneficial Shareholders who have objected to their intermediary disclosing ownership information about themselves to Aveda are referred to as objecting beneficial owners or “OBOs”.

Pursuant to National Instrument 54-101 (“NI 54-101”), Aveda has distributed copies of proxy-related materials in connection with this Meeting (including this Information Circular) indirectly to all Beneficial Shareholders. Aveda is not relying on the notice and access delivery procedures outlined in NI 54-101 to distribute copies of the proxy related materials in connection with the Meeting,

Aveda will not be paying for intermediaries to deliver to OBOs (who have not otherwise waived their right to receive proxy-related materials) copies of the proxy-related materials and related documents. Accordingly, an OBO will not receive copies of the proxy-related materials and related documents unless the OBO’s intermediary assumes the costs of delivery.

Although a Beneficial Shareholder may not be recognized directly at the Meeting for the purposes of voting Aveda Shares registered in the name of his or her broker (or an agent of the broker), a Beneficial Shareholder may attend at the Meeting as proxyholder for the registered Shareholder and vote the Aveda Shares in that capacity.  Beneficial Shareholders who wish to attend the Meeting and indirectly vote their Aveda Shares as proxyholder for the registered Aveda Shareholder, should enter their own names in the blank space on the VIF provided to them and return the same to their broker (or the broker’s agent) in accordance with the instructions provided by such broker (or agent), well in advance of the Meeting.

Voting Securities of Aveda and Principal Holders thereof

As at the date hereof, there are 57,812,646 Aveda Shares issued and outstanding. Pursuant to the Interim Order, each Aveda Share carries the right to one (1) vote at the Meeting.

The Record Date is the close of business on April 30, 2018.  Only Aveda Shareholders whose names have been entered in the registers of the holders of Aveda Shares on the close of business on the Record Date will be entitled to receive notice of and to vote the Aveda Shares; provided that, to the extent that an Aveda Shareholder  transfers ownership of any Aveda Shares after the Record Date and the transferee of those Aveda Shares establishes ownership of such Aveda Shares and demands, no later than ten (10) days before the Meeting, to be included in the list of Aveda Shareholders eligible to vote at the Meeting, such transferee will be entitled to vote such Aveda Shares at the Meeting.

To the knowledge of the directors and officers of Aveda, as of the date hereof, no person or company beneficially owns, or exercises control or direction over, directly or indirectly, more than 10% of the voting rights attached to all of the outstanding Aveda Shares of any one class, other than as set forth below:

Name and Municipality of Residence	Number of Aveda Shares	Percentage of Aveda Shares(1)
Werklund Capital Corporation and Werklund Ventures Ltd.(1)(2) Calgary, Alberta	14,561,871	25.19	%(1)

MM Asset Management Inc.(3) Toronto, Canada	8,484,406	14.68	%(1)

Notes:

(1)                                 On a non-diluted basis based on an aggregate of 57,812,646 Aveda Shares being issued and outstanding as of the date hereof.

(2)                                 6,707,794 Aveda Shares are owned by Werklund Capital Corporation, and 7,783,393 Aveda Shares are owned by Werklund Ventures Ltd., private companies controlled by Mr. David Werklund, the remaining 70,684 Aveda Shares are owned by a relative of Mr. Werklund.

(3)                                 Based on information provided by the above persons or set forth in public filings made by the above persons and as of the date such information was provided or the date of such filings, as applicable.

Procedure and Votes Required

The Interim Order provides that each holder of Aveda Shares at the 5:00 pm (Calgary time) on the Record Date will be entitled to receive notice of, to attend and to vote at the Meeting.

Pursuant to the Interim Order:

(a)                                 the only persons entitled to notice of the Meeting shall be the Aveda Shareholders as set out in the registers of Aveda in respect of the Aveda Shares on the Record Date and the directors and auditors of Aveda;

(b)                                 the only persons entitled to vote on the Arrangement Resolution at the Meeting shall be, whether present in person or represented by proxy, the Aveda Shareholders as set out in the registers of Aveda in respect of the Aveda Shares on the Record Date;

(c)                                  the Aveda Shares shall vote together as a single class and each Aveda Share entitled to vote at the Meeting will entitle the holder to one vote at the Meeting in respect of the Arrangement Resolution;

(d)                                 in order for the Arrangement to become effective, the requisite majority for approval of the Arrangement Resolution shall be, subject to further order of the Court, not less than 66 2/3% of the votes cast by the Aveda Shareholders who are present in person or represented by proxy at the Meeting and voting together as a single class;

(e)                                  the quorum required at the Meeting will be at least two (2) Aveda Shareholders present in person, or represented by proxy, at the opening of the Meeting, and holding or representing not less than 10% of the Aveda Shares entitled to be voted at the Meeting; and

(f)                                   if a quorum is not present at the opening of the Meeting, the Aveda Shareholder(s) present or represented may adjourn the meeting to a fixed time and place but may not transact any other business until a quorum is present.

Notwithstanding that the Arrangement Resolution has been passed by the Aveda Shareholders or that the Arrangement has been approved by the Court, the directors of Aveda are authorized and empowered, at their discretion, without further notice to or approval of the Aveda Shareholders: (i) to amend, modify, supplement or terminate the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement and approved by the Court; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement, at any time prior to the issuance of the certificate giving effect to the Arrangement. See Schedule “A” to this Information Circular for the full text of the Arrangement Resolution.

ENFORCEABILITY OF CIVIL LIABILITIES

Daseke is incorporated under the laws of a foreign jurisdiction, and most of the directors and officers of Daseke and its experts named in the Information Circular reside outside of Canada. All of the assets of these persons and a substantial portion of the assets of Daseke may be located outside Canada and, as a consequence, it may not be possible for investors to effect service of process within Canada upon all of the directors, officers and experts referred to above. It may also not be possible to enforce against Daseke, its directors and officers and such experts judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada. In addition, the rights of a stockholder of a Delaware corporation differ from the rights of a shareholder of an ABCA corporation. See Schedule “I” to the Information Circular for a summary comparison of the rights of Aveda Shareholders and the holders of Daseke Shares.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as set forth below and as disclosed in this Information Circular under “Interests of Certain Persons in the Arrangement”, management of Aveda is not aware of any material interest, direct or indirect, of any informed person or director of Aveda or any associate or affiliate of any such persons in any transaction since the commencement of the financial year ended December 31, 2017 or in any proposed transaction, which has materially affected or would materially affect Aveda or any of its Subsidiaries.

For the purposes of this Information Circular, an “informed person” means (i) a director or officer of the Corporation, (ii) a director or officer of a person or company that is itself an informed person, or (iii) any person or company who beneficially owns, directly or indirectly, and/or exercises control or direction over voting securities of the Corporation carrying more than 10% of the voting rights attaching to all outstanding voting securities of the Corporation.

In connection with the amendment to the Corporation’s credit facility (the “Amended Credit Facility”) on January 13, 2017, Mr. Werklund, through Werklund Capital Corporation and Werklund Ventures Ltd., agreed to provide Aveda’s banking syndicate (the “Syndicate”) with a C$5.0 million standby debt facility (the “Standby Facility”) that could be called upon at the sole discretion of the Syndicate in the event of a default under the Amended Credit Facility. Aveda paid an arrangement fee of 1% to Werklund Capital Corporation and Werklund Ventures Ltd. in connection with the Standby Facility which fee was payable through the issuance Aveda Shares at a price of C$0.60 per Aveda Share. The Standby Facility also included a quarterly standby fee of 0.375% of the undrawn availability as at the end of each fiscal quarter and a quarterly administrative fee of 0.249% on the drawn portion of the Standby Facility as at the end of each fiscal quarter, which fees are payable through the issuance of Aveda Shares at the prevailing market price of the Aveda Shares on the TSXV when the fees are paid. The Standby Facility was terminated on August 4, 2017.

On February 22, 2017, Aveda completed an offering of 37,433,625 Aveda Shares at a price of C$0.60 per Aveda Share for aggregate gross proceeds of C$22,460,175 wherein Werklund Capital Corporation and Werklund Ventures Ltd. participated for an aggregate amount of C$4,000,020.

OTHER MATTERS

Management of Aveda knows of no amendments, variations or other matters to come before the Meeting, other than the matters referred to in the Notice of Meeting; however, if any other matter properly comes before the Meeting, the accompanying forms of proxy will be voted on such matter in accordance with the best judgement of the person(s) voting the proxy.

CONSENTS

CONSENT OF CANACCORD GENUITY CORP.

We refer to the management information circular (the “Information Circular”) of Aveda Transportation and Energy Services Inc. (“Aveda”) dated May 2, 2018 relating to a special meeting of Aveda Shareholders to consider, among other things, an arrangement under the Business Corporations Act (Alberta) involving Aveda, Daseke, Inc. and the shareholders of Aveda (the “Arrangement”).

We hereby consent to the inclusion of a summary and the complete text of our opinion concerning the fairness, from a financial point of view, to the shareholders of Aveda of the consideration to be received by them under the Arrangement (the “Fairness Opinion”) in the Information Circular, and to the references therein to our firm name and to the Fairness Opinion and to the filing of the Fairness Opinion with the Alberta Court of Queen’s Bench and the securities regulatory authorities.

(signed) “Canaccord Genuity Corp.”

Canaccord Genuity Corp.

May 2, 2018

CONSENT OF BURSTALL WINGER ZAMMIT LLP

We refer to the information circular (the “Information Circular”) of Aveda Transportation and Energy Services Inc. (“Aveda”) dated  May 2, 2018 relating to a special meeting of the Aveda Shareholders to consider, among other things, an arrangement under the Business Corporations Act (Alberta) involving Aveda, Daseke, Inc. and the shareholders of Aveda.

We hereby consent to the inclusion of our opinions under the heading “Certain Canadian Federal Income Tax Considerations” in the Information Circular, and to the references therein to our firm name and to such opinions.

(signed) “Burstall Winger Zammit LLP”

Burstall Winger Zammit LLP

May 2, 2018

SCHEDULE “G”
INFORMATION CONCERNING DASEKE, INC. AND DASEKE COMPANIES, INC.

The following information should be read in conjunction with the information concerning Daseke appearing elsewhere in the Information Circular, including those documents incorporated by reference in this Information Circular. Capitalized terms used, but not otherwise defined in this Appendix “G” shall have the meaning ascribed to them in the Information Circular.

Daseke Overview

Daseke is a U.S. corporation existing under the laws of the State of Delaware and is headquartered in Addison, Texas at 15455 Dallas Parkway, Suite 550, Addison, Texas 75001. A list of Daseke’s wholly owned subsidiaries is available in Exhibit 21.1 to Daseke’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference herein.

Daseke was originally incorporated in April 2015 as a special purpose acquisition company under the name Hennessy Capital Acquisition Corp. II (“Hennessy Capital”) for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Hennessy Capital and one or more businesses. Until the consummation of the Daseke Business Combination (defined and described below), Hennessy Capital’s common stock, units and warrants were traded on Nasdaq Capital Market (“Nasdaq”) under the symbols “HCAC,” “HCACU” and “HCACW,” respectively.

On February 27, 2017, a wholly owned subsidiary of Hennessy Capital merged with and into Daseke, Inc., with Daseke, Inc. surviving as a direct wholly owned subsidiary of Hennessy Capital (the “Daseke Business Combination”), in accordance with the Agreement and Plan of Merger, dated December 22, 2016 (the “Daseke Merger Agreement”) by and among Hennessy Capital, HCAC Merger Sub, Inc., Daseke, Inc. and Don R. Daseke, solely in his capacity as the Stockholder Representative (as defined therein). Subsequent to the closing of the Daseke Business Combination, on February 27, 2017, Daseke, Inc. changed its name to “Daseke Companies, Inc.” and Hennessy Capital changed its name to “Daseke, Inc.” In connection with the closing of the Daseke Business Combination, the common stock and public warrant trading symbols on Nasdaq were changed to “DSKE” and “DSKEW,” respectively, and Hennessy Capital’s units separated into their component parts of one share of common stock and one public warrant and such units ceased trading on Nasdaq.

In this Schedule “G” to the Information Circular, unless the context requires otherwise, references to (i) “Private Daseke” are to Daseke, Inc. prior to the consummation of the Daseke Business Combination, (ii) “Hennessy Capital” are to Hennessy Capital Acquisition Corp. II prior to the consummation of the Daseke Business Combination, and (iii) “Daseke” are to Daseke, Inc. and its subsidiaries at and after the consummation of the Daseke Business Combination.

Daseke is a leading provider of transportation and logistics solutions focused exclusively on flatbed and specialized freight in North America. Daseke is the 16th largest truckload carrier in North America.(3) Of the 50 largest United States trucking companies, Private Daseke was one of the fastest-growing companies in 2015.(4) In 2017, Daseke generated revenue of approximately US$846 million, compared to US$30 million in 2009 (Private Daseke’s first full year of operations), reflecting a compound annual growth rate of approximately 52%.

Daseke believes that it provides one of the most comprehensive transportation and logistics solutions offerings in the open deck industry to approximately 5,400 customers across the continental United States, Canada and Mexico through two reportable segments: Flatbed Solutions and Specialized Solutions. The Flatbed Solutions segment focuses on delivering transportation and logistics solutions that principally require the use of flatbed and retractable-sided transportation equipment, and the Specialized Solutions segment focuses on delivering transportation and logistics solutions that principally include super heavy haul, high-value customized, over-dimensional, commercial glass and high security cargo. The Flatbed Solutions segment and Specialized Solutions segment generated approximately 41% and 59%, respectively, of revenue in 2017.

(3)  Logistics Management Magazine, 2017.

(4)  Journal of Commerce, April 2016.

Both of Daseke’s reportable segments operate highly flexible business models comprised of company-owned tractors and asset-light operations (which consist of owner-operator transportation and freight brokerage and logistics). Daseke’s asset-based operations have the benefit of providing shippers with certainty of delivery and continuity of operations. Alternatively, Daseke’s asset-light operations offer flexibility and scalability to meet customers’ dynamic needs and have lower capital expenditure requirements and fixed costs. In 2017, approximately 59% of Daseke’s freight, logistics and brokerage revenue was derived from company-owned equipment and approximately 41% was derived from asset-light services.

As of December 31, 2017, Daseke had approximately 4,798 full-time employees out of a total employee headcount of 4,813, which includes approximately 3,044 drivers. The Company is not a party to any collective bargaining agreements. Daseke also contracts with owner-operator drivers to provide and operate tractors, which provide additional revenue equipment capacity. Independent contractors own their own tractors and are responsible for all associated expenses, including financing costs, fuel, maintenance, insurance and highway use taxes. As of December 31, 2017, Daseke had 2,056 independent contractors, who accounted for approximately 27% of total miles in 2017.

Daseke is an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. As such, Daseke is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies.

Additional information regarding Daseke and its subsidiaries is included in documents incorporated by reference into this Schedule “G” to the Information Circular. See “Daseke Documents Incorporated by Reference”.

Description of Daseke Shares

The following summary description of the Daseke Shares is based on the provisions of Daseke’s Second Amended and Restated Certificate of Incorporation (“Daseke Certificate”) and By-Laws (“Daseke By-Laws”) and the applicable provisions of the general corporation law of the State of Delaware (“Delaware Law”). This information may not be complete in all respects and is qualified entirely by reference to the provisions of the Daseke Certificate, Daseke By-Laws and Delaware Law. For information on how to obtain copies of the Daseke Certificate and Daseke By-Laws, see “Daseke Documents Incorporated by Reference”.

The Daseke Certificate authorizes the issuance of 260 million shares of capital stock, consisting of 250 million shares of common stock (“Daseke Shares”), par value US$0.0001 per share, and 10 million shares of preferred stock, par value US$0.0001 per share, 650,000 of which have been designated as 7.625% Series A Convertible Cumulative Preferred Stock (“Daseke Series A Preferred Stock”) and the remaining 9.35 million of which are undesignated. The outstanding shares of Daseke Series A Preferred Stock and Daseke Shares are, and Daseke Shares issuable upon exercise of the outstanding warrants and upon conversion of the outstanding Daseke Series A Preferred Stock will be upon issuance, duly authorized, validly issued, fully paid and non-assessable.

As of April 23, 2018, there were 57,262,288 Daseke Shares outstanding, excluding Daseke Shares issuable upon conversion of the Daseke Series A Preferred Stock and upon exercise of outstanding warrants and stock options. An additional (a) 8,550,563 Daseke Shares are issuable upon conversion of all of the outstanding Daseke Series A Preferred Stock, 5,652,173 shares of which may be issued upon conversion, assuming a conversion price of US$11.50 per share, and 2,898,390 shares of which may be issued over the next five years if Daseke pays all dividends on its Daseke Series A Preferred Stock in Daseke Shares, assuming a constant market price of Daseke Shares of US$9.00 per share, (b) 17,520,329 Daseke Shares are issuable upon the exercise of all outstanding warrants, (c) 5,000,000 will be issued for the 2017 earnout and (d) up to 10,000,000 Daseke Shares are issuable upon the achievement of specified share price thresholds and annualized Adjusted EBITDA targets for the fiscal years ending December 31, 2018 and 2019 pursuant to the earn-out provision in the Daseke Merger Agreement. Under Daseke’s equity incentive plan, it is authorized to issue up to 4,500,000 Daseke Shares and 1,848,904 Daseke Shares are available for future issuance under this plan, as of March 31, 2018. As of March 31, 2018, 2,646,096 Daseke Shares are potentially issuable pursuant to options and unvested restricted stock unit awards held by Daseke’s directors, officers and employees under Daseke’s equity incentive plan.

As of April 23, 2018, there were 650,000 shares of Daseke Series A Preferred Stock outstanding. The Daseke Series A Preferred Stock is not listed on any securities exchange.

Common Stock

Dividends. Daseke has not paid any cash dividends on the Daseke Shares. Daseke currently intends to retain any earnings, for use in its business operations and, accordingly, Daseke does not anticipate declaring any dividends on the Daseke Shares in the foreseeable future. The payment of cash dividends in the future will be dependent upon Daseke’s revenues and earnings, if any, capital requirements, debt covenants and general financial condition. Daseke’s future dividend policy is within the discretion of its board of directors at such time. In addition, Daseke’s term loan facility and revolving credit facility restrict Daseke’s ability to pay cash dividends, subject to certain negotiated exceptions.

Voting Power. Except as otherwise required by law or as otherwise provided in any certificate of designations for any series of preferred stock, the holders of Daseke Shares possess all voting power for the election of Daseke directors and all other matters requiring stockholder action. Holders of Daseke Shares are entitled to one vote per share on matters to be voted on by stockholders. For more information see “Comparison of Rights of Aveda Shareholders and Daseke Stockholders — Voting Rights” in Schedule “I” to the Information Circular.

Liquidation, Dissolution and Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of Daseke, after payment or provision for payment of the debts and other liabilities of Daseke, the holders of Daseke Shares shall be entitled to receive all the remaining assets of Daseke available for distribution to its stockholders, ratably in proportion to the number of shares of the Daseke Shares held by them, after the rights of the holders of the preferred stock have been satisfied.

Pre-emptive or Other Rights. The holders of Daseke Shares have no pre-emptive or other subscription rights.

Transfer Agent. The transfer agent of the Daseke Shares is Continental Stock Transfer & Trust Company located at 1 State Street, 30th Floor, New York, New York 10004-1561.

Delaware Law and Certain Provisions of the Daseke Certificate, Daseke By-Laws and Statutory Provisions. Daseke is a Delaware corporation and is subject to Section 203 of Delaware Law. In general, Section 203 prevents an “interested stockholder” (defined generally as (i) a person owning 15% or more of a corporation’s outstanding voting stock or (ii) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation at any time within the previous three years and the affiliates and associates of such person) from engaging in a “business combination” (as defined by Delaware Law) with a Delaware corporation for three years following the time such person became an interested stockholder, subject to certain exceptions. For more information see “Comparison of Rights of Aveda Shareholders and Daseke Stockholders — Special Vote Required for Combinations with Interested Shareholders” in Schedule “I” to the Information Circular.

Directors Liability and Indemnification. The Daseke Certificate provides that to the fullest extent permitted by Delaware Law, directors shall not be liable to Daseke or Daseke’s stockholders for monetary damages for breach of fiduciary duty as a director. Current Delaware Law restricts the ability to limit the liability of a director. The effect of the provision of the Daseke Certificate is to eliminate Daseke’s rights and Daseke’s stockholders’ rights (through stockholders’ derivative suits on Daseke’s behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. This provision does not limit or eliminate Daseke’s rights or any right of Daseke’s stockholders to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. For a description of the restrictions on the ability to limit the liability of a director under current Delaware Law, see “Comparison of Rights of Aveda Shareholders and Daseke Stockholders — Limited Liability of Directors” in Schedule “I” to the Information Circular.

The Daseke Certificate requires Daseke to indemnify and hold harmless, to the fullest extent permitted by applicable law, each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of Daseke or, while a director or officer of Daseke, is or was serving at the request of Daseke as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. Daseke is required to pay the expenses (including attorneys’ fees), to the fullest extent not prohibited by applicable law, incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified. The rights to indemnification and advancement of expenses conferred are contract rights and continue as to an indemnitee who has ceased to be a director, officer, employee or agent and inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing, except for proceedings to enforce rights to indemnification and advancement of expenses, Daseke shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by its board of directors. For a description of the restrictions on the ability to limit the liability of a director under current Delaware Law, see “Comparison of Rights of Aveda Shareholders and Daseke Stockholders — Indemnification of Directors and Officers” in Schedule “I” to the Information Circular.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals. The Daseke By-Laws establish an advance notice procedure for stockholders to make nominations of candidates for election as director, or to bring other business before an annual meeting of Daseke’s stockholders (the “Daseke Stockholder Notice Procedure”). For a description of the restrictions on the Daseke Stockholder Notice Procedure, see “Comparison of Rights of Aveda Shareholders and Daseke Stockholders — Advance Notification Requirements for Proposals of Shareholders” in Schedule “I” to the Information Circular.

By requiring advance notice of nominations by stockholders, the Daseke Stockholder Notice Procedure affords the Daseke Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Daseke Board, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the Daseke Stockholder Notice Procedure also provides a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Daseke Board, provides Daseke’s Board with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to Daseke’s Board’s position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

Although the Daseke By-Laws do not give the Daseke Board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, the Daseke Stockholder Notice Procedure may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Daseke, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Daseke and Daseke’s stockholders.

Certain Effects of Authorized but Unissued Stock. As of April 23, 2018, there were 192,737,712 Daseke Shares authorized but unissued. These additional shares may be utilized for a variety of corporate purposes, including future offerings to raise additional capital or to facilitate corporate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable Daseke’s Board to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of Daseke by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Daseke.

Daseke Series A Preferred Stock

Conversion to Daseke Shares. Under the Certificate of Designations, Preferences, Rights and Limitations of 7.625% Series A Convertible Cumulative Preferred Stock of Daseke, Inc. (the “Daseke Certificate of Designations”), each share of Daseke Series A Preferred Stock will be convertible, at the holder’s option at any time, initially into approximately 8.6957 Daseke Shares (assuming a conversion price of approximately US$11.50 per share), subject to specified adjustments as set forth in the Daseke Certificate of Designations. If any holder elects to convert its Series A Preferred Stock after the seven-year anniversary of the issue date, if the then-current Conversion Price (as defined in the Daseke Certificate of Designations) exceeds the Weighted Average Price (as defined in the Daseke Certificate of Designations) for the Daseke Shares during any ten consecutive Trading Days (as defined in the Daseke Certificate of Designations), at its option by delivery of a Notice of Conversion in accordance with Section 8(b) of the Daseke Certificate of Designations no later than five business days following such tenth consecutive Trading Day, to convert any or all of such holder’s shares of Daseke Series A Preferred Stock into, at Daseke’s sole discretion, either Daseke Shares, cash or a combination of Daseke Shares and cash; provided, that Daseke shall provide such converting holder notice of its election within two Trading Days of receipt of the Notice of Conversion; provided further, that in the event Daseke elects to issue Daseke Shares for all or a portion of such conversion, the “Conversion Rate” for such conversion (subject to the limitations set forth in Section 11 of the Daseke Certificate of Designations) shall mean the quotient of the Liquidation Preference (as defined in the Daseke Certificate of Designations) divided by the average Weighted Average Price for Daseke Shares during the 20 consecutive Trading Days commencing on the Trading Day immediately following the Trading Day on which Daseke provided such notice. If Daseke does not elect a settlement method prior to the deadline set forth in the Daseke Certificate of Designations, the Company shall be deemed to have elected to settle the conversion entirely in Daseke Shares. Based on the assumed conversion price of US$11.50 per share, a total of 5,652,173 Daseke Shares would be issuable upon conversion of all of the currently outstanding shares of Daseke Series A Preferred Stock.

On or after the third anniversary of the initial issuance date but prior to the fifth anniversary of the initial issuance date, Daseke has the right, at its option, to give notice of its election to cause all outstanding shares of the Daseke Series A Preferred Stock to be automatically converted into Daseke Shares at the then-effective conversion rate, if the Weighted Average Price of Daseke Shares equals or exceeds 140% of the then-current conversion price for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days. On or after the fifth anniversary of the initial issuance date but prior to the seventh anniversary of the initial issuance date, Daseke has the right, at its option, to give notice of its election to cause all outstanding shares of the Daseke Series A Preferred Stock to be automatically converted into Daseke Shares at the then-effective conversion rate, if the Weighted Average Price of Daseke Shares equals or exceeds 115% of the then-current conversion price for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days. On or after the seventh anniversary of the initial issuance date, Daseke has the right, at its option, to give notice of its election to cause all outstanding shares of the Daseke Series A Preferred Stock to be automatically converted into Daseke Shares at the then-effective conversion rate, if the Weighted Average Price of Daseke Shares equals or exceeds the then-current conversion price for at least 10 consecutive trading days.

Fundamental Changes. If Daseke undergoes certain fundamental changes (as more fully described in the Daseke Certificate of Designations but including, among other things, certain change-in-control transactions, recapitalizations, asset sales and liquidation events), each outstanding share of Daseke Series A Preferred Stock may, within 15 days following the effective date of such fundamental change and at the election of the holder, be converted into Daseke Shares at a conversion rate (subject to certain adjustments) equal to (i) the greater of (A) the sum of the conversion rate on the effective date of such fundamental change plus the additional shares received by holders of Daseke Series A Preferred Stock following such fundamental change (as set forth in the Daseke

Certificate of Designations) and (B) the quotient of (x) US$100.00, divided by (y) the greater of (1) the applicable holder stock price and (2) 66 2/3% of the closing sale price of Daseke Shares on the issue date plus (ii) the number of Daseke Shares that would be issued if any and all accumulated and unpaid dividends were paid in Daseke Shares.

Limitations on Conversion to Daseke Shares. The Daseke Series A Preferred Stock contains limitations that prevent the holders thereof from acquiring Daseke Shares upon conversion that would result in (i) the number of shares beneficially owned by such holder and its affiliates exceeding 9.99% of the total number of Daseke Shares then outstanding or (ii) the Daseke Series A Preferred Stock being converted into more than 19.99% of the Daseke Shares outstanding on the initial issue date of the Daseke Series A Preferred Stock (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization) without, in the latter instance, stockholder approval of such issuance.

Dividends. The Daseke Series A Preferred Stock also contains terms prohibiting the payment of cash dividends on the Daseke Shares and the repurchase or redemption of the Daseke Shares unless at the time of such payment, repurchase or redemption (i) all accumulated dividends on the Daseke Series A Preferred Stock are paid or set aside and (ii) the payment of the dividend in respect of the Daseke Series A Preferred Stock for the most recent dividend period has been paid in cash or has been declared with the set-aside of a sum sufficient for payment thereof.

Dividends on the Daseke Series A Preferred Stock are cumulative at the Dividend Rate. The “Dividend Rate” is the rate per annum of 7.625% per share of Daseke Series A Preferred Stock on the liquidation preference (which is US$100.00 per share). Dividends on the Daseke Series A Preferred Stock will accrue for all fiscal periods during which the Daseke Series A Preferred Stock is outstanding, regardless of whether Daseke has earnings in such period, whether there are funds legally available for the payment of such dividends and whether or not the dividends are authorized or declared. Dividends for any period less than a full quarterly period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Dividends are payable quarterly in arrears in cash or, at Daseke’s election and subject to the receipt of the necessary shareholder approval (to the extent necessary), in Daseke Shares.

In general, no dividends may be declared, made or set apart for payment upon any Parity Stock or Junior Stock, unless all accumulated and unpaid dividends on the Daseke Series A Preferred Stock have been or contemporaneously are declared and paid in cash. “Parity Stock” means any class of Daseke’s capital stock or series of preferred stock established after the first issuance of the Daseke Series A Preferred Stock the terms of which expressly provide that such class or series will rank on a parity with the Daseke Series A Preferred Stock as to dividend rights, and/or rights upon our liquidation and/or voting rights. “Junior Stock” means Daseke Shares and any class of capital stock or series of preferred stock established after the first issuance of the Daseke Series A Preferred Stock the terms of which expressly provide that such class or series will rank junior to the Daseke Series A Preferred Stock as to dividend rights or rights upon our liquidation.

Voting Power. Except as required by Delaware law, holders of the Series A Preferred Stock will have no voting rights except with respect to the approval of any material and adverse amendment to Daseke’s certificate of incorporation, and certain significant holders of Daseke Series A Preferred Stock may have approval rights with respect to certain key economic terms of the Daseke Series A Preferred Stock, as set forth in the Daseke Certificate of Designations.

Prior Sales

From May 1, 2017 to the date of the Information Circular, Daseke issued the following securities that are either Daseke Shares or convertible or exchangeable into Daseke Shares:

Date of Issue	Description of Security	Number of Securities		Price Per Security (US$)	Total Issue Price (US$)
February 20, 2018	Daseke Shares	8,625,000	(1)	10.60	91,425,000
January 1, 2018	Daseke Options	79,250		N/A	N/A
January 1, 2018	Daseke RSUs	232,932		N/A	N/A
December 1, 2017	Daseke Shares	145,129	(2)	12.40	1,800,000
December 1, 2017	Daseke Shares	3,114,247	(3)	12.56	39,100,000
December 1, 2017	Daseke Shares	972,680	(4)	12.34	12,000,000
December 1, 2017	Daseke Options	125,000		N/A	N/A
October 1, 2017	Daseke Options	84,495		N/A	N/A
October 1, 2017	Daseke RSUs	133,175		N/A	N/A
September 22, 2017	Daseke Shares	6,085,800	(5)	12.00	73,029600
July 1, 2017	Daseke Shares	746,170	(6)	10.18	7,600,000
July 1, 2017	Daseke Options	21,500		N/A	N/A
July 1, 2017	Daseke RSUs	102,738		N/A	N/A
June 1, 2017	Daseke Options	14,000		N/A	N/A
June 1, 2017	Daseke RSUs	772,955		N/A	N/A
May 1, 2017	Daseke Shares	232,885	(7)	10.04	2,340,000
May 1, 2017	Daseke Shares	109,248	(8)	10.06	1,100,000

Notes:

(1)                                 7,420,000 Daseke Shares were issued by Daseke and 80,000 Daseke Shares were sold by one of Daseke’s stockholders. In connection with the issuance, the underwriters were granted an overallotment option to purchase an additional 1,125,000 Daseke Shares, which was exercised simultaneously.

(2)                                 145,129 Daseke Shares were issued by Daseke as partial consideration paid for 100% of the outstanding stock of Moore Freight Service, Inc., RT & L, LLC, JD and Partners, LLC, TM Transport and Leasing, LLC, and Rand, LLC.

(3)                                 3,114,247 Daseke Shares were issued by Daseke as partial consideration paid for 100% of the outstanding stock of Roadmaster Group, Inc. and subsidiaries, and Roadmaster Equipment Leasing, Inc. and all subsidiaries.

(4)                                 972,680 Daseke Shares were issued by Daseke as partial consideration paid for 100% of the outstanding stock of Tennessee Steel Haulers, Inc., Alabama Carriers, Inc., and Fleet Movers Inc.

(5)                                 4,882,167 Daseke Shares were issued by Daseke and 409,833 Daseke Shares were sold by certain of Daseke’s stockholders. In connection with the issuance, the underwriters were granted an overallotment option to purchase an additional 793,800 Daseke Shares, which was exercised simultaneously.

(6)                                 746,170 Daseke Shares were issued by Daseke as partial consideration paid for 100% of the outstanding stock of The Steelman Companies.

(7)                                 232,885 Daseke Shares were issued by Daseke as partial consideration paid for 100% of the outstanding stock of Schilli Transportation Services, Inc.

(8)                                 109,248 Daseke Shares were issued by Daseke as partial consideration paid for 100% of the outstanding stock of Big Freight Systems, Inc.

Trading Price and Volume of Daseke Shares

The Daseke Shares are listed on Nasdaq under the symbol “DSKE”. Before February 28, 2017, Daseke Shares traded on Nasdaq under the symbol “HCAC”. Information regarding the high and low trading prices and trading volumes for Daseke Shares on a monthly basis for the period from May 1, 2017 to May 1, 2018 on Nasdaq are as follows.

	High	Low
Month	(US$)	(US$)	Volume
2017
May 2017	10.36	9.37	1,185,987
June 2017	11.21	8.76	5,869,384
July 2017	12.53	11.14	2,599,909
August 2017	13.32	11.95	2,531,353
September 2017	13.55	12.11	7,793,231
October 2017	14.28	12.97	5,720,179
November 2017	13.88	11.29	4,679,072
December 2017	14.52	12.34	4,219,961

2018
January 2018	14.49	13.29	2,942,298
February 2018	13.74	10.00	14,634,271
March 2018	10.72	9.28	10,104,658
April 2018	9.98	8.17	9,715,155
May 1, 2018	8.67	8.16	470,022

Available Information

Daseke files with or furnishes to the SEC reports, including its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports pursuant to Section 13(a) or 15(d) of the U.S. Exchange Act, proxy statements and other information.

Daseke also makes available free of charge on its corporate website at https://investor.daseke.com all of the documents that Daseke files with the SEC as soon as reasonably practicable after they are electronically filed with or furnished to the SEC.

Materials filed with or furnished to the SEC are also made available to the public on its website at www.sec.gov. Copies of any materials Daseke files with the SEC can be obtained at www.sec.gov or at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Information on the SEC’s public reference facilities and their copy charges is available by calling the SEC at 1-800-SEC-0330.

Risk Factors

The business and operations of Daseke are subject to risks. In addition to considering the other information in the Information Circular (including the risks described in the documents of Daseke incorporated by reference in this Schedule “G” which are available under Aveda’s SEDAR profile at www.sedar.com), Aveda Shareholders should consider carefully the risk factors and other disclosures set forth in documents filed by Daseke with the SEC, including Daseke’s Annual Report on Form 10-K for its fiscal year ended December 31, 2017, which are available at www.sec.gov. As set forth below, this filing is incorporated by reference herein.

Selected Historical Consolidated Financial Data of Daseke

The following table sets forth Daseke’s selected historical consolidated financial data and other data as of and for the years ended December 31, 2017, 2016 and 2015. The data presented below are in thousands, except for share and per share data. The selected historical consolidated financial data below has been derived from Daseke’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017. The historical results presented below are not necessarily indicative of the results to be expected for any future period and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk” and Daseke’s audited consolidated financial statements and the related notes contained in Daseke’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference herein. There have been no material changes to Daseke’s loan capital since December 31, 2017.

(Dollars in thousands of US dollars, except share	Year Ended December 31,
and per share data)	2017	2016	2015
Consolidated statement of operations data:
Total revenue	$846,304	$651,802	$678,845
Operating expenses:
Salaries, wages and employee benefits	249,996	197,789	178,703
Fuel	93,749	66,865	70,296
Operations and maintenance	118,390	96,100	98,734
Purchased freight	225,254	154,054	181,985
Taxes and licenses	11,055	9,222	9,228
Insurance and claims	23,962	19,114	19,655
Depreciation and amortization	76,863	67,500	63,573
(Gain) loss on disposition of revenue property and equipment	(700)	(116)	(2,184)
Impairment	—	2,005	—
Other operating expenses	40,720	28,636	27,847
Total operating expenses	839,289	641,169	647,837
Income from operations	7,015	10,633	31,008
Interest expense	29,556	23,124	20,602
Other expense (income)	2,745	(375)	(320)
Total other expense	32,301	22,749	20,282
Income (loss) before provision for income taxes	(25,286)	(12,116)	10,726
Provision (benefit) for income taxes	(52,282)	163	7,463
Net income (loss)	$26,996	$(12,279)	$3,263
Dividends declared per Series A convertible preferred share	$6.40	$—	$—
Dividends declared per Series B convertible preferred share	$12.50	$18.75	$75.00
Net income (loss) available to common stockholders	$22,032	$(17,049)	$(1,473)
Basic net income (loss) per common share	$0.59	$(0.81)	$(0.07)
Diluted net income (loss) per common share	$0.56	$(0.81)	$(0.07)
Basic weighted average common shares outstanding	37,592,549	20,980,961	20,980,961
Diluted weighted average common shares outstanding	39,593,701	20,980,961	20,980,961

(Dollars in thousands of US dollars, except share	Year Ended December 31,
and per share data)	2017	2016	2015
Consolidated balance sheet data (at end of period):
Cash	$90,679	$3,695	$4,886
Property and equipment, net	$429,639	$318,747	$354,535
Total assets	$1,125,668	$570,235	$627,607
Current liabilities	$108,068	$92,398	$109,669
Working capital (1)	$111,020	$36,282	$42,538
Long-term debt and other long-term liabilities	$666,367	$374,774	$397,888
Total stockholders’ equity	$351,233	$103,063	$120,050
Other financial data (unaudited):
Adjusted EBITDA (2)	$91,904	$88,240	$97,304
Adjusted EBITDAR (2)	$108,769	$101,177	$106,261
Adjusted EBITDA Margin (2)	10.9%	13.5%	14.3%
Free cash flow (2)	$55,988	$56,571	$30,335
Operating ratio	99.2%	98.4%	95.4%
Adjusted operating ratio (2)	97.3%	95.6%	93.0%
Operating statistics (unaudited):
Total miles	290,749,395	246,989,374	230,923,639
Company-operated tractors, as of year-end	3,218	2,304	2,267
Owner-operated tractors, as of year-end	2,056	609	702
Number of trailers	11,237	6,347	5,977

Company-operated tractors, average for the year	2,644	2,279	2,054
Owner-operated tractors, average for the year	888	667	700

Notes:

(1)            Working capital is defined as current assets (excluding cash) less current liabilities (excluding the current portion of long-term debt).

(2)            Adjusted EBITDA, Adjusted EBITDAR, Adjusted EBITDA Margin, free cash flow and adjusted operating ratio are not recognized measures under GAAP. For a definition of Adjusted EBITDA, Adjusted EBITDAR, Adjusted EBITDA Margin, free cash flow and adjusted operating ratio, a reconciliation of Adjusted EBITDA, Adjusted EBITDAR and free cash flow to net income (loss) and a reconciliation of adjusted operating ratio to operating ratio, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk—Non-GAAP Financial Measures” contained in Daseke’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference herein.

Daseke Documents Incorporated by Reference

Information regarding Daseke has been incorporated by reference in this Schedule “G” to the Information Circular from documents filed by Daseke with the SEC under Daseke’s issuer profile at www.sec.gov and under Aveda’s issuer profile on SEDAR at www.sedar.com. The documents listed below, which contain important information about Daseke, its business and its financial condition, and which were previously filed by Daseke with the SEC, are specifically incorporated by reference into, and form an integral part of, this Schedule “G” to the Information Circular:

(a)                                 Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (filed with the SEC on March 16, 2018);

(b)                                 Current Reports on Form 8-K and 8-K/A (excluding any information and exhibits furnished under either Item 2.02 and any related exhibits thereof) filed with the SEC on January 12, 2018, February 12, 2018, February 16, 2018, February 20, 2018, April 16, 2018 and April 18, 2018;

(c)                                  Second Amended and Restated Certificate of Incorporation of Hennessy Capital, now known as Daseke, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on March 3, 2017;

(d)                                 By-Laws of Hennessy Capital, now known as Daseke, incorporated by reference to Exhibit 3.3 to the Form S-1 (File No. 333-205152) filed with the SEC on June 22, 2015; and

(e)                                  Definitive Proxy Statement for the 2018 annual meeting of stockholders on Schedule 14A (filed with the SEC on April 10, 2018).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein that bears a date earlier than the date of the Information Circular shall be deemed to be modified or superseded, for the purposes of the Information Circular, to the extent that a statement contained herein, modifies or supersedes such statement. Any future filings made by Daseke with the SEC under Section 13(a), 13(c), 14, or 15(d) of the U.S. Exchange Act after the date of the Information Circular but before the Securityholder Meeting will be automatically incorporated by reference into the Information Circular. Any statement contained in a document incorporated by reference herein that bears a date later than the date of the Information Circular shall be deemed to modify or supersede, for the purposes of the Information Circular, any statement contained or incorporated by reference herein to the extent that a statement contained therein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed to be an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, in its unmodified or non-superseded form, to constitute a part of the Information Circular.

Cease Trade Orders

To the knowledge of Daseke, no director or executive officer of Daseke is, as of the date of the Information Circular, or was, within the ten (10) years before the date hereof, a director, chief executive officer or chief financial officer of any company (including Daseke) that was the subject of a cease trade order, an order similar to a cease trade order or an order that denied Daseke access to any exemption under securities legislation that was in effect for a period of more than thirty (30) consecutive days, that was issued (i) while such person was acting in that capacity, or (ii) after such person was acting in such capacity and which resulted from an event that occurred while that person was acting in such capacity.

Bankruptcies

To the knowledge of Daseke, no director or executive officer of Daseke or shareholder holding a sufficient number of securities to affect materially the control of Daseke is, as of the date of this Information Circular, or was within ten (10) years prior to the date of this Information Circular, a director or executive officer of any company (including Daseke) that, while such person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver-manager or trustee appointed to hold its assets.

To the knowledge of Daseke, no director or executive officer of Daseke or Daseke shareholder holding a sufficient number of securities to affect materially the control of Daseke has, within the ten (10) years before the date of this Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or Daseke shareholder.

Penalties or Sanctions

To the knowledge of Daseke, no director or executive officer of Daseke or shareholder holding a sufficient number of securities to affect materially the control of Daseke has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Ratings

Daseke has received the following ratings from Standard & Poor’s Financial Services LLC (“S&P”):

Class	Rating
Corporate Credit Rating	B+
Senior Secured Recovery Rating	B+

Issuer Credit Ratings

S&P’s issuer credit ratings are rated on a scale ranging from a high of AAA to a low of D. Ratings of AA to CCC may be modified with the addition of a plus (+) or minus (–) sign to show relative standing within the major rating categories. S&P’s issuer credit rating is a current opinion of an obligor’s overall financial capacity to pay its financial obligations. This opinion focuses on the obligor’s capacity and willingness to meet its financial commitments as they come due. It does not apply to any specific financial obligation, as it does not take into account the nature of and provisions of the obligation, its standing in bankruptcy or liquidation, statutory preferences, or the legality and enforceability of the obligation. In addition, it does not take into account the creditworthiness of the guarantors, insurers, or other forms of credit enhancement on the obligation. The Corporate Credit Rating “B” assigned to Daseke is the sixth highest of S&P’s rating categories and is considered to be a speculative grade. An obligor rated “B+” currently has the capacity to meet its financial commitments, though is more vulnerable to adverse business, financial or economic conditions.

Issue Credit Ratings

S&P’s issue credit ratings are rated on a scale ranging from a high of AAA to a low of D. Ratings of AA to CCC may be modified with the addition of a plus (+) or minus (–) sign to show relative standing within the major rating categories. S&P’s issue credit rating is a current opinion of the creditworthiness of an obligor with respect to a specific financial obligation, a specific class of financial obligations, or a specific financial program. It takes into consideration the creditworthiness of guarantors, insurers, or other forms of credit enhancement on the obligation and takes into account the currency in which the obligation is denominated. The opinion evaluates the obligor’s capacity and willingness to meet its financial commitments as they come due, and may assess terms, such as collateral security and subordination, which could affect ultimate payment in the event of default. The Senior Secured Recovery Rating “B+” assigned to Daseke is the sixth highest of S&P’s rating categories and is considered to be a speculative grade. An obligor rated “B” currently has the capacity to meet its financial commitments, though is more vulnerable to adverse business, financial or economic conditions.

The ratings provided in this section are not a recommendation to buy, sell or hold such securities and may be subject to revision or withdrawal at any time by S&P.

Daseke has paid customary rating fees to S&P in connection with the abovementioned ratings. Daseke did not make any payments to S&P in respect of any other service provided to Daseke by S&P

Purchaser Overview

Purchaser is a U.S. company incorporated under the laws of the State of Delaware in November, 2008. Purchaser began operations on January 1, 2009. On February 27, 2017, Purchaser became a direct wholly owned subsidiary of Daseke and changed its name from “Daseke, Inc.” to “Daseke Companies, Inc.” as a result of the consummation of the Daseke Business Combination, described in “Information Relating to Daseke — Overview”.

If the Arrangement Resolution is passed and all other conditions to closing of the Arrangement are satisfied, Daseke will acquire, through Purchaser, all of the issued and outstanding Aveda Shares.

Ratings

Purchaser has received the following ratings from Moody’s Investors Service, Inc. (“Moody’s”):

Class	Rating
LT Corporate Family Ratings	B1
Probability of Default	B1-PD
Speculative Grade Liquidity Rating	SGL-3
Senior Secured Bank Credit Facility (Domestic)	B1
LGD Senior Secured Bank Credit Facility (Domestic)	LGD4 – 52%

Moody’s credit ratings are on a rating scale that ranges from Aaa (highest quality) to C (lowest quality). Moody’s appends numerical modifiers 1, 2, and 3 to each generic rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates a ranking in the lower end of that generic rating category. According to Moody’s credit rating system, obligations rated “B” are considered speculative and are subject to high credit risk.  A “B” rating is the sixth highest of nine categories in Moody’s rating system.

Moody’s corporate family ratings are long-term ratings that reflect the relative likelihood of a default on a corporate family’s debt and debt-like obligations and the expected financial loss suffered in the event of default. A corporate family rating is assigned to a corporate family as if it had a single class of debt and a single consolidated legal entity structure.

Probability of Default Ratings

A probability of default rating is a corporate family-level opinion of the relative likelihood that any entity within a corporate family will default on one or more of its long-term debt obligations. For families in default on all of their long-term debt obligations (such as might be the case in bankruptcy), a probability of default rating of D-PD is assigned. For families in default on a limited set of their debt obligations, the probability of default rating is appended by the indicator “/LD”. Probability of default ratings are on a rating scale that ranges from Aaa-PD (highest rated) to C-PD (lowest rated). Moody’s appends numerical modifiers 1, 2, and 3 to each generic rating classification from Aa-PD through Caa-PD. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates a ranking in the lower end of that generic rating category. According to Moody’s probability of default rating system, corporate families rated “B-PD” are considered speculative and are subject to high default risk. A “B-PD” rating is the sixth highest of nine categories in Moody’s rating system.

Speculative Grade Liquidity Ratings

Moody’s speculative grade liquidity ratings are opinions of an issuer’s relative ability to generate cash from internal resources and the availability of external sources of committed financing, in relation to its cash obligations over the coming 12 months. Speculative grade liquidity ratings consider the likelihood that committed sources of financing will remain available. Other forms of liquidity support will be evaluated and consideration will be given to the likelihood that these sources will be available during the coming 12 months. Moody’s speculative grade liquidity ratings are on a rating scale that ranges from SGL-1 (best liquidity) to SGL-4 (weakest liquidity). A “SGL-3” rating is the third highest of four categories in Moody’s rating system.

Loss Given Default Assessments

Moody’s loss given default assessments are opinions about expected loss given default expressed as a percent of principal and accrued interest at the resolution of the default. The expected loss given default rate is 100% minus the expected value that will be received at default resolution, discounted by the coupon rate back to the date the last debt service payment was made, and divided by the principal outstanding at the date of the last debt service payment. Loss given default assessments are assigned to individual loan, bond, and preferred stock issues. The firm-wide or enterprise expected loss given default rate generally approximates a weighted average of the expected loss given default rates on the firm’s liabilities (excluding preferred stock), where the weights equal each obligation’s expected share of the total liabilities at default. Loss given default assessments are on a rating scale that ranges from “LGD1” (loss range of > 0% and < 10%) to “LGD6” (loss range of > 90% and < 100%). A loss given default assessment of “LGD4” is the fourth highest of six categories in Moody’s assessment system.

The ratings provided in this section are not a recommendation to buy, sell or hold such securities and may be subject to revision or withdrawal at any time by Moody’s.

Purchaser has paid customary rating fees to Moody’s in connection with the abovementioned ratings. Purchaser did not make any payments to Moody’s in respect of any other service provided to the Purchaser by Moody’s.

SCHEDULE “H”

INFORMATION CONCERNING THE COMBINED COMPANY

General

On completion of the Arrangement, Daseke and Purchaser will continue to be corporations governed by the laws of the State of Delaware, and Aveda will continue to be a company governed by the ABCA. After the Effective Date, Daseke will indirectly own all of the outstanding Aveda Shares. There will be no changes in the composition of the Daseke Board or Daseke’s corporate officers resulting from the Arrangement, and Aveda’s operations will be managed and operated as a Subsidiary of Daseke.

Daseke’s corporate name will continue as Daseke, Inc. and its headquarters will remain at 15455 Dallas Parkway, Suite 550, Addison, Texas 75001. Telephone: (972) 248-0412.

Unaudited Pro Forma Condensed Combined Financial Information and Per Share Data

Summary Unaudited Pro Forma Condensed Combined Financial Information

The following table shows summary selected unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) about the financial condition and results of operations of Daseke as at and for the periods indicated below after giving effect to the Arrangement. The following Summary Pro Forma Information is based on the historical consolidated financial statements of Daseke and the historical consolidated financial statements of Aveda, and has been prepared to reflect the Arrangement. The unaudited pro forma condensed combined statement of financial position as of December 31, 2017 gives effect to the proposed Arrangement as if it had occurred as of December 31, 2017. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 gives effect to the Arrangement as if it had occurred as of January 1, 2017. The Summary Pro Forma Information is presented for illustrative purposes only and does not necessarily reflect the results of operations or the financial position of Daseke that actually would have resulted had the Arrangement occurred at the date indicated, nor project the results of operations or financial position of Daseke for any future date or period.

The Summary Pro Forma Information should be read in conjunction with: (i) the notes to the unaudited pro forma condensed combined financial statements of Daseke that give effect to the Arrangement included as Appendix “I” to this Schedule “H”, (ii) the historical consolidated financial statements and related notes of Daseke in its Annual Report on Form 10-K for the year ended December 31, 2017, which are incorporated by reference into the Information Circular, (iii) the consolidated annual financial statements of Aveda and related notes for the fiscal year ended December 31, 2017, which are included as Appendix “I” to Schedule “F” to the Information Circular, and (iv) the management’s discussion and analysis of Aveda for the three months and year ended December 31, 2017, which is included as Appendix “III” to Schedule “F” to the Information Circular.

Aveda’s historical consolidated financial statements were prepared in accordance with IFRS which differ in certain respects from U.S. GAAP. Adjustments were made to Aveda’s historical financial statements to estimate the conversion from IFRS to U.S. GAAP as well as reclassifications to conform Aveda’s historical presentation to Daseke’s accounting presentation. All references to “$” in the table below are to United States dollars.

DASEKE, INC.

Unaudited Pro Forma Condensed Combined Statement of Financial Position as of December 31, 2017

(Expressed in thousands of United States dollars)

	Daseke Historical	Aveda (Note 4)	Pro Forma Adjustments	Notes (See Note 5)	Daseke Combined
Current assets:
Cash	$90,679	$190	$(15,654)	(c),(e),(f),(g)	$75,215
Accounts receivable, net	127,368	36,723	—		164,091
Drivers’ advances and other receivables	4,792	(1)	—		4,791
Current portion of net investment in sales-type leases	10,979	—	—		10,979
Parts supplies	4,653	—	—		4,653
State tax receivable	91	—	—		91
Prepaid and other current assets	28,149	1,379	—		29,528
Total current assets	266,711	38,291	(15,654)		289,348
Property and equipment, net	429,639	70,577	31,636	(a)	531,852
Goodwill	302,702	6,420	(2,320)	(a),(b)	306,802
Intangible assets, net	93,120	2,452	(2,452)	(b)	93,120
Other long-term assets	33,496	775	(1)		34,270
Total assets	$1,125,668	$118,515	$11,209		$1,255,392
Current liabilities:
Accounts payable	$12,488	$17,462	—		$31,066
Accrued expenses and other liabilities	25,876	5,052	21,736	(d)	52,664
Accrued payroll, benefits and related taxes	14,004	1,884	1,116	(i)	15,888
Accrued insurance and claims	12,644	—	—		12,644
Current portion of long-term debt	43,056	—	—		43,056
Total current liabilities	108,068	24,398	22,852		155,318
Line of credit	4,561	30,993	(30,993)	(e)	4,561
Long-term debt, net of current portion	569,740	27,000	(27,000)	(e)	569,740
Deferred tax liabilities	90,434	—	—		90,434
Other long-term liabilities	1,632	—	—		1,632
Total liabilities	774,435	82,391	(35,141)		821,685

Stockholders’ equity:	351,233	36,124	46,350	(j)	433,707
Total liabilities and stockholders’ equity	$1,125,668	$118,515	$11,209		$1,255,392

See accompanying notes to the unaudited condensed combined pro forma financial statements attached as Appendix “I” to this Schedule “H”

DASEKE, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

for the Twelve Months Ended December 31, 2017

(Expressed in thousands of United States dollars per share amounts)

	Daseke Historical	Aveda (Note 4)	Pro Forma Adjustments	Notes (See Note 5)	Daseke Combined
Revenue	$846,304	$154,043	$—		$1,000,347
Operating expenses	839,289	154,925	3,124	(a)	997,338
Income (loss) from operations	7,015	(882)	(3,124)		3,009
Interest income	(398)	—	—		(398)
Interest expense	29,556	5,570	(5,570)	(h)	29,556
Write-off of unamortized deferred financing fees	3,883	—	—		3,883
Other	(740)	34	—		(706)
Total other expense	32,301	5,604	(5,570)		32,335
Income (loss) before provision (benefit) for income taxes	(25,286)	(6,486)	2,446		(29,326)
Provision (benefit) for income taxes	(52,282)	111	—		(52,171)
Net income (loss)	26,996	(6,597)	2,446		22,845

Net income (loss) per common share:
Basic	0.59	(0.13)			0.42
Diluted	0.56	(0.13)			0.41

See accompanying notes to the unaudited condensed combined pro forma financial statements attached as Appendix “I” to this Schedule “H”

APPENDIX “I” TO SCHEDULE “H”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

On April 16, 2018, Daseke, Inc. (“Daseke”) and Aveda Transportation and Energy Services, Inc. (“Aveda”) announced they had entered into an agreement (the “Agreement”) for Daseke to acquire all the issued and outstanding common shares of Aveda (including any common shares issued pursuant to stock options or other convertible securities which are exercised immediately prior to closing) for CAD $0.90 per Aveda common share or 0.0751 Daseke common shares for each Aveda common share held by the Aveda shareholders and an additional earn-out of up to CAD $0.45 per Aveda common share (if any, the “Earn-out”) contingent on Aveda achieving certain EBITDA (as defined below) targets (the “Transaction”). Aveda is one of North America’s largest dedicated rig moving companies and is comprised of Aveda Transportation and Energy Services Inc. and 1277119 Alberta Ltd. located in Alberta, Canada; Rodan Transport (USA) Ltd., and Aveda Transportation and Energy Services (ND) Inc. located in Delaware, USA; and Hodges Trucking Company L.L.C. located in Oklahoma, USA.

For the purpose of achieving certain targets EBITDA is defined as Aveda’s net income (or loss) (calculated in Canadian Dollars, in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”)) before interest, income taxes, depreciation, amortization, and stock-based compensation for the period from June 1, 2018 to May 31, 2019 (“EBITDA Period”), subject to contain other adjustments contained in the Agreement.

“Daseke,” “Daseke’s,” “we,” “us,” “our,” “ours,” the “Company” and words of a similar effect refer to Daseke, Inc. together with its subsidiaries.

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2017

(USD $ in thousands)

	Daseke Historical	Aveda (Note 4)	Pro Forma Adjustments	Notes (See Note 5)	Daseke Combined
Revenue	$846,304	$154,043	$—		$1,000,347
Operating expenses	839,289	154,925	3,124	(a)	997,338
Income (loss) from operations	7,015	(882)	(3,124)		3,009
Interest income	(398)	—	—		(398)
Interest expense	29,556	5,570	(5,570)	(h)	29,556
Write-off of unamortized deferred financing fees	3,883	—	—		3,883
Other	(740)	34	—		(706)
Total other expense	32,301	5,604	(5,570)		32,335
Income (loss) before provision (benefit) for income taxes	(25,286)	(6,486)	2,446		(29,326)
Provision (benefit) for income taxes	(52,282)	111	—		(52,171)
Net income (loss)	26,996	(6,597)	2,446		22,845

Net income (loss) per common share:
Basic	0.59	(0.13)			0.42
Diluted	0.56	(0.13)			0.41

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

AS OF DECEMBER 31, 2017

(USD $ in thousands)

	Daseke Historical	Aveda (Note 4)	Pro Forma Adjustments	Notes (See Note 5)	Daseke Combined
Current assets:
Cash	$90,679	$190	$(15,654)	(c),(e),(f),(g)	$75,215
Accounts receivable, net	127,368	36,723	—		164,091
Drivers’ advances and other receivables	4,792	(1)	—		4,791
Current portion of net investment in sales-type leases	10,979	—	—		10,979
Parts supplies	4,653	—	—		4,653
State tax receivable	91	—	—		91
Prepaid and other current assets	28,149	1,379	—		29,528
Total current assets	266,711	38,291	(15,654)		289,348
Property and equipment, net	429,639	70,577	31,636	(a)	531,852
Goodwill	302,702	6,420	(2,320)	(a),(b)	306,802
Intangible assets, net	93,120	2,452	(2,452)	(b)	93,120
Other long-term assets	33,496	775	(1)		34,270
Total assets	$1,125,668	$118,515	$11,209		$1,255,392
Current liabilities:
Accounts payable	$12,488	$17,462	—		$31,066
Accrued expenses and other liabilities	25,876	5,052	21,736	(d)	52,664
Accrued payroll, benefits and related taxes	14,004	1,884	1,116	(i)	15,888
Accrued insurance and claims	12,644	—	—		12,644
Current portion of long-term debt	43,056	—	—		43,056
Total current liabilities	108,068	24,398	22,852		155,318
Line of credit	4,561	30,993	(30,993)	(e)	4,561
Long-term debt, net of current portion	569,740	27,000	(27,000)	(e)	569,740
Deferred tax liabilities	90,434	—	—		90,434
Other long-term liabilities	1,632	—	—		1,632
Total liabilities	774,435	82,391	(35,141)		821,685

Stockholders’ equity:	351,233	36,124	46,350	(j)	433,707
Total liabilities and stockholders’ equity	$1,125,668	$118,515	$11,209		$1,255,392

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Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial statements (“Pro Forma”) have been prepared in connection with the proposed Transaction. The Pro Forma has been prepared for illustrative purposes only and to give effect to the Transaction pursuant to the assumptions described in Notes 3, 4, and 5 to the Pro Forma. The unaudited pro forma condensed combined statement of financial position as of December 31, 2017 gives effect to the proposed Transaction as if it had occurred as of December 31, 2017. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 gives effect to the Transaction as if it had occurred as of January 1, 2017. Aveda’s financial statements are prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), and have been conformed to U.S. GAAP for inclusion in the Pro Forma. These adjustments are discussed in Note 4(c).

The Pro Forma are based on the historical consolidated financial statements of each of Daseke and Aveda and have been prepared to reflect the Transaction, including the estimated stock issuance and projected financing structure established to fund the Transaction. The Pro Forma do not necessarily reflect the results of operations or the financial position of Daseke that actually would have resulted had the Transaction occurred on the dates indicated, nor project the results of operations or financial position of Daseke for any future dates or periods.

The historical financial information has been adjusted to give pro forma effect to events that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statement of operations and statement of financial position, expected to have a continuing impact on the combined results. The pro forma adjustments have been prepared to illustrate the estimated effect of the Transaction and certain other adjustments. Any non-recurring items directly attributable to the Transaction are included in the unaudited pro forma condensed combined statement of financial position but not in the unaudited pro forma condensed combined statement of operations. In contrast, any non-recurring items that were already included in Daseke’s or Aveda’s historical consolidated financial statements that are not directly related to the Transaction have not been eliminated. The Pro Forma do not reflect the non-recurring cost of any integration activities or benefits from the Transaction including potential synergies that may be generated in future periods.

The pro forma adjustments and allocations of the purchase price of Aveda are based on preliminary estimates of the fair value of the consideration paid and the fair value of the assets acquired and liabilities to be assumed. Because the unaudited pro forma condensed combined financial statements have been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operations may differ significantly from the pro forma amounts included herein. Daseke expects to finalize its allocation of the purchase consideration as soon as practicable following the completion of the Transaction.

The unaudited pro forma condensed combined statement of financial position and the pro forma condensed combined statement of operations should be read in conjunction with:

•                  The accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements

•                  Daseke’s audited consolidated financial statements and accompanying notes as well as Management’s Discussion and Analysis of Financial Condition and Results of Operation, contained in Daseke’s Annual Report on Form 10-K as of and for the year ended December 31, 2017, and

•                  Aveda’s audited consolidated financial statements and related notes, as well as Management’s Discussion and Analysis, as of and for the year ended December 31, 2017.

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The following historical exchange rates were used to translate Aveda’s financial statements and calculate certain adjustments to the pro forma financial statements from CAD $ to USD $ (or “$”):

•                  Average daily closing exchange rate for the year ended December 31, 2017: CAD $1 / USD $0.7712

•                  Closing exchange rate as of December 31, 2017: CAD $1 / USD $0.7971

Note 2. Significant Accounting Policies

The accounting policies used in preparing the unaudited pro forma condensed combined financial statements are set out in Daseke’s Annual Report in Form 10-K for the year ended December 31, 2017. In preparing the unaudited pro forma condensed combined financial statements, a review was undertaken by management of Daseke to identify accounting policy differences between Daseke’s policy elections under US GAAP and Aveda’s use of IFRS where the impact was potentially material and could be reasonably estimated. Aveda’s consolidated financial statements have been adjusted to conform to US GAAP, and Daseke’s accounting policies. These adjustments are discussed in Note 4 (c). Additional accounting differences may be identified after consummation of the proposed Transaction.

Note 3. Description of the Transaction

On April 16, 2018, Daseke announced the acquisition of all the issued and outstanding common shares of Aveda by paying CAD $0.90 for each common share of Aveda (the “Initial Consideration Amount”) to be satisfied by: (i) the number of common shares of Daseke (“Daseke Shares”) equal to the Initial Consideration Amount, to be calculated based on the trailing 10-day volume-weighted average trading price of Daseke Shares on the Nasdaq Stock Market (“Nasdaq”) ending on and including the fifth trading day immediately prior to the date of the public announcement by Daseke of the Transaction (the “Share Consideration”); or (ii) cash consideration equal to the Initial Consideration Amount (the “Cash Consideration”), or (iii) a combination of the Share Consideration and the Cash Consideration. As a part of the transaction, Daseke will assume and pay off the existing debt (“Existing Debt”) of Aveda.

In addition, following the closing of the Transaction, the Earn-out in cash up to CAD $0.45 multiplied by the number of outstanding common shares of Aveda immediately prior to closing may become payable to legacy Aveda shareholders dependent on whether Aveda’s EBITDA exceeds CAD $18.0 million. Following the calculation of EBITDA, Daseke will disburse the Earn-out as follows:

(i)                                     for the payment of any third party for its calculation of EBITDA, if applicable, and

(ii)                                  for the payment to each former shareholder of Aveda of record as of the closing date, an amount calculated as follows:

2.74737 × (EBITDA – CAD $18.0 million) / (number of Aveda common shares outstanding at closing)

The Earn-out is subject in all cases to a maximum payment of CAD $0.45 per Aveda common share.

The Transaction will be accounted for as a business combination in conformity with U.S. GAAP. Accordingly, the assets acquired and liabilities assumed will be recorded based on preliminary estimates of their fair value. The final determination of fair value for purposes of purchase price allocation will be based on, in part, valuation work performed by independent valuation professionals. At this time, aside from determining the fair value of property, plant and equipment, Daseke has not completed the studies necessary to estimate the fair value of the remaining assets and liabilities of Aveda. Accordingly, for purposes of the Pro Forma, the excess of purchase price over the fair value of property, plant and equipment together with the book value of the remaining assets acquired and liabilities assumed is reflected as goodwill.

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The allocation of the purchase price is based on Daseke management’s preliminary estimates and certain assumptions with respect to the fair value associated with the assets and the liabilities to be acquired and the consideration to be paid. The actual fair values of the assets and liabilities may differ materially from the amounts disclosed below in the assumed pro forma purchase price allocation as further analysis is completed. Consequently, the actual allocation of the purchase price is likely to result in different adjustments than those in the unaudited pro forma condensed combined financial statements.

With the currently available information, the number of Daseke Shares to be issued to satisfy the Share Consideration cannot be reasonably estimated. The estimated purchase consideration is based on the assumption that the entire amount of purchase consideration will be satisfied by Cash Consideration. Further, the estimated purchase consideration is determined under the assumption that the Earn-out would be disbursed in full to Aveda shareholders after the end of the EBITDA Period. The estimated allocation of purchase consideration is as follows:

(USD $ in millions)	Amount
Cash Consideration	$43.5
Payment of Existing Debt	55.8
Contingent Consideration	21.7
Total Initial Consideration Amount	$121.0

In addition, Daseke is expected to incur transaction related expenses of approximately USD $0.5 million, which are expected to be paid upon the closing of the Transaction.

The estimated allocation of purchase consideration is as follows:

(USD $ in millions)	Amount
Cash	$0.2
Accounts Receivable	33.0
Prepaid and Other Current Assets	5.1
Property, Plant and Equipment	102.2
Other Assets	0.8
Goodwill/Intangibles	4.1
Current Liabilities	(24.4)
Net Assets Acquired	$121.0

Except for the assets and liabilities identified in the above preliminary allocation of purchase consideration, a deferred tax asset of USD $5.4 million was identified that results mainly from the historical net operating loss of Aveda. Based on the currently available information related to the past and expected future results of operations of Aveda, Daseke has concluded that an equal amount of valuation allowance is needed, resulting in the net deferred tax asset amount to be zero for the purpose of preliminary allocation of purchase consideration.

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Note 4. Historical Aveda Financial Information Adjustments

The historical Aveda financial information was adjusted as follows: (i) to record entries related to alignment of accounting policies (primarily reclassification of financial statement line items) and (ii) to record IFRS to U.S. GAAP adjustments. Additionally, the below amounts have been translated into U.S. dollars based on the criteria and rates described herein.

UNAUDITED PRO FORMA AVEDA ADJUSTED CONSOLIDATED STATEMENT OF

OPERATIONS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2017

(USD $ in thousands)

	Aveda Historical			Aveda Adjusted
	Twelve months ended December 31, 2017	Aveda Reclassified Line Items	Aveda IFRS to US GAAP Adjustments	Twelve months ended December 31, 2017
	Note 4(a)	Note 4(b)	Note 4(c)
Revenue	$154,043	$—	$—	$154,043
Operating expenses	154,572	(34)	387	154,925
Income (loss) from operations	(529)	34	(387)	(882)
Interest income	—	—	—	—
Interest expense	5,570	—	—	5,570
Write-off of unamortized deferred financing fees	—	—	—	—
Other	—	34	—	34
Total other expense	5,570	34		5,604
Income (loss) before provision (benefit) for income taxes	(6,099)	—	(387)	(6,486)
Provision (benefit) for income taxes	111	—	—	111
Net income (loss)	$(6,210)	$—	$(387)	$(6,597)

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UNAUDITED PRO FORMA AVEDA ADJUSTED CONSOLIDATED

STATEMENT OF FINANCIAL POSITION

AS OF DECEMBER 31, 2017

(USD $ in thousands)

	Aveda Historical			Aveda Adjusted
	As of December 31, 2017	Aveda Reclassified Line Items	Aveda IFRS to US GAAP Adjustments	As of December 31, 2017
	Note 4(a)	Note 4(b)	Note 4(c)
Current assets:
Cash	$190	$—	$—	$190
Accounts receivable, net	36,722	1	—	36,723
Drivers’ advances and other receivables	—	(1)	—	(1)
Current portion of net investment in sales-type leases	—	—	—	—
Parts supplies	—	—	—	—
State tax receivable	—	—	—	—
Prepaid and other current assets	2,154	(775)	—	1,379
Total current assets	39,066	(775)	—	38,291

Property and equipment, net	70,577	—	—	70,577
Goodwill	—	—	6,420	6,420
Intangible assets, net	219	—	2,233	2,452
Other long-term assets	—	775		775
Total assets	$109,862	$—	$8,653	$118,515
Current liabilities:
Accounts payable	$—	$17,462	$—	$17,462
Accounts payable & accrued liabilities	24,251	(24,251)	—	—
Income Taxes Payable	147	(147)	—	—
Accrued expenses and other liabilities	—	5,052	—	5,052
Accrued payroll, benefits and related taxes	—	1,884	—	1,884
Accrued insurance and claims	—	—	—	—
Current portion of long-term debt	—	—	—	—
Total current liabilities	24,398	—	—	24,398

Line of credit	30,993	—	—	30,993
Long-term debt, net of current portion	27,000	—	—	27,000
Deferred tax liabilities	—	—	—	—
Other long-term liabilities	—	—	—	—
Total liabilities	82,391	—	—	82,391

Stockholders’ equity:	27,471	—	8,653	36,124
Total liabilities & stockholders’ equity	$109,862	$—	$8,653	$118,515

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(a)         Aveda - Historical

These are Aveda’s historical consolidated statement of operations for the twelve months ended December 31, 2017 and consolidated statement of financial position as of December 31, 2017. They are prepared in accordance with IFRS as issued by the IASB and translated from Canadian dollars to U.S. dollars using the exchange rates mentioned herein.

(b)         Aveda - Reclassified Line Items

Aveda’s reclassified consolidated statement of operations for twelve months ended December 31, 2017 and reclassified consolidated statement of financial position as of December 31, 2017 are directly extracted from Aveda’s audited IFRS consolidated financial statements. These consolidated financial statements are prepared in accordance with IFRS as issued by the IASB and then adjusted to align with Daseke’s presentation of financial statement line items. The reclassification items in the reclassified consolidated statement of financial position mainly include accounts receivable amounts that are long term deposit (USD $0.8 million) in nature; and USD $24.3 million accounts payable amounts that are being reclassified as accounts payable, accrued expenses and accrued compensation according to Daseke’s presentation.

(c)          Aveda — IFRS to U.S. GAAP Adjustments

The financial information illustrates the impact of estimated adjustments made to Aveda’s consolidated financial statements prepared in accordance with IFRS in order to present them on a basis consistent with Daseke’s accounting presentation and policies under US GAAP. These adjustments reflect Aveda’s best estimates based on the information currently available and could be subject to change once more detailed information is obtained. To conform to US GAAP, the following adjustments were made:

(i)                   Adjustment to goodwill and intangible assets to reverse certain impairment losses previously recorded under IFRS for goodwill of USD $6.4 million and for intangible assets of USD $2.2 million, and the related amortization expense of USD $0.4 million for the twelve months ended December 31, 2017. Differences exist between US GAAP and IFRS due to the different requirements for measuring the goodwill and intangible assets impairment loss. Management concluded that such losses would not have been recognized under US GAAP.

Note 5. Pro Forma Adjustments

The unaudited pro forma condensed combined financial statements reflect the following adjustments to give effect to the Transaction as described in Note 3:

(a)         Represents the preliminary estimated fair value of Aveda’s assets acquired and liabilities assumed in the Transaction. The adjustment includes the assumption that the allocation of the estimated difference between consideration and the net fair value of assets acquired and liabilities assumed will be recognized as intangible assets with goodwill. This allocation is preliminary and is subject to change due to several factors including (i) detailed valuations of assets and liabilities which have not been completed as of the date of this circular and (ii) subsequent changes in the fair values of Aveda’s assets and liabilities up to the closing date of the Transaction.

The allocation of the consideration transferred to the estimated fair value of the assets acquired and liabilities assumed resulted in the following purchase price allocation adjustments:

(i)                   An increase in property, plant and equipment of USD $31.6 million to reflect the transportation equipment at fair value of USD $102.2 million. The change in the estimated depreciation expense of USD $3.1 million is based on the straight-line method and the assumed useful life of 10 years.

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(ii)                An increase in goodwill of USD $4.1 million to reflect the residual amount of purchase price after the allocation of purchase price to acquired tangible assets and liabilities.

(b)         Represents the removal of Aveda’s existing goodwill of USD $6.4 million and intangibles assets of USD $2.5 million based on the preliminary purchase price allocation.

(c)          Represents the payment of Cash Consideration of USD $43.5 million to the existing Aveda shareholders and the extinguishment of equity of Aveda at the completion of the Transaction.

(d)         Represents the Earn-out of USD $21.7 million payable to legacy Aveda shareholders based on the assumption that the criteria for the Earn-out in the Agreement will be achieved after the end of the relevant period.

(e)          Represents the assumption and subsequent payment of the fair value of USD $55.8 million on existing debt of Aveda by Daseke at the completion of the Transaction. The original book value of the existing long term debt of Aveda was USD $58.0 million. The difference between the book value and fair value of the long term debt represented the gain from a discount related to the early repayment of certain debt.

(f)           Represents the estimated transaction expenses of USD $1.0 million that are expected to be incurred for the completion of the Transaction. Daseke is expecting to incur USD $0.5 million in transaction expenses and Aveda is expecting to incur USD $0.5 million.

(g)          Represents the Daseke equity offering as of February 15, 2018. Daseke offered 8,545,000 shares of common stock with a sale price of USD $11.43 per share. The proceeds from the common stock offering was USD $84.6 million.

(h)         Represent the removal of USD $5.6 million interest expenses of Aveda assuming the existing debt was paid off as of January 1, 2017.

(i)             Represents bonus and severance payments of $1.1 million related to the completion of the Transaction.

(j)            Historical shareholders’ equity of Aveda will be eliminated at closing of the Transaction. Please refer to Note 3 for a discussion of the determination of the estimated preliminary purchase price which includes total consideration paid to Aveda’s shareholders. The calculation of the pro forma adjustment to total shareholders’ equity is as follows:

(USD $ in thousands)	Amount
Elimination of pre-Acquisition Aveda adjusted equity balances	$(36,124)
Payment of transaction expenses	(1,010)
Severance payments	(1,116)
Impact of Daseke common shares issued	84,600
Total Initial Consideration Amount	$46,350

Note 6. Dilution Impact of Share Consideration

As described in Note 3, the purchase consideration is estimated based on the assumption that the entire amount of purchase consideration will be satisfied by Cash Consideration. If the Aveda shareholders select to be fully compensated in Share Consideration at the completion of the Transaction, the number of Daseke common shares to be issued would be 4,550,600 shares. The election will result in the Basic and Diluted Net Income per Common Share of USD $0.42 and USD $0.41, respectively.

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SCHEDULE “I”

COMPARISON OF RIGHTS OF AVEDA SHAREHOLDERS AND DASEKE STOCKHOLDERS

The rights of Aveda Shareholders are governed by the ABCA and by Aveda’s articles. Following the Arrangement, Aveda Shareholders who receive Daseke Shares as part of the Arrangement will become shareholders of Daseke and as such their rights will be governed by Delaware Law and by the Daseke Certificate and the Daseke By-laws.

The following is a summary of the material differences between the rights of Aveda Shareholders and the rights of stockholders of Daseke. This summary is not a complete comparison of rights that may be of interest, and Aveda Shareholders should therefore read the full text of the Daseke Certificate and Daseke By-laws at www.sec.gov under the Daseke profile and the articles of Aveda at www.sedar.com under the Aveda profile.

	Aveda Shareholder Rights	Daseke Stockholder Rights
Authorized Share Capital

Aveda is authorized to issue an unlimited number of voting common shares and an unlimited number of preferred shares issuable in series.

The board of directors are authorized to set the number of shares that will form any such series of preferred shares and to determine the rights, privileges, restrictions and limitations that will apply to any such series of preferred shares.

Daseke is authorized by the Daseke Certificate to issue 260 million shares of capital stock, consisting of 250 million Daseke Shares, par value US$0.0001 per share, and 10 million shares of preferred stock, par value US$0.0001 per share, 650,000 of which have been designated as Daseke Series A Preferred Stock and the remaining 9.35 million of which are undesignated.

The board of directors may fix preferences, rights, limitations and restrictions on the preferred stock, or any series thereof, to the extent permitted by Section 151 of the Delaware Law.

Voting Rights

The holders of Aveda Shares shall be entitled to notice of and to attend all meetings of shareholders (other than meetings of the holder of any other class of shares meeting as a class or the holders of one or more series of any class of shares meeting as a series) and are entitled to one vote in respect of each Aveda Share held.

Except as provided for in the Daseke Certificate, each holder of shares of common stock is entitled to attend all special and annual meetings of the stockholders of Daseke and to cast one vote for each outstanding share of common stock held of record by such stockholder upon any matter upon which stockholders are entitled to vote generally.

Shareholder Approval of Business Combinations; Fundamental Changes

Under the ABCA, certain extraordinary corporate actions, such as amalgamations, continuances, reorganizations, dissolution or liquidations (winding-ups), arrangements, the sale, lease or exchange of all or substantially all of the property of the corporation other than in the ordinary course of business, require approval by special resolution of the shareholders.

In addition, certain fundamental changes, such as amendment of the corporation’s articles, require approval by special resolution of the shareholders.

In certain instances, where the rights of the holders of a class or series of shares are affected by the alteration differently than those of the holders of other classes or

Under the Delaware Law, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, is generally required to be approved by the holders of a majority of the shares entitled to vote on the matter, unless the certificate of incorporation provides otherwise.

In addition, mergers in which one corporation owns 90% or more of each class of stock of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders. In certain situations, the

	Aveda Shareholder Rights	Daseke Stockholder Rights

series of shares, the alteration is also subject to approval by a special resolution passed by the holders of shares of each class or series so affected, whether or not they are otherwise entitled to vote.

A special resolution is a resolution: (i) passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution at a meeting duly called and held for that purpose; or (ii) signed by all shareholders entitled to vote on the resolution.

Under the ABCA, an arrangement may be used to amalgamate corporations if it is impracticable to effect the amalgamation under any other provision of the ABCA. An arrangement may include one or more corporations formed under the laws of another jurisdiction if the amalgamating corporation is governed by the ABCA. An arrangement generally takes three steps: (i) an interim order seeking approval of process matters for the arrangement such as voting classifications, notice requirements, approval thresholds and appraisal rights; (ii) a special meeting of the shareholders to vote on the arrangement; (iii) a final order seeking approval of the arrangement.

If the court approves the plan, a copy of the order, plan of arrangement and the articles of arrangement are filed with Alberta Corporate Registry to implement the arrangement.

approval of a business combination may require approval by a certain number of the holders of a class or series of shares. Delaware Law does not contain a procedure comparable to a plan of arrangement under the ABCA.

Under Section 203 of Delaware Law, an anti-takeover law prohibiting business combinations with interested stockholders, a corporation generally may not engage in any “business combination” with any interested stockholder for a period of three years after the time that the person became an interested stockholder. These restrictions will not apply if the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by these provisions or if the corporation’s certificate of incorporation or by-laws are amended to contain such a provision or under certain other circumstances. Daseke has not made such an election and thus Daseke is subject to Section 203 of the Delaware Law.

See also “Special Vote Required for Combinations with Interested Shareholders” section below describing certain restrictions on business combinations with interested stockholders.

Special Vote Required for Combinations with Interested Shareholders	The ABCA does not contain a provision comparable to Section 203 of Delaware Law with respect to business combinations.

Section 203 of Delaware Law provides (in general) that a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time that the person became an interested stockholder. The prohibition on business combinations with interested stockholders does not apply if: (i) the board of directors of the corporation, prior to the time of the transaction in which the person became an interested stockholder, approves (a) the business combination or (b) the transaction in which the stockholder becomes an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested

	Aveda Shareholder Rights	Daseke Stockholder Rights

stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or (iii) the board of directors and the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder approve the business combination on or after the time of the transaction in which the person became an interested stockholder.

For the purpose of Section 203 of Delaware Law, an interested stockholder generally means any person who: (i) owns 15% or more of the outstanding voting stock of the corporation; or (ii) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation at any time within the previous three years and the affiliates and associates of such person.

Appraisal Rights; Rights to Dissent

Under the ABCA, subject to specified exceptions, shareholders of a corporation are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable where the corporation resolves to: (i) amend its articles to add, change or remove restrictions or constraining the issue or transfer of shares of that class; (ii) amend its articles to add, change or remove any restrictions on the business or businesses that the corporation may carry on; (iii) amend its articles to add or remove an express statement establishing the unlimited liability of the shareholders; (iv) amalgamate with another corporation (in specified instances); (v) be continued under the laws of another jurisdiction; or (vi) sell, lease or exchange all or substantially all its property.

For the purposes of the dissent provisions of the ABCA, fair value is determined as of the close of business on the last business day before the day on which the resolution from which the shareholder dissents was adopted. Either the corporation or the dissenting shareholder (in certain circumstances) may apply to the Court to fix the fair value of the shares

Under Delaware Law, a stockholder of a corporation does not have appraisal rights in connection with a merger or consolidation, if, among other things: (i) the corporation’s shares are listed on a national securities exchange or held of record by more than 2,000 stockholders; or (ii) the corporation will be the surviving corporation of the merger and no vote of its stockholders is required to approve the merger. Delaware Law grants appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock.

However, a stockholder is entitled to appraisal rights in the case of a merger or consolidation if the stockholder is required to accept in exchange for the shares anything other than: (i) shares of stock of the corporation surviving or resulting from the merger or consolidation; (ii) shares of any other corporation that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders; (iii) cash instead of fractional shares of the corporation; or (iv) any combination of the foregoing.

	Aveda Shareholder Rights	Daseke Stockholder Rights
held by the dissenting shareholder.

Compulsory Acquisition; Short-Form Merger

Under the ABCA, if within the time limited in a take-over bid for its acceptance or within 120 days after the date of a take-over bid, whichever period is shorter, the bid is accepted by the holders of not less than 90% of the shares of any class of shares to which the take-over bid relates, other than shares of that class held at the date of the take-over bid by or on behalf of the offeror or an affiliate or associate of the offeror, the offeror is entitled, on the bid being so accepted and on complying with the relevant provisions of the ABCA, to acquire the shares of that class held by dissenting offerees.

An offeror may acquire shares held by a dissenting offeree by sending by registered mail within 60 days after the date of termination of the takeover bid and in any event within 180 days after the date of the take-over bid, an offeror’s notice to each dissenting offeree stating that: (i) the offerees holding not less than 90% of the shares to which the bid relates have accepted the take-over bid; (ii) the offeror is bound to take up and pay for or has taken up and paid for the shares of the offerees who accepted the take-over bid; and (iii) a dissenting offeree is required to elect to transfer the offeree’s shares to the offeror on the terms on which the offeror acquired the shares of the offerees who accepted the take-over bid, or to demand payment of the fair value of the offeree’s shares by notifying the offeror within 20 days after the offeree receives the offeror’s notice.

Under Delaware Law, a corporation which owns at least 90% of the shares of each class of stock of a second corporation may unilaterally merge with the second corporation without the vote of the second corporation’s board of directors or stockholders.

Oppression Remedy

Under the ABCA a “complainant” may apply to the Court for an order to rectify matters relating to oppression or unfairness.

A complainant means: (i) a registered holder or beneficial owner, or a former registered holder or beneficial owner, of a security of a corporation or any of its affiliates; (ii) a director or an officer or a former director or officer of a corporation or of any of its affiliates; (iii) a creditor; or (iv) any other person who, in the discretion

Although Daseke’s directors and officers are subject to fiduciary duties that include the duty of loyalty (i.e., a duty to act in a manner believed to be in the best interest of the corporation and its stockholders) and duty of care, there is no remedy under Delaware case law that is comparable to the ABCA’s oppression remedy.

	Aveda Shareholder Rights	Daseke Stockholder Rights

of the Court, is a proper person to make such an application.

If, on an application, the Court is satisfied that in respect of a corporation or any of its affiliates:

(i) any act or omission of a corporation or its affiliates effects a result;

(ii) the business or affairs of a corporation or its affiliates are or have been carried on or conducted in a manner; or

(iii) the powers of the directors of the corporation or any of its affiliates are or have been exercised in a manner,

that is oppressive or unfairly prejudicial to, or that unfairly disregards the interests of any security holder, creditor, director or officer, the Court may make an order to rectify the matters complained of. The Court may make any final order it thinks fit to rectify the matters complained of, subject to certain exception provided for under the ABCA.

The oppression remedy provides the Court with extremely broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders. While conduct that is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the Court’s jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of such legal and equitable rights.

Shareholder Consent to Action Without a Meeting

Under the ABCA, shareholder action without a meeting may be taken by a consent resolution of shareholders provided that the resolution is signed by all shareholders entitled to vote on the resolution. A consent resolution of the shareholders is as valid and effective as if it was a resolution passed at a meeting of shareholders.

Under Delaware Law, unless otherwise provided in the certificate of incorporation, any action that can be taken at a meeting of the stockholders may be taken without a meeting and without prior notice if written consent to the action is signed by the holders of outstanding stock having the minimum number of votes necessary to authorize or take the action at a meeting of the stockholders.

The Daseke Certificate restricts stockholder action by written consent and, subject to the rights of the holders of any outstanding series of the preferred stock,

	Aveda Shareholder Rights	Daseke Stockholder Rights
any action required or permitted to be taken by the stockholders of Daseke must be effected by a duly called annual or special meeting of such holders.

Requisition of Shareholders’ Meetings

Under the ABCA the registered holders or beneficial owners of not less than 5% of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of the shareholders for the purposes stated in the requisition, but the beneficial owners of shares do not thereby acquire the direct right to vote at the meeting that is the subject of the requisition.

Subject to certain exceptions, if the directors do not call a shareholders’ meeting within 21 days after receiving the requisition, any registered holder or beneficial owner of shares who signed the requisition may call the meeting.

Under Delaware Law, a special meeting of stockholders may be called only by the board of directors or by persons authorized in the certificate of incorporation or the by-laws.

The Daseke By-Laws and Daseke Certificate provide that special meetings of the stockholders may only be called by the Chairman of the Board, the Chief Executive Officer or at the direction of the Daseke Board, pursuant to a resolution adopted by a majority of the Daseke Board.

Distributions and Dividends; Repurchases and Redemptions

Under the ABCA, subject to any restrictions in its articles or a unanimous shareholders’ agreement, a corporation may declare a dividend and pay that dividend out of profits, capital or otherwise by issuing shares or warrants, or in property, including money, unless there are reasonable grounds for believing that the corporation is insolvent, or the payment of the dividend would render the corporation insolvent.

The ABCA provides that no special rights or restrictions attached to a series of shares confer on the series a priority in respect of dividends or return of capital over any other series of shares of the same class. However, special rights and restrictions may confer preferential treatment on one or more class of shares to the detriment of other classes of shares with respect to dividends.

Under the ABCA, the purchase or other acquisition by a corporation of its shares is generally subject to solvency tests similar to those applicable to the payment of dividends, being that the corporation is able to purchase or otherwise acquire shares issued by it, provided that its shall not do so if after the payment, purchase or

Under Delaware Law, a corporation may, subject to any restrictions in its certificate of incorporation, pay dividends out of capital surplus and, if there is no surplus, out of net profits for the current and/or the preceding fiscal year, unless the net assets of the corporation are less than the capital represented by issued and outstanding shares having a preference on asset distributions. Surplus is defined in Delaware Law as the excess of the net assets over capital, as such capital may be adjusted by the board.

A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital any of its own shares that are entitled upon any distribution of its assets to a preference over another class or series of its stock, or, if no shares entitled to such a preference are outstanding, any of its own shares, if such shares will be retired upon their acquisition and the capital of the corporation reduced accordingly.

Daseke has never paid any cash or other dividends on its common stock.

	Aveda Shareholder Rights	Daseke Stockholder Rights

acquisition there are reasonable grounds to believe that; (i) it would be unable to pay its liabilities as they came due; (ii) the realizable value of its assets would be less than an aggregate of its liabilities and stated capital of all classes of shares.

Under the ABCA, and subject to solvency tests similar to those applicable to the payment of dividends and the purchase of shares (as set out above), a corporation may redeem, on the terms and in the manner provided in its articles, any of its shares that have a right of redemption attached to them. Aveda’s articles do no not contain a right of redemption for any of Aveda’s authorized share classes.

Number of Directors; Vacancies on the Board of Directors

The ABCA provides that a public corporation must have at least three directors (at least two of whom are not officers or employees of the corporation or its affiliates). Aveda’s articles provide that the number of directors may be fixed from time to time by ordinary resolution of the shareholders, but if the company is a reporting issuer the number shall never be fewer than three (3).

Generally, shareholders of a corporation shall, by ordinary resolution at the first meeting of shareholders and at each succeeding annual meeting at which an election of directors is required, elect directors to hold office for a term expiring not later than the close of the next annual meeting of shareholders following the election. The directors of Aveda may, between annual general meetings, appoint one or more additional directors to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed 1/3 of the number of directors who held office at the expiration of the last annual meeting of the company.

Under the ABCA, subject to the articles or a unanimous shareholders’ agreement, a quorum of directors may fill a vacancy among the directors, except a vacancy resulting from an increase in the number or minimum number of directors, or from a failure to elect the number or minimum number of directors required by the

Delaware Law provides that the board of directors of a corporation shall consist of one or more members.

The Daseke Certificate provides that the number of directors that constitutes the board of directors shall be the number from time to time fixed by resolution of the Daseke Board and shall be eight upon the filing of the Daseke Certificate, subject to the rights of any holder of any series of preferred stock to elect directors.

Under Delaware Law, a vacancy or a newly created directorship may be filled by a majority of the remaining directors, although less than a quorum, unless otherwise provided in the certificate of incorporation or by-laws.

The Daseke Certificate provides that newly created directorships resulting from an increase in the number of directors and any vacancies on the Daseke Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders). Any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such

	Aveda Shareholder Rights	Daseke Stockholder Rights

articles.

If there is not a quorum of directors, or if there has been a failure to elect the number or minimum number of directors required by the articles, the directors then in office shall call a special meeting of shareholders to fill the vacancy and, if they fail to call a meeting or if there are no directors then in office, the meeting may be called by any shareholder.

If the holders of any class or series of shares of a corporation or any other class of persons have an exclusive right to elect one or more directors and a vacancy occurs among those directors, only the remaining directors elected by that class or series may fill the vacancy, except a vacancy resulting from an increase in the number or minimum number of directors for that class or series, or from a failure to elect the number or minimum number of directors for that class or series. If there are no such remaining directors, any holder of shares of that class or series or any member of that other class of persons may call a meeting of those shareholders or those persons for the purpose of filling the vacancy.

director’s earlier death, resignation, retirement, disqualification or removal. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of one or more series of the preferred stock have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the preferred stock as set forth in the Daseke Certificate.

Constitution and Residency of Directors	Under the ABCA at least 25% of the directors of a corporation must be resident Canadians.

Delaware Law does not have any residency requirements, but a corporation can prescribe qualifications for directors under its certificate of incorporation or by- laws. Neither the Daseke Certificate nor the Daseke By-laws provide for any such qualifications for directors.

Removal of Directors; Terms of Directors

Under the ABCA and subject to certain limited exceptions, the shareholders of a corporation may by ordinary resolution at a special meeting remove any director or directors from office.

If the holders of any class or series of shares of a corporation have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

Aveda’s directors are elected by ordinary resolution at annual meetings of the shareholders for a term not longer than the close of the following annual meeting.

Under Delaware Law, except in the case of a corporation with a classified board of directors or with cumulative voting, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. In the case of a corporation with a classified board of directors, stockholders may remove a director only for cause.

Pursuant to the Daseke Certificate and the Daseke By-Laws, Daseke has a classified board of directors and the holders of shares of common stock do not have cumulative voting rights. The Daseke

	Aveda Shareholder Rights	Daseke Stockholder Rights

Aveda’s by-laws provide that directors may be removed by ordinary resolution of the shareholders passed at a special meeting. The resulting vacancy may be filled at the meeting, or if not so filled, may be filled by the directors.

Certificate provides that any or all of the directors may be removed at any time, but only for cause and only by the holders of a majority of the voting power of all then outstanding shares then entitled to vote at an election of directors, voting together as a single class.

Indemnification of Directors and Officers

Under the ABCA, except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding in which the director or officer is made a party by reason of being or having been a director or officer of that corporation or body corporate, if: (i) the director or officer acted honestly and in good faith with a view to the best interests of the corporation; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful.

Under the ABCA, a corporation may also, with the approval of the Court indemnify a person referred to above in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if the person fulfills the conditions set out in clauses (i) and (ii) above.

A person referred to in paragraph one above is entitled to indemnity from the

Under Delaware Law, a corporation is generally permitted to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the individual’s conduct was unlawful. That determination must be made by: (i) a majority of the disinterested directors, even though less than a quorum; (ii) a committee of disinterested directors designated by a majority vote of disinterested directors, even though less than a quorum; (iii) independent legal counsel, regardless of whether a quorum of disinterested directors exists; or (iv) a majority vote of the stockholders at a meeting at which a quorum is present. Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation.

Delaware Law requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. Under Delaware Law, a corporation may advance expenses relating to the defense of any proceeding to directors and officers contingent upon those individuals’ commitment to repay any advances, unless it is determined ultimately that those individuals are not

Aveda Shareholder Rights	Daseke Stockholder Rights

corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defense of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity: (a) was substantially successful on the merits in the person’s defence of the action or proceeding; (b) fulfills the conditions set out in clauses (i) and (ii) above; and (c) is fairly and reasonably entitled to indemnity.

The by-laws of Aveda provide that, subject to the limitations in the ABCA, the company shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the corporation or any such body corporate) and his heirs and legal representatives, against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or such body corporate, if:

(a) he acted honestly and in good faith with a view to the best interests of the corporation; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The by-laws further provide that the corporation may purchase and maintain such insurance for the benefit of any person referred to in the above provision against any liability incurred by him, as the board may from time to time determine.

entitled to be indemnified.

The Daseke Certificate and Daseke By-Laws require Daseke to indemnify and hold harmless, to the fullest extent permitted by applicable law, each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of Daseke or, while a director or officer of Daseke, is or was serving at the request of Daseke as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. Daseke is required to pay the expenses (including attorneys’ fees), to the fullest extent not prohibited by applicable law, incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified. The rights to indemnification and advancement of expenses conferred are contract rights and continue as to an indemnitee who has ceased to be a director, officer, employee or agent and

	Aveda Shareholder Rights	Daseke Stockholder Rights

inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing, except for proceedings to enforce rights to indemnification and advancement of expenses, Daseke shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by its board of directors.

Limited Liability of Directors

Directors and officers of an ABCA corporation in discharging their duties are required to act honestly and in good faith with a view to the best interests of the corporation, and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. These statutory duties are in addition to duties under common law and equity.

Under the ABCA, directors of a corporation who vote for or consent to a resolution authorizing the issue of a share for consideration other than money are jointly and severally liable to the corporation to make good any amount by which the consideration received by the corporation is less than the fair equivalent of the money that the corporation would have received if the share had been issued for money on the date of the resolution.

A director is not liable under the foregoing if the director proves that the director did not know and could not reasonably have known that the share was issued for consideration less than the fair equivalent of the money that the corporation would have received if the share been issued for money.

Directors of a corporation who vote for or consent to certain resolutions authorizing payments or distributions contrary to specified provisions of the ABCA are jointly and severally liable to restore to the corporation any amounts so paid and the value of any property so distributed, and not otherwise recovered by the corporation.

Under the ABCA, a director is not subject

Delaware Law permits the adoption of a provision in a corporation’s certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its stockholders by reason of a director’s breach of the fiduciary duty of care. Delaware Law does not permit any limitation of the liability of a director for: (i) breaching the duty of loyalty to the corporation or its stockholders; (ii) failing to act in good faith; (iii) engaging in intentional misconduct or a known violation of law; (iv) obtaining an improper personal benefit from the corporation; or (v) paying a dividend or approving a stock repurchase that was illegal under applicable law.

The Daseke Certificate provides that no director of Daseke will be personally liable to Daseke or Daseke’s stockholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under Delaware Law.

	Aveda Shareholder Rights	Daseke Stockholder Rights

to statutory liability for the above acts if the director exercises the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances, including reliance in good faith on: (i) financial statements of the corporation represented to the director by an officer of the corporation or in a written report of the auditor of the corporation to reflect fairly the financial condition of the corporation; or (ii) an opinion or report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person.

Further, a director is not liable for certain assets if the director did not know and could not reasonably have known that the act done by the director or authorized by the resolution voted for or consented to by the director was contrary to the ABCA.

Derivative Actions

Under the ABCA, a complainant may apply to the Court for permission to bring an action in the name and on behalf of the corporation or any of its subsidiaries, or intervene in an action to which a corporation or any of its subsidiaries is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the corporation or subsidiary (a “Derivative Action”.

No permission may be granted unless the Court is satisfied that: (i) the complainant has given reasonable notice to the directors of the corporation or its subsidiary of the complainant’s intention to apply to the Court to bring a Derivative Action, if the directors of the corporation or its subsidiary do not bring, diligently prosecute, defend or discontinue the action (“Reasonable Notice”); (ii) the complainant is acting in good faith; and (iii) it appears to be in the interests of the corporation or its subsidiary that the action to be brought, persecuted or discontinued.

When all the directors of the corporation or its subsidiary have been named as defendants, Reasonable Notice is not required.

Under the ABCA, the court upon the final

Under Delaware Law, a stockholder bringing a derivative suit must have been a stockholder at the time of the wrong complained of or the stockholder must have received stock in the corporation by operation of law from a person who was such a stockholder at the time of the wrong complained of. In addition, the stockholder must remain a stockholder throughout the litigation. There is no requirement under Delaware Law to advance the expenses of a lawsuit to a stockholder bringing a derivative suit.

	Aveda Shareholder Rights	Daseke Stockholder Rights

disposition of a derivative action may make any order it determines to be appropriate. In addition, under the ABCA, a court may order a corporation or its subsidiary to pay the complainant’s interim costs, including legal fees and disbursements. However, the complainant may be held accountable for the costs on final disposition of the action.

Advance Notification Requirements for Proposals of Shareholders

Under the ABCA, a proposal may be made by certain registered or beneficial holders of shares entitled to be voted at an annual meeting of shareholders. To be eligible to submit such a proposal, a shareholder must be the registered or beneficial holder of, or have the support of the registered or beneficial holders of: (i) at least 1% of the total number of outstanding voting shares of the corporation; or (ii) voting shares whose fair market value is at least $2,000. Such registered or beneficial holder(s) must have held such shares for an uninterrupted period of at least two years immediately prior to the date of the signing of the proposal and such shareholder shall not have, within two years before the date of the signing of the proposal, failed to present, in person or by proxy, at an annual general meeting, an earlier proposal submitted by such shareholder in response to which the corporation complied with its obligations under the ABCA. A proposal under the ABCA must include the name and address of the person submitting the proposal, the names and addresses of the person’s supporters and the number of shares of the corporation, carrying the right to vote at annual general meetings that are owned by such person(s).

If the proposal and a written statement in support of the proposal (if any) are submitted at least 90 days before the anniversary date of the previous annual meeting and the proposal and written statement (if any) meet other specified requirements, then the corporation must either set out the proposal, including the names and mailing addresses of the submitting person and supporters and the written statement (if any), in the

Under the Daseke By-laws, a stockholder who is a stockholder of record both at the time the stockholder gives proper notice to the Secretary of Daseke and on the record date for the determination of stockholders entitled to vote at the meeting, and who complies with the notice procedures, may propose business to be considered at a stockholders annual meeting, including nominations of candidates for election to the board of directors.

Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to Daseke’s notice of meeting. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant the notice procedures for described in “Advance Notice for Nomination of Directors”, below.

Advance Notice for Business

For business to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must have given timely notice in writing to the Secretary of Daseke, and constitute a proper matter for stockholder action. A stockholder’s notice relating to an annual meeting must be received by the Secretary at Daseke’s principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is not within 45 days before or after such anniversary date, the Secretary of Daseke must receive the notice not earlier than the opening of business on the 120th day prior

Aveda Shareholder Rights	Daseke Stockholder Rights

information circular of the corporation or attach the proposal and written statement thereto.

The corporation may refuse to process a proposal if the corporation, at the request of the registered holder or beneficial owner of shares, included a proposal in a management proxy circular relating to a meeting of shareholders held within two years preceding the receipt of the request and the registered holder or beneficial owner of shares failed to present the proposal, in person or by proxy, at the meeting. The corporation may also refuse to process a proposal if substantially the same proposal was submitted to registered holders or beneficial owners of shares in a management proxy circular or a dissident’s proxy circular relating to a meeting of shareholders held within two years preceding the receipt of the request of the registered holder or beneficial owner of shares and the proposal was defeated. In addition, the corporation may refuse to process a shareholder proposal in accordance with the ABCA if it clearly appears that the proposal was submitted primarily for the purposes of addressing a personal grievance against the corporation or its directors, officers or security holders, or primarily for promoting general economic, political, racial, religious, social or similar causes.

If a corporation refuses to process a proposal, the corporation shall notify the person making such proposal in writing within 10 days after its receipt of the proposal of its decision in relation to the proposal and the reasons therefor. In any such event, the person submitting the proposal may make application to a court for a review of the corporation’s decision and a court may restrain the holding of the annual general meeting and make any further order it considers appropriate. In addition, a corporation or any person claiming to be aggrieved by a proposal may apply to a court for an order permitting or requiring the corporation to refrain from processing the proposal and the court may make such order as it to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on 10th day following the day on which public announcement of the date of such meeting is first made by Daseke.

Included in such notice must be: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend the Daseke By-Laws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting; (ii) the name and record address of the stockholder and beneficial owner, if any, on whose behalf the proposal is made; (iii) the class or series and number of shares of capital stock of Daseke that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made; (iv) a description of all arrangements or understandings between the proposing stockholder and beneficial owner, if any, on whose behalf the proposal is made, and any other person or persons (including their names) in connection with the proposal; (v) any material interest of the proposing stockholder and beneficial owner, if any, on whose behalf the proposal is made; and (vi) a representation that the proposing stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. The foregoing notice requirements will be satisfied by a stockholder if the stockholder has notified Daseke of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended, and such stockholder has complied with the requirements of such rule.

Advance Notice for Nomination of Directors

Aveda Shareholder Rights	Daseke Stockholder Rights
considers appropriate. Aveda has not adopted advance notice by-laws.

Nominations of persons for election to the board of directors at any annual meeting, or at any special meeting called for the purpose of electing directors as set forth in the notice of special meeting, may be made by any stockholder of record of Daseke who is a stockholder both at the time the stockholder gives proper notice to the Secretary of Daseke and on the record date for the determination of stockholders entitled to vote at the meeting. A stockholder’s notice relating to an annual meeting must be made in accordance with the timelines described for “Advance Notice for Business”, above. A stockholder’s notice relating to a special meeting called for the purpose of electing directors must be made not later than the close of business on 10th business day following the day on which public announcement of the date of such meeting is first made by Daseke.

Included in such notice must be: (i) the following information regarding each proposed nominee (A) the name, age, business address and residence address, (B)  principal occupation or employment, (C)  the class or series and number of shares of capital stock of Daseke that are owned beneficially or of record, and (D) any other information that would be required to be disclosed in a proxy statement or other required filings in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; and (ii) the following information regarding the stockholder giving the notice (A)  the name and record address of such stockholder and beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of Daseke that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the

	Aveda Shareholder Rights	Daseke Stockholder Rights

beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation by such stockholder to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Written consent of each proposed nominee to being named as a nominee and to serve as a director if elected must also be included.

See Sections 2.7 and 3.2 of the Daseke By-Laws for additional requirements for stockholder proposals and more information on the notice requirements.

Shareholder Rights Plans	Aveda does not have a shareholder rights plan.	Daseke does not have a shareholder rights plan.

Inspection of Books and Records

Under the ABCA: (i) directors may examine certain books and records of the corporation free of charge; (ii) shareholders may request one copy of the articles, by-laws, unanimous shareholders’ agreement and any amendments thereto free of charge; (iii) creditors may examine certain records of the corporation, excluding any unanimous shareholders’ agreement and any amendments thereto, for a reasonable fee and may make copies of those records; and (iv) any person may examine certain notices and the corporation’s security register on payment of a reasonable fee, and may make copies of those records.

Public companies must allow all persons to inspect certain records of the corporation, subject to the satisfaction of certain conditions.

Under Delaware Law, any stockholder, in person or by attorney or other agent, may, upon written demand, inspect the corporation’s books and records for a proper purpose.

Amendment of Governing	Under the ABCA, the articles of a corporation may be amended by special	Under Delaware Law, a corporation’s certificate of incorporation may be

	Aveda Shareholder Rights	Daseke Stockholder Rights
Documents

resolution being a resolution passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted on that resolution or signed by all the shareholders entitled to vote on that resolution.

In certain specified circumstances holders of a class or series of shares are entitled to vote separately as a class or series on a proposal to amend the articles, whether or not such class or series of shares otherwise carry the right to vote.

Under the ABCA, directors may, by resolution, make, amend or repeal by-laws, and are required to submit a by-law or an amendment or a repeal of a by-law to the shareholders at the next shareholder meeting for approval by ordinary resolution being a resolution passed by a majority of the votes cast by shareholders who voted on that resolution or signed by all the shareholders entitled to vote on that resolution.

Aveda’s by-laws provide that the Board may adopt, amend or repeal by-laws (subject to confirmation by the shareholders in accordance with the ABCA).

amended if: (i) the board of directors sets forth the proposed amendment in a resolution, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of stockholders; and (ii) the holders of a majority of shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

In addition, under Delaware Law, class voting rights exist with respect to amendments to the certificate of incorporation that adversely affect the terms of the shares of a class. Class voting rights do not exist as to other extraordinary matters, unless the certificate of incorporation provides otherwise.

Under Delaware Law, the board of directors may amend a corporation’s by-laws if so authorized in the certificate of incorporation.

The Daseke Certificate and Daseke By-Laws provide that the Daseke By-Laws may be altered or repealed by the Daseke Board.

The stockholders of a Delaware corporation have the power to amend by-laws by the affirmative vote of a majority of outstanding stock entitled to vote thereon.